    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 20, 1996


                                                       REGISTRATION NO. 333-6651
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                          BEVERLY BANCORPORATION, INC.
             (Exact name of Registrant as specified in its charter)

           DELAWARE                          6712                  36-4090152
 (State or other jurisdiction    (Primary standard industrial   (I.R.S. employer
              of                 classification code number)     identification
incorporation or organization)                                      number)

                              1357 W. 103RD STREET
                            CHICAGO, ILLINOIS 60643
                                 (312) 881-2214
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                               JOHN D. VAN WINKLE
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          BEVERLY BANCORPORATION, INC.
                              1357 W. 103RD STREET
                            CHICAGO, ILLINOIS 60643
                                 (312) 881-2223

           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------

                                    COPY TO:

         Louis E. Rosen, Esq.                     Matthew C. Boba, Esq.
        Lord, Bissell & Brook                       Chapman and Cutler
       115 South LaSalle Street                   111 West Monroe Street
       Chicago, Illinois 60603                   Chicago, Illinois 60603

                            ------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED AUGUST 20, 1996


                                1,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

    All of the shares of Common Stock, par value $.01 per share (the "Common Stock"), offered hereby are being issued and sold by Beverly Bancorporation, Inc. (the "Company").


    The Company's Common Stock is traded occasionally in the over-the-counter market and the bid price is quoted in the National Quotation Bureau's "pink sheets." It is currently estimated that the initial public offering price per share will be between $14.00 and $16.00. See "Market for Common Stock and Dividends." For information relating to the determination of the initial public offering price of the Common Stock, see "Underwriting." The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "BEVB."


    INVESTORS SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH UNDER "RISK FACTORS" BEGINNING ON PAGE 6.
                            ------------------------
THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR
   DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE
      CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION
                   INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                           CONTRARY IS A CRIMINAL OFFENSE.

                                                             UNDERWRITING      PROCEEDS TO
                                           PRICE TO PUBLIC   DISCOUNT (1)      COMPANY (2)
Per Share................................         $                $                $
Total (3)................................         $                $                $

(1) See "Underwriting" for information concerning indemnification arrangements with the Underwriters.

(2) Before deducting expenses of the offering, estimated at $450,000.

(3) The Company has granted the Underwriters a 30-day option to purchase up to 150,000 additional shares of Common Stock solely to cover over-allotments, if any, on the same terms and conditions as shown above. If such option is exercised in full, the total Price to Public, Underwriting Discount and
    Proceeds to Company will be $        , $        and $        , respectively.

    The shares of Common Stock being offered hereby are being offered severally by the Underwriters named herein subject to receipt and acceptance by them and subject to the right to reject any order in whole or in part. See "Underwriting." It is anticipated that delivery of the certificates for the shares of Common Stock will be made against payment therefor on or about August
  , 1996.
                            ------------------------

                         HOWE BARNES INVESTMENTS, INC.

August   , 1996

                                     [MAP]

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    The Company intends to furnish its stockholders with annual reports containing financial statements audited by an independent public accounting firm for each fiscal year and with quarterly reports containing unaudited summary information for the first three quarters of each fiscal year.

                               PROSPECTUS SUMMARY


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION CONTAINED IN THIS PROSPECTUS (I) ASSUMES THE REINCORPORATION OF BEVERLY BANCORPORATION, INC., AN ILLINOIS CORPORATION ("BEVERLY ILLINOIS"), AS A DELAWARE CORPORATION, WHICH TOOK PLACE ON AUGUST 16, 1996 (THE "REINCORPORATION"), (II) GIVES EFFECT TO THE ISSUANCE OF FIVE SHARES OF COMMON STOCK OF THE COMPANY FOR EACH SHARE OF COMMON STOCK OF BEVERLY ILLINOIS IN CONNECTION WITH THE REINCORPORATION AND ALL STOCK DIVIDENDS PAID THROUGH THE DATE HEREOF, AND (III) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH IN "RISK FACTORS."


                                  THE COMPANY

    Beverly Bancorporation, Inc. (the "Company") is a community-based financial services holding company headquartered in Chicago, Illinois. Through its subsidiaries, the Company provides a full range of banking services and also provides personal and corporate trust services. The Company's principal operating subsidiaries are Beverly Bank, Beverly Bank Matteson, First National Bank of Wilmington ("Wilmington") and Beverly Bank Lockport (collectively, the "Banks"), and Beverly Trust Company ("Beverly Trust"). The Banks are chartered as Illinois state banks, with the exception of Wilmington, which was federally chartered in 1863 and is the second oldest active national bank in Illinois.

    The Banks are community-oriented, full-service commercial banks, providing a full range of banking services to individuals, small-to-medium-sized businesses, and not-for-profit organizations. The Banks operate out of 12 full-service locations in the south and southwest parts of the Chicago metropolitan area, a business development office located in downtown Chicago and a mortgage origination office located in Naperville, Illinois. Through Wilmington, the Company also operates a full-service insurance agency and a residential mortgage brokerage business and offers a broad range of annuities and mutual funds through a relationship with a securities firm. Beverly Trust provides a wide array of trust services for individuals and corporations. As of June 30, 1996, Beverly Trust managed $277.1 million in assets, primarily in the areas of personal living trusts and corporate employee benefit plans, and administered more than 3,000 land trusts.


    As of December 31, 1995, the Company's total assets were $591.2 million and net income for the year ended December 31, 1995 was $6.2 million, with a return on average assets of 1.09% and a return on average equity of 13.37% for the year then ended. As of June 30, 1996, the Company's total assets had grown to $614.6 million, with net income of $3.0 million for the six months then ended, an increase in net income of 5.4% from the six months ended June 30, 1995.


    The Company's strategy is to continue to increase its core banking business through its commercial community banking presence and its retail product sales and distribution system. The Company will also pursue an increased market share in personal and corporate trust services and intends to further develop its securities sales and insurance activities. Where opportunities arise, the Company may seek to augment its internal growth through the establishment of additional branches and offices, as well as acquisitions or joint ventures in both banking and non-banking areas. In 1996, Wilmington formed a joint venture, currently in its initial stages, with a prominent realtor for the purpose of increasing its mortgage origination business.


    The Company was incorporated in Delaware on June 13, 1996 as a wholly-owned subsidiary of Beverly Bancorporation, Inc., an Illinois corporation ("Beverly Illinois"). Beverly Illinois was organized in 1969 and prior to the Reincorporation owned all of the outstanding capital stock of the Banks and Beverly Trust. Pursuant to the Reincorporation, which took place on August 16, 1996, Beverly Illinois was merged with and into the Company and the Company is the surviving corporation. As a result of the Reincorporation, the Company owns all of the outstanding capital stock of the Banks and Beverly Trust. In connection with the Reincorporation, each outstanding share of common stock of Beverly Illinois was converted into five shares of Common Stock of the Company.


    The Company intends to merge Beverly Bank, Beverly Bank Matteson and Beverly Bank Lockport with and into Wilmington by year-end 1996. Pursuant to the merger, Wilmington will be renamed Beverly National Bank and will remain a nationally chartered bank. The anticipated result of the merger, assuming all regulatory approvals are received, will be to consolidate the operations of the Banks and to reduce the administrative costs under which the Banks presently operate.

    The Company's principal executive offices are located at 1357 West 103rd Street, Chicago, Illinois 60643, and its telephone number is (312) 881-2214.

    Except where the context otherwise requires, when used herein the term "Company" refers to Beverly Bancorporation, Inc., a Delaware corporation, its predecessor and its subsidiaries.

                                  THE OFFERING


Common Stock offered..............  1,000,000 shares
Common Stock to be outstanding
 after the offering (1)...........  4,974,942 shares
Nasdaq symbol.....................  BEVB
Use of Proceeds...................  The Company will use a portion of the net proceeds from the sale of shares of Common Stock offered hereby to
                                    repay outstanding short-term borrowings of $9.0 million.
                                    The remaining net proceeds will be used for general
                                    corporate purposes including, if and when opportunities
                                    arise, establishing additional branches and offices and
                                    acquiring businesses complementary to those of the
                                    Company. See "Use of Proceeds."


- ------------------------
(1) Based on the number of shares of Common Stock outstanding as of June 30, 1996 and excluding 7,159 shares of Common Stock issued on July 15, 1996 pursuant to the reinvestment of dividends and the payment of directors' fees and 1,100 shares of Common Stock issued on July 23, 1996 pursuant to the exercise of options. In addition, as of June 30, 1996, 532,945 shares of Common Stock were reserved for issuance under the Company's stock option plan pursuant to which options to purchase 418,040 shares of Common Stock were outstanding, 146,610 of which were exercisable.

                      SUMMARY CONSOLIDATED FINANCIAL DATA


                                              SIX MONTHS ENDED
                                                JUNE 30, (1)                     YEAR ENDED DECEMBER 31,
                                            --------------------  -----------------------------------------------------
                                              1996       1995       1995       1994       1993       1992       1991
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
  Total interest income...................  $  20,778  $  19,512  $  39,970  $  35,206  $  33,468  $  36,583  $  42,328
  Total interest expense..................      9,649      8,335     17,184     12,949     12,805     15,256     20,858
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net interest income.....................     11,129     11,177     22,786     22,257     20,663     21,327     21,470
  Provision for loan losses...............         75        103        159        311      1,299      3,577      2,923
  Other income............................      4,149      3,762      7,870      8,017      9,820     11,300      9,048
  Operating expenses......................     10,879     10,727     21,416     20,875     22,169     23,127     22,513
  Income tax expense......................      1,317      1,257      2,877      2,672      2,143      1,519      1,036
  Cumulative effect of change in
   accounting principle...................     --         --         --         --            374     --         --
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income..............................  $   3,007  $   2,852  $   6,204  $   6,416  $   5,246  $   4,404  $   4,046
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
PER SHARE DATA (2):
  Income before cumulative effect of
   change in accounting principle.........  $     .74  $     .58  $    1.26  $    1.34  $    1.05  $     .96  $     .89
  Net income..............................        .74        .58       1.26       1.34       1.13        .96        .89
  Cash dividends declared.................        .10        .10        .19        .18        .17        .17        .12
  Book value at end of period.............      10.19       9.87      10.35       8.44       8.58       7.72       6.94
  Net tangible book value at end of
   period.................................       9.92       9.57      10.02       8.11       8.14       7.18       6.29
  Stock dividends declared................       5.00%      5.00%      5.00%      5.00%      5.00%    --         --
SELECTED FINANCIAL RATIOS:
  Return on average assets................       1.00%      1.02%      1.09%      1.20%      1.03%       .90%       .85%
  Return on average equity................      14.58      13.03      13.37      16.10      13.33      12.61      12.95
  Dividend payout ratio (dividends
   declared per share to net income per
   share).................................      13.51      17.24      15.08      13.43      15.04      17.71      13.48
  Average equity to average assets........       6.86       7.84       8.17       7.47       7.72       7.17       6.53
  Net interest margin (tax equivalent)....       4.18       4.49       4.49       4.66       4.52       5.05       5.27
  Allowance for loan losses to total loans
   at end of period.......................       1.21       1.24       1.13       1.37       1.51       1.79       1.51
  Non-performing loans to total loans at
   end of period..........................        .55        .57        .57        .82       1.05       1.76       2.70
  Net loans charged off (recoveries) to
   average loans..........................       (.11)       .06        .21        .13        .70       1.23       2.02



                                           JUNE 30,                            DECEMBER 31,
                                     --------------------  -----------------------------------------------------
                                       1996       1995       1995       1994       1993       1992       1991
                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                   (IN THOUSANDS)
SELECTED BALANCE SHEET DATA:
  Total assets.....................  $ 614,569  $ 567,312  $ 591,203  $ 561,339  $ 519,635  $ 510,642  $ 467,287
  Total earning assets.............    566,425    524,183    539,842    505,307    477,196    462,549    422,185
  Loans............................    324,573    314,572    312,160    291,042    267,517    251,062    279,511
  Total deposits...................    553,792    507,946    527,131    504,445    459,132    454,917    418,134
  Short-term borrowings............     14,770      7,678     17,292     11,414     13,346     15,795     12,884
  Long-term obligations............        596     --         --         --         --         --         --
  Total stockholders' equity.......     40,587     47,951     40,961     40,808     40,055     35,253     31,266
  Net tangible book value..........     39,426     46,510     39,660     39,202     38,017     32,784     28,365


- ------------------------------

(1) Ratios for interim periods are stated on an annualized basis. However, interim operating results and ratios for the six months ended June 30, 1996 are not necessarily indicative of results that may be experienced for the full year.

(2) All per share amounts have been adjusted to give effect to the issuance of five shares of Common Stock of the Company for each share of common stock of Beverly Illinois in connection with the Reincorporation and all stock dividends paid through the date hereof.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS AND DECIDING WHETHER TO PURCHASE ANY OF THE COMMON STOCK OFFERED HEREBY.

ADVERSE IMPACT OF CHANGES IN INTEREST RATES AND OTHER ECONOMIC CONDITIONS

    The Company's earnings depend to a great extent upon the level of net interest income, which is the difference between total interest income earned on earning assets and total interest expense paid on interest bearing liabilities. Although management believes that the maturities of the Company's assets are well balanced in relation to maturities of liabilities ("asset/liability management"), asset/ liability management involves estimates as to how changes in the general level of interest rates will impact the yields earned on assets and the rates paid on liabilities. As community banks, the Banks are primarily dependent on local deposits as a source of funds. Additionally, the Company uses a number of funding sources as alternatives to local area deposits. These alternatives include repurchase agreements, municipal deposits and federal funds purchased from correspondent banks. See "Management's Discussion and Analysis of Results of Operations and Financial Condition -- Asset/ Liability Management." Because the Banks are community banks operating solely in the Chicago metropolitan area, the success of the Company is also dependent to a certain extent upon the general economic conditions in the Chicago metropolitan area.

NO ASSURANCE AS TO SUFFICIENCY OF ALLOWANCE FOR LOAN LOSSES


    The Company's allowance for loan losses is maintained at a level considered adequate by management to absorb anticipated losses in its loan portfolio. The amount of future loan losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond the Company's control. Such losses may exceed current estimates. Although management believes that the Company's allowance for loan losses is adequate, there can be no assurance that the allowance will prove sufficient to cover actual loan losses in the future. See "Management's Discussion and Analysis of Results of Operations and Financial Condition -- Financial Condition -- Analysis of Allowance for Loan Losses."


LIMITED PUBLIC MARKET FOR COMMON STOCK


    Prior to this offering, there has been a limited public market for the Common Stock. See "Market for Common Stock and Dividends." While the Common Stock has been approved for quotation on the Nasdaq National Market, there can be no assurance that following this offering an active public market for the Common Stock will develop or be sustained. The initial public offering price of the Common Stock will be determined by negotiations between the Company and the Underwriters and may not be indicative of the market price of the Common Stock after this offering. See "Underwriting."


ADVERSE IMPACT OF CURRENT AND FUTURE GOVERNMENT REGULATION

    The Company, the Banks and Beverly Trust are subject to extensive federal and state legislation, regulation and supervision. Since April 1994, the Company and each of the Banks have undergone at least one regulatory examination. Future legislation and regulations may have significant impact on the financial services industry. Some of the legislative and regulatory changes may benefit the Company; others, however, may increase the Company's costs of doing business and assist competitors of the Company. See "Supervision and Regulation."

    Although the Company has certain investments and expects to continue to generate some revenues at the holding company level, the Company has been and is likely to continue to be largely dependent upon the receipt of dividends from the Banks to fund dividends on the Company's Common Stock. Dividends payable by the Banks are limited by law and applicable capital adequacy requirements and are also subject to regulation by the various regulators. At June 30, 1996, the amount of retained earnings of the Banks available for dividends, while maintaining the Banks in a well-capitalized status, totaled approximately $14,000,000. See "Supervision and Regulation -- Regulation of Banks -- Dividends."

COMPETITION

    The financial services business is highly competitive. The Company encounters strong direct competition for deposits, loans and other financial services. The Company's principal competitors include other commercial banks, savings banks, savings and loan associations, mutual funds, money market funds, finance companies, credit unions, mortgage companies, private issuers of debt obligations and suppliers of other investment alternatives, such as securities firms. In addition, in recent years, several major multi-bank holding companies have entered or expanded in the Chicago metropolitan market. Generally, these financial institutions are significantly larger than the Company and have access to greater capital and other resources. Many of the Company's non-bank competitors are not subject to the same degree of regulation as that imposed on bank holding companies, federally insured banks and national or Illinois chartered banks. As a result, such non-bank competitors have advantages over the Company in providing certain services. See "Business -- Competition."

NO ASSURANCE OF ACQUISITIONS OR EXPANSION

    A portion of the net proceeds from the offering is intended to be used to support future growth, which may include establishing additional branches and offices and acquiring businesses complementary to those of the Company. See "Use of Proceeds." Acquisition candidates may not be available on terms favorable to the Company. The Company must compete with a variety of institutions and individuals for suitable acquisition candidates. In recent years, several major bank holding companies have actively pursued acquisition opportunities in the Chicago metropolitan area. Competition from other institutions could affect the Company's ability to make acquisitions and increase the price that the Company pays for certain acquisitions. Furthermore, acquisitions of financial institutions are subject to regulatory approval. There can be no assurance that potential acquisitions which meet the Company's investment criteria will be available on terms acceptable to the Company or that the required regulatory approval of any proposed acquisitions will be obtained. There can also be no assurance that the Company will continue to experience growth or be able to successfully operate and manage any business that it does acquire so as to establish, maintain or increase profitability. At present, the Company is not a party to any understanding, letter of intent or agreement with respect to the acquisition of the stock or assets of another entity.

LOSS OF KEY PERSONNEL

    The Company's success has been and will be largely dependent on its continuing ability to retain the services of its existing senior management and, as it expands, to attract and retain qualified additional senior and middle management. The loss of the services of any of its key management personnel, or the inability to recruit and retain qualified personnel in the future, could have an adverse effect on the Company's business and financial results. See "Management."

ADVERSE IMPACT ON MARKET PRICE AS A RESULT OF SHARES ELIGIBLE FOR FUTURE SALE

    Following completion of the offering, the Company will have 4,974,942 shares of Common Stock issued and outstanding (5,124,942 shares if the Underwriters' over-allotment option is exercised in full). The 1,000,000 shares offered hereby (1,150,000 shares if the over-allotment option is exercised in full) along with 2,815,237 previously issued and outstanding shares will be freely tradeable without restriction under the Securities Act of 1933, as amended (the "1933 Act"), except for any shares which are purchased in this offering by affiliates of the Company. Additionally, approximately 964,600 additional shares of Common Stock currently outstanding will become eligible for public sale 90 days after completion of the offering pursuant to the provisions of Rule 144 under the 1933 Act. However, the Company and all the directors and executive officers of the Company have agreed with the Underwriters not to offer, sell or otherwise dispose of any shares of Common Stock (except, in the case of the Company, shares issuable pursuant to outstanding options, reinvestment of dividends and payment of directors' fees) for a period of 180 days after the date of this Prospectus without the prior written consent of the Representative of the Underwriters. Upon expiration of this 180-day period, however, all of these shares (representing 19.4% of the total number of shares which will be outstanding following completion of the offering) could be resold by these and other persons who are affiliates of the Company, subject to certain requirements of Rule 144 under the 1933 Act. As of June 30, 1996, options to purchase 418,040 shares of Common Stock were outstanding, of which options with respect to 146,610 shares of Common Stock were exercisable. Sales of substantial amounts of Common Stock in the public market following the offering could adversely affect the market price of the Company's Common Stock. See "Shares Eligible for Future Sale" and "Underwriting."

DILUTION

    Purchasers of shares of Common Stock offered hereby will suffer an immediate and substantial dilution in net tangible book value per share of Common Stock. The net tangible book value of the Company at June 30, 1996 was approximately $39.4 million or $9.92 per share of Common Stock. Based upon an initial public offering price of $15.00 per share, the dilution per share to new stockholders is $4.36. See "Dilution."

CERTAIN ANTI-TAKEOVER PROVISIONS

    Certain provisions in the Company's Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. Such provisions could diminish the opportunities for stockholders to participate in tender offers, including tender offers at a price above the then current market value of the Common Stock, or proxy contests. These provisions, among other things, (i) establish certain advance notice procedures with regard to the nomination of candidates for election as directors and the proposal of business to be considered at annual stockholders meetings, (ii) provide that stockholders may not take action by written consent and (iii) provide that special meetings of stockholders may only be called by the Chairman of the Board or the Board of Directors. In addition, the Board of Directors, without further stockholder approval, may issue Preferred Stock with such terms as the Board of Directors may determine. See "Description of Capital Stock." Additionally, bank regulatory laws require advance approval by certain governmental agencies of any change in control of banks and bank holding companies. Any purchaser of 20% or more of the outstanding shares of Common Stock will be presumed to have acquired control of the Banks and the Company. The need for such approval may deter, delay or prevent certain transactions affecting the control or the ownership of Common Stock, including transactions that could be advantageous to the stockholders of the Company. See "Supervision and Regulation -- Regulation of Banks -- Change In Control."

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the 1,000,000 shares of Common Stock offered hereby are estimated to be approximately $13.5 million ($15.6 million if the over-allotment option is exercised in full), assuming an initial public offering price of $15.00 per share and after deducting the estimated underwriting discount and offering expenses.

    The Company will use a portion of the net proceeds to repay $9.0 million of outstanding short-term bank borrowings under a demand note, bearing interest at adjusted LIBOR rates (a weighted average of 7.49% at June 30, 1996) and collateralized by the common stock of the Banks, issued to finance the Company's repurchase of 881,340 shares of Common Stock in December 1995. The remaining net proceeds will be used for general corporate purposes including, if and when opportunities arise, establishing additional branches and offices and acquiring businesses complementary to those of the Company. At present, the Company is not a party to any understanding, letter of intent or agreement with respect to the acquisition of the stock or assets of another entity. Pending such uses, the Company intends to invest the net proceeds in short-term, marketable, investment grade interest bearing securities.

                     MARKET FOR COMMON STOCK AND DIVIDENDS

LIMITED PRIOR TRADING MARKET

    The Company's Common Stock trades occasionally in the over-the-counter market and the bid price is quoted in the National Quotation Bureau's "pink sheets." Accordingly, although a limited market for the Company's Common Stock exists, quotations of the bid and ask prices may not be indicative of the fair value of the Common Stock.

    On August 2, 1996, the last reported bid and ask prices for the Common Stock as quoted by Howe Barnes Investments, Inc. were $67.00 and $75.00, respectively (or $13.40 and $15.00, respectively, as adjusted to give effect to the issuance of five shares of Common Stock of the Company for each share of common stock of Beverly Illinois in connection with the Reincorporation). As of the close of business on June 30, 1996, the Company had 314 holders of record of its Common Stock.

    It is expected that the Common Stock will trade in the over-the-counter market and will be quoted on the Nasdaq National Market under the symbol "BEVB." There can be no assurance, however, that an active or liquid trading market will develop in the Common Stock.

DIVIDENDS

    The Company has paid quarterly cash dividends on the Common Stock since June 1991. Since January 1, 1994, the Company has declared per share cash dividends with respect to its Common Stock as follows:

1994
  First Quarter...................................................  $  .04513
  Second Quarter..................................................     .04513
  Third Quarter...................................................     .04513
  Fourth Quarter..................................................     .04513
1995
  First Quarter...................................................     .04750
  Second Quarter..................................................     .04750
  Third Quarter...................................................     .04750
  Fourth Quarter..................................................     .04750
1996
  First Quarter...................................................     .05000
  Second Quarter..................................................     .05000

    The Company has declared a five percent stock dividend on the Common Stock in the first quarter of each year since 1993.

    Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors from time to time and paid out of funds legally available therefor. Because the Company's consolidated net income consists largely of the net income of the Banks, the Company's ability to pay dividends depends, in part, upon its receipt of dividends from the Banks. The Banks' ability to pay dividends is regulated by banking statutes. See "Supervision and Regulation -- Regulation of Banks -- Dividends." The declaration of dividends by the Company is discretionary and will depend on the Company's earnings and financial condition, regulatory limitations, tax considerations, and other factors. While the Board of Directors expects to continue to declare dividends quarterly, there can be no assurance that dividends will be paid in the future.

                                 CAPITALIZATION

    The following table sets forth the consolidated short-term borrowings and capitalization of the Company as of June 30, 1996, and as adjusted to give effect to the sale of the 1,000,000 shares of Common Stock offered hereby (at an assumed initial public offering price of $15.00 per share and after deducting the estimated underwriting discount and offering expenses) and the application of the net proceeds as described in "Use of Proceeds."

                                                                                               JUNE 30, 1996
                                                                                           ----------------------
                                                                                            ACTUAL    AS ADJUSTED
                                                                                           ---------  -----------
                                                                                               (IN THOUSANDS)
Short-Term Borrowings
  Securities sold under agreements to repurchase, funds purchased, and treasury tax
   deposits..............................................................................  $   5,770   $   5,770
  Short-term bank borrowings.............................................................      9,000      --
                                                                                           ---------  -----------
    Total short-term borrowings..........................................................  $  14,770   $   5,770
                                                                                           ---------  -----------
                                                                                           ---------  -----------
Long-term Obligations
  Capitalized lease obligation...........................................................  $     596   $     596
                                                                                           ---------  -----------
Stockholders' Equity
  Preferred Stock, par value $.01 per share -- 1,000,000 shares authorized; no shares
   issued and outstanding................................................................     --          --
  Common Stock, par value $.01 per share -- 8,000,000 shares authorized; 3,974,942 shares
   issued and outstanding; 4,974,942 shares outstanding as adjusted (1)..................         40          50
  Additional paid-in-capital (1).........................................................     11,410      24,900
  Retained earnings......................................................................     33,392      33,392
  Net unrealized loss on available-for-sale securities...................................     (2,575)     (2,575)
  Notes receivable -- officer stockholders...............................................     (1,680)     (1,680)
                                                                                           ---------  -----------
    Total Stockholders' Equity...........................................................  $  40,587   $  54,087
                                                                                           ---------  -----------
    Total Capitalization.................................................................  $  41,183   $  54,683
                                                                                           ---------  -----------
                                                                                           ---------  -----------

- ------------------------
(1) Based on the number of shares of Common Stock outstanding as of June 30, 1996 and excluding 7,159 shares of Common Stock issued on July 15, 1996 pursuant to the reinvestment of dividends and the payment of directors' fees and 1,100 shares of Common Stock issued on July 23, 1996 pursuant to the exercise of options. In addition, as of June 30, 1996, 532,945 shares of Common Stock were reserved for issuance under the Company's stock option plan pursuant to which options to purchase 418,040 shares of Common Stock were outstanding, 146,610 of which were exercisable.

                                    DILUTION

    The net tangible book value of the Company as of June 30, 1996 was $39.4 million or $9.92 per share of Common Stock. "Net tangible book value" is defined as the total stockholders' equity of the Company less intangible assets. "Net tangible book value per share" is determined by dividing the net tangible book value of the Company by the number of outstanding shares of Common Stock.

    After giving effect to the sale of the Common Stock offered hereby (assuming an initial public offering price of $15.00 per share and after deducting the estimated underwriting discount and offering expenses), the Company's pro forma net tangible book value as of June 30, 1996 would have been $52.9 million or $10.64 per share of Common Stock. This represents an immediate increase in net tangible book value of $.72 per share to the existing stockholders, and an immediate dilution of $4.36 per share to investors who purchase shares of Common Stock in this offering. "Dilution" is the difference between the offering price per share and the pro forma net tangible book value per share as adjusted for the offering.

    The following table illustrates this per share dilution as of June 30, 1996, which is determined by subtracting the net tangible book value per share after the offering from the price paid by a new investor.

Assumed initial public offering price per share (1).........................             $   15.00
  Net tangible book value per share as of June 30, 1996 (2).................  $    9.92
  Increase in net tangible book value per share attributable to payments by
   new investors (3)........................................................       0.72
                                                                              ---------
Pro forma net tangible book value per share after offering..................                 10.64
                                                                                         ---------
Dilution of net tangible book value per share to new investors (4)..........             $    4.36
                                                                                         ---------
                                                                                         ---------

- ------------------------
(1) Before deducting the estimated underwriting discount and offering expenses.

(2) Based on the number of shares of Common Stock outstanding as of June 30, 1996 and excluding 7,159 shares of Common Stock issued on July 15, 1996 pursuant to the reinvestment of dividends and the payment of directors' fees and 1,100 shares of Common Stock issued on July 23, 1996 pursuant to the exercise of options.

(3) After deducting the estimated underwriting discount and offering expenses.

(4) After giving effect to the exercise of outstanding options to purchase 418,040 shares of Common Stock, the pro forma net tangible book value per share after offering would be $10.45 and the dilution of net tangible book value per share to new investors would be $4.55.

    The following table summarizes as of June 30, 1996, the number of shares purchased from the Company, the total consideration paid and the average price per share paid by: (i) the officers, directors and affiliated persons of the Company who acquired such shares since December 31, 1990 and (ii) investors in this offering assuming an initial public offering price of $15.00 per share (before deducting the estimated underwriting discount and offering expenses):

                                                                  NUMBER OF SHARES       TOTAL       AVERAGE PRICE
                                                                      PURCHASED      CONSIDERATION     PER SHARE
                                                                  -----------------  --------------  -------------
Officers, directors and affiliated persons (1)..................           148,678   $    1,137,807    $    7.65
New investors...................................................         1,000,000       15,000,000        15.00

- ------------------------
(1) Excludes 7,159 shares of Common Stock issued on July 15, 1996 pursuant to the reinvestment of dividends and the payment of directors' fees and 1,100 shares of Common Stock issued on July 23, 1996 pursuant to the exercise of options.

                      SELECTED CONSOLIDATED FINANCIAL DATA


    The following table sets forth selected consolidated financial and other data of the Company. The selected statement of income and balance sheet data, insofar as they relate to the five years in the five year period ended December 31, 1995, have been derived from the Company's audited consolidated financial statements. The consolidated financial statements of the Company for each of the three years in the period ended December 31, 1995 and as of December 31, 1995 and 1994 are included elsewhere herein. The selected financial data for the six month periods ended June 30, 1996 and 1995 and as of June 30, 1996 and 1995 are derived from the Company's unaudited interim financial statements. Such unaudited interim financial statements include all adjustments (consisting only of normal, recurring accruals) that the Company considers necessary for a fair presentation of the financial position and the results of operation as of the dates and for the periods indicated. Information for any interim period is not necessarily indicative of results that may be anticipated for the full year. The following information should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition" and the Consolidated Financial Statements and Notes thereto included elsewhere herein.



                                                 SIX MONTHS ENDED
                                                   JUNE 30, (1)                     YEAR ENDED DECEMBER 31,
                                               --------------------  -----------------------------------------------------
                                                 1996       1995       1995       1994       1993       1992       1991
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
  Total interest income......................  $  20,778  $  19,512  $  39,970  $  35,206  $  33,468  $  36,583  $  42,328
  Total interest expense.....................      9,649      8,335     17,184     12,949     12,805     15,256     20,858
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net interest income........................     11,129     11,177     22,786     22,257     20,663     21,327     21,470
  Provision for loan losses..................         75        103        159        311      1,299      3,577      2,923
  Other income...............................      4,149      3,762      7,870      8,017      9,820     11,300      9,048
  Operating expenses.........................     10,879     10,727     21,416     20,875     22,169     23,127     22,513
  Income before income tax expense...........      4,324      4,109      9,081      9,088      7,015      5,923      5,082
  Income tax expense.........................      1,317      1,257      2,877      2,672      2,143      1,519      1,036
  Cumulative effect of change in accounting
   principle.................................     --         --         --         --            374     --         --
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income.................................  $   3,007  $   2,852  $   6,204  $   6,416  $   5,246  $   4,404  $   4,046
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
PER SHARE DATA (2):
  Income before cumulative effect of change
   in accounting principle...................  $     .74  $     .58  $    1.26  $    1.34  $    1.05  $     .96  $     .89
  Net income.................................        .74        .58       1.26       1.34       1.13        .96        .89
  Cash dividends declared....................        .10        .10        .19        .18        .17        .17        .12
  Book value at end of period................      10.19       9.87      10.35       8.44       8.58       7.72       6.94
  Net tangible book value at end of period...       9.92       9.57      10.02       8.11       8.14       7.18       6.29
  Stock dividends declared...................       5.00%      5.00%      5.00%      5.00%      5.00%    --         --
SELECTED FINANCIAL RATIOS:
  Return on average assets...................       1.00%      1.02%      1.09%      1.20%      1.03%       .90%       .85%
  Return on average equity...................      14.58      13.03      13.37      16.10      13.33      12.61      12.95
  Dividend payout ratios (dividends declared
   per share to net income per share)........      13.51      17.24      15.08      13.43      15.04      17.71      13.48
  Average equity to average assets...........       6.86       7.84       8.17       7.47       7.72       7.17       6.53
  Net interest margin (tax equivalent).......       4.18       4.49       4.49       4.66       4.52       5.05       5.27
  Allowance for loan losses to total loans at
   end of period.............................       1.21       1.24       1.13       1.37       1.51       1.79       1.51
  Nonperforming loans to total loans at end
   of period.................................        .55        .57        .57        .82       1.05       1.76       2.70
  Net loans charged off (recoveries) to
   average loans.............................       (.11)       .06        .21        .13        .70       1.23       2.02
  Tier 1 risk-based capital..................      11.50      15.24      12.25      14.78      13.15      12.97       9.74
  Total risk-based capital...................      12.58      16.50      13.34      16.09      14.51      14.75      11.19

                                             JUNE 30,                            DECEMBER 31,
                                       --------------------  -----------------------------------------------------
                                         1996       1995       1995       1994       1993       1992       1991
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                     (IN THOUSANDS)
SELECTED BALANCE SHEET DATA:
  Total assets.......................  $ 614,569  $ 567,312  $ 591,203  $ 561,339  $ 519,635  $ 510,642  $ 467,287
  Total earning assets...............    566,425    524,183    539,842    505,307    477,196    462,549    422,185
  Loans..............................    324,573    314,572    312,160    291,042    267,517    251,062    279,511
  Allowance for loan losses..........      3,943      3,904      3,524      3,995      4,026      4,484      4,230
  Total deposits.....................    553,792    507,946    527,131    504,445    459,132    454,917    418,134
  Short-term borrowings..............     14,770      7,678     17,292     11,414     13,346     15,795     12,884
  Long-term obligations..............        596     --         --         --         --         --         --
  Total stockholders' equity.........     40,587     47,951     40,961     40,808     40,055     35,253     31,266
  Net tangible book value............     39,426     46,510     39,660     39,202     38,017     32,784     28,365


- ------------------------------
(1) Ratios for interim periods are stated on an annualized basis. However, interim operating results and ratios for the six months ended June 30, 1996 are not necessarily indicative of results that may be experienced for the full year.

(2) All per share amounts have been adjusted to give effect to the issuance of five shares of Common Stock of the Company for each share of common stock of Beverly Illinois in connection with the Reincorporation and all stock dividends paid through the date hereof.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

    The following discussion and analysis is intended as a review of significant factors affecting the results of operations and the financial condition of the Company for the periods indicated. This discussion should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and the Selected Consolidated Financial Data presented herein.

OVERVIEW


    The Company provides a full range of banking services, including personal and corporate trust services. The strategy of the Company is to continue to increase its core banking business and to further develop its mortgage, trust, securities sales and insurance activities in order to provide an array of household financial services encompassing banking and other investment products. As of December 31, 1995, the Company's total assets were $591.2 million and net income for the year ended December 31, 1995 was $6.2 million, with a return on average assets of 1.09% and a return on average equity of 13.37% for the year then ended. As of June 30, 1996, the Company's total assets had grown to $614.6 million, with net income of $3.0 million for the six months then ended, an increase in net income of 5.4% from the six months ended June 30, 1995.


RESULTS OF OPERATIONS

NET INTEREST INCOME

    Net interest income equals the difference between interest income earned on assets and the interest expense paid on liabilities and is a measure of how effectively management has balanced and allocated the Company's interest-rate-sensitive assets and liabilities. Net interest income on a tax-equivalent basis was constant at $11.6 million for the six months ended June 30, 1996 and 1995. Net interest income on a tax-equivalent basis increased 2.6% to $23.6 million in 1995 from $23.0 million in 1994 and increased 8.1% in 1994 from $21.3 million in 1993.

    The following tables set forth the average balances, net interest income and expense and average yields and rates for the Company's earning assets and interest-bearing liabilities for the indicated periods on a tax-equivalent basis assuming a 34% tax rate.


                                                                    FOR THE SIX MONTHS ENDED JUNE 30, (1)
                                             ------------------------------------------------------------------------------------
                                                               1996                                       1995
                                             -----------------------------------------  -----------------------------------------
                                             AVERAGE BALANCE  INTEREST   YIELD/RATE(%)  AVERAGE BALANCE  INTEREST   YIELD/RATE(%)
                                             ---------------  ---------  -------------  ---------------  ---------  -------------
                                                                            (DOLLARS IN THOUSANDS)
INTEREST EARNING ASSETS:
Investment securities (2):
  Taxable..................................     $ 195,107     $   5,983         6.13%      $ 188,080     $   5,673         6.03%
  Tax exempt (tax equivalent)..............        32,083         1,214         7.57          26,248         1,035         7.89
                                             ---------------  ---------                 ---------------  ---------
    Total investment securities............       227,190         7,197         6.34         214,328         6,708         6.26
                                             ---------------  ---------                 ---------------  ---------
Funds sold.................................        17,701           463         5.25           5,448           159         5.89
                                             ---------------  ---------                 ---------------  ---------
Loans (3):
  Commercial and industrial................        50,983         2,372         9.33          51,061         2,457         9.70
  Residential real estate..................       150,669         5,677         7.54         149,408         5,693         7.62
  Commercial real estate...................        73,119         3,314         9.09          66,095         2,985         9.11
  Other consumer...........................        37,678         2,090        11.12          34,731         1,770        10.28
  Fees on loans............................        --               145       --              --               171       --
                                             ---------------  ---------                 ---------------  ---------
    Total loans (tax equivalent)...........       312,449        13,598         8.73         301,295        13,076         8.75
                                             ---------------  ---------                 ---------------  ---------
      Total earning assets.................       557,340     $  21,258         7.65         521,071     $  19,943         7.72
                                                              ---------                                  ---------
                                                              ---------                                  ---------
  Cash and due from banks..................        26,612                                     23,577
  Other assets.............................        18,629                                     15,173
                                             ---------------                            ---------------
      Total assets.........................     $ 602,581                                  $ 559,821
                                             ---------------                            ---------------
                                             ---------------                            ---------------

INTEREST BEARING LIABILITIES:
Interest bearing deposits:
  Interest bearing demand deposits.........     $ 112,377     $   1,222         2.18       $ 108,073     $   1,473         2.75
  Savings deposits.........................       108,207         1,447         2.68         109,395         1,567         2.89
  Time deposits............................       234,884         6,469         5.52         197,687         5,049         5.15
                                             ---------------  ---------                 ---------------  ---------
    Total interest bearing deposits........       455,468         9,138         4.02         415,155         8,089         3.93
  Short-term borrowings:
    Securities sold under agreements to
     repurchase, funds purchased, and
     treasury tax deposits.................         5,113           142         5.57           7,180           195         5.48
    Short-term bank borrowings.............         9,678           369         7.65             973            51        10.57
                                             ---------------  ---------                 ---------------  ---------
    Total interest bearing liabilities.....       470,259     $   9,649         4.11         423,308     $   8,335         3.97
                                                              ---------                                  ---------
                                                              ---------                                  ---------
  Demand deposits..........................        85,894                                     88,268
  Other liabilities........................         5,068                                      4,341
  Stockholders' equity.....................        41,360                                     43,904
                                             ---------------                            ---------------
  Total liabilities and stockholders'
   equity..................................     $ 602,581                                  $ 559,821
                                             ---------------                            ---------------
                                             ---------------                            ---------------
Net interest income (tax equivalent).......                   $  11,609                                  $  11,608
                                                              ---------                                  ---------
                                                              ---------                                  ---------
Net interest margin (4)....................                                     4.18                                       4.49
Interest bearing liabilities to earning
 assets....................................        84.38%                                     81.24%


- ------------------------------
(1)  Yield/Rates are annualized.

(2)  Based on amortized cost.

(3)  Nonaccrual loans are included in average balances.

(4) Net interest margin is net interest income divided by average total earning assets.

                                                                   FOR THE YEARS ENDED DECEMBER 31,
                                          -----------------------------------------------------------------------------------
                                                         1995                                 1994                    1993
                                          -----------------------------------  -----------------------------------  ---------
                                           AVERAGE               YIELD/RATE     AVERAGE               YIELD/RATE     AVERAGE
                                           BALANCE   INTEREST        (%)        BALANCE   INTEREST        (%)        BALANCE
                                          ---------  ---------  -------------  ---------  ---------  -------------  ---------
                                                                        (DOLLARS IN THOUSANDS)
INTEREST EARNING ASSETS:
Investment securities (1):
  Taxable...............................  $ 184,703  $  11,168         6.05%   $ 192,760  $  11,393         5.91%   $ 198,052
  Tax-exempt (tax equivalent)...........     26,271      2,048         7.80       23,211      1,882         8.11       17,395
                                          ---------  ---------                 ---------  ---------                 ---------
    Total investment securities.........    210,974     13,216         6.26      215,971     13,275         6.15      215,447
                                          ---------  ---------                 ---------  ---------                 ---------
Funds sold..............................      8,389        478         5.70        5,908        228         3.86        6,173
                                          ---------  ---------                 ---------  ---------                 ---------
Loans (2):
  Commercial and industrial.............     50,879      4,960         9.75       49,950      4,293         8.60       51,420
  Residential real estate...............    150,028     11,634         7.75      128,034      9,197         7.18       98,206
  Commercial real estate................     70,240      6,373         9.07       60,249      5,196         8.62       55,850
  Other consumer........................     36,050      3,818        10.59       34,697      3,385         9.76       44,151
  Fees on loans.........................     --            341       --           --            414       --           --
                                          ---------  ---------                 ---------  ---------                 ---------
    Total loans (tax equivalent)........    307,197     27,126         8.83      272,930     22,485         8.24      249,627
                                          ---------  ---------                 ---------  ---------                 ---------
      Total earning assets..............    526,560  $  40,820         7.75      494,809  $  35,988         7.27      471,247
                                                     ---------                            ---------
                                                     ---------                            ---------
  Cash and due from banks...............     24,647                               22,041                               20,034
  Other assets..........................     16,996                               17,132                               22,640
                                          ---------                            ---------                            ---------
      Total assets......................  $ 568,203                            $ 533,982                            $ 513,921
                                          ---------                            ---------                            ---------
                                          ---------                            ---------                            ---------
INTEREST BEARING LIABILITIES:
Interest bearing deposits:
  Interest bearing demand deposits......  $ 108,487  $   2,738         2.52    $ 104,784  $   2,515         2.40    $ 105,441
  Savings deposits......................    108,656      3,072         2.83      112,397      2,981         2.65      106,539
  Time deposits.........................    203,874     10,916         5.35      172,453      7,016         4.07      162,860
                                          ---------  ---------                 ---------  ---------                 ---------
    Total interest bearing deposits.....    421,017     16,726         3.97      389,634     12,512         3.21      374,840
  Short-term borrowings:
    Securities sold under agreements to
     repurchase, funds purchased, and
     treasury tax deposits..............      7,211        379         5.26        5,680        231         4.07        9,547
    Short-term bank borrowings..........        781         79        10.12        2,971        206         6.93        6,000
                                          ---------  ---------                 ---------  ---------                 ---------
    Total interest bearing
     liabilities........................    429,009  $  17,184         4.01      398,285  $  12,949         3.25      390,387
                                                     ---------                            ---------
                                                     ---------                            ---------
  Demand deposits.......................     88,009                               91,474                               81,274
  Other liabilities.....................      4,783                                4,372                                2,904
  Stockholders' equity..................     46,402                               39,851                               39,356
                                          ---------                            ---------                            ---------
  Total liabilities and stockholders'
   equity...............................  $ 568,203                            $ 533,982                            $ 513,921
                                          ---------                            ---------                            ---------
                                          ---------                            ---------                            ---------
Net interest income (tax equivalent)....             $  23,636                            $  23,039
                                                     ---------                            ---------
                                                     ---------                            ---------
Net interest margin (3).................                               4.49                                 4.66
Interest bearing liabilities to earning
 assets.................................     81.47%                               80.49%                               82.84%

                                                       YIELD/RATE
                                          INTEREST         (%)
                                          ---------  ---------------
INTEREST EARNING ASSETS:
Investment securities (1):
  Taxable...............................  $  11,680          5.90%
  Tax-exempt (tax equivalent)...........      1,538          8.84
                                          ---------
    Total investment securities.........     13,218          6.14
                                          ---------
Funds sold..............................        177          2.87
                                          ---------
Loans (2):
  Commercial and industrial.............      3,929          7.64
  Residential real estate...............      7,116          7.25
  Commercial real estate................      4,944          8.85
  Other consumer........................      4,339          9.83
  Fees on loans.........................        390        --
                                          ---------
    Total loans (tax equivalent)........     20,718          8.30
                                          ---------
      Total earning assets..............  $  34,113          7.24
                                          ---------
                                          ---------
  Cash and due from banks...............
  Other assets..........................
      Total assets......................
INTEREST BEARING LIABILITIES:
Interest bearing deposits:
  Interest bearing demand deposits......  $   2,398          2.27
  Savings deposits......................      3,104          2.91
  Time deposits.........................      6,576          4.04
                                          ---------
    Total interest bearing deposits.....     12,078          3.20
  Short-term borrowings:
    Securities sold under agreements to
     repurchase, funds purchased, and
     treasury tax deposits..............        350          3.67
    Short-term bank borrowings..........        377          6.28
                                          ---------
    Total interest bearing
     liabilities........................  $  12,805          3.28
                                          ---------
                                          ---------
  Demand deposits.......................
  Other liabilities.....................
  Stockholders' equity..................
  Total liabilities and stockholders'
   equity...............................
Net interest income (tax equivalent)....  $  21,308
                                          ---------
                                          ---------
Net interest margin (3).................                     4.52
Interest bearing liabilities to earning
 assets.................................


- ------------------------------
(1)  Based on amortized cost.

(2)  Nonaccrual loans are included in average balances.

(3) Net interest margin is net interest income divided by average total earning assets.

    Net interest income, on a tax-equivalent basis, was $11.6 million for the six months ended June 30, 1996 and 1995. Interest income on total earning assets increased $1.3 million for the six months ended June 30, 1996 as compared to the six months ended June 30, 1995. Interest income on loans increased $522,000 for the six months ended June 30, 1996 as compared to the six months ended June 30, 1995 due to a $11.2 million increase in average loans outstanding while average loan rates decreased slightly. Interest expense on interest-bearing liabilities increased $1.3 million for the six months ended June 30, 1996 as compared to the six months ended June 30, 1995 as a result of a $1.0 million increase in interest expense on deposits, which was due to a combination of a $40.3 million increase in average deposits and an increase in the average rate paid to 4.02% from 3.93%. The increase in the average rate on deposits is due to the increasing market rates experienced over the past year plus a high rate certificate of deposit promotion to introduce the Company's new Will-Cook branch in February 1996. The $318,000 increase in interest expense on short-term bank borrowings for the six months ended June 30, 1996 is attributable to the borrowings incurred to finance the repurchase of the Company's Common Stock in December 1995. Net interest margin decreased .31% to 4.18% for the six months ended June 30, 1996 from 4.49% for the six months ended June 30, 1995 as a result of the above factors.

    Net interest income, on a tax-equivalent basis, was $23.6 million for the year ended December 31, 1995 and $23.0 million for the year ended December 31, 1994. Interest income on total earning assets increased $4.8 million in 1995 from 1994. Interest income on loans increased $4.6 million in 1995 from 1994 primarily due to a combination of a $34.3 million increase in loans and an increase in the average yield to 8.83% from 8.24%. Interest expense on interest bearing deposits increased $4.2 million in 1995 from 1994 due to growth of $31.4 million in deposits and an increase in the average rate paid to 3.97% from 3.21%. Interest on securities sold under agreements to repurchase and funds purchased increased $148,000 due to an increase of $1.5 million in the average balance. Interest expense on short-term bank borrowings decreased $127,000 in 1995 from 1994 attributable to a decrease of $2.2 million in the average balance of those borrowings. Net interest margin decreased .17% to 4.49% in 1995 from 4.66% in 1994 as a result of the above factors.


    Net interest income, on a tax-equivalent basis, was $23.0 million for the year ended December 31, 1994 and $21.3 million for the year ended December 31, 1993. Interest income on total earning assets increased $1.9 million in 1994 from 1993. Interest income on loans increased $1.8 million in 1994 from 1993 primarily due to a $23.3 million increase in loans. Interest expense on deposits increased $434,000 in 1994 from 1993 due to an increase of $14.8 million in deposits. Interest on securities sold under agreements to repurchase and funds purchased decreased $119,000 due to a decrease of $3.0 million in the average balance. Interest expense on short-term bank borrowings decreased $171,000 in 1994 from 1993 attributable to a decrease of $3.0 million in the average balance of those borrowings. Net interest margin increased .14% to 4.66% in 1994 from 4.52% in 1993 as a result of the above factors.


    The changes in net interest income from period to period are reflective of changes in the rate environment, changes in the composition of assets and liabilities as to type and maturity (and the inherent rate differences related thereto), and volume changes. The Company's emphasis on residential loans, as compared to commercial loans which generally bear higher rates, has also had an impact on net interest income. Later sections of this discussion and analysis address the changes in maturity composition of loans and investments, and in the asset and liability repricing gaps associated with interest rate risk, all of which contribute to changes in net interest margin.

    The following table sets forth an analysis of volume and rate changes in interest income and interest expense of the Company's average earning assets and average interest-bearing liabilities for the indicated periods on a tax-equivalent basis assuming a 34% tax rate. The table distinguishes between the changes related to average outstanding balances (changes in volume holding the initial interest rate constant) and the changes related to average interest rates (changes in average rate holding the initial outstanding balance constant). The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

                                                                                         FOR THE YEARS ENDED DECEMBER 31,
                                                      FOR THE SIX MONTHS          ----------------------------------------------
                                                        ENDED JUNE 30,                                                  1994
                                               ---------------------------------                                     COMPARED TO
                                                                                                                        1993
                                                     1996 COMPARED TO 1995              1995 COMPARED TO 1994        -----------
                                               ---------------------------------  ---------------------------------
                                                                                                                     CHANGE DUE
                                                         CHANGE DUE TO                      CHANGE DUE TO                TO
                                               ---------------------------------  ---------------------------------  -----------
                                                 VOLUME       RATE        NET       VOLUME       RATE        NET       VOLUME
                                               -----------  ---------  ---------  -----------  ---------  ---------  -----------
                                                                                (IN THOUSANDS)
INTEREST EARNED ON:
Investment securities:
  Taxable....................................   $     428   $    (118) $     310   $    (476)  $     251  $    (225)  $    (510)
  Tax-exempt.................................         460        (281)       179         248         (82)       166         514
  Funds sold.................................         722        (418)       304          96         154        250          (8)
  Total loans................................         976        (454)       522       2,824       1,817      4,641       1,934
                                               -----------  ---------  ---------  -----------  ---------  ---------  -----------
  Total Interest Earned......................       2,586      (1,271)     1,315       2,692       2,140      4,832       1,930
                                               -----------  ---------  ---------  -----------  ---------  ---------  -----------
INTEREST PAID ON:
  Interest bearing demand deposits...........         118        (369)      (251)         89         134        223         (15)
  Savings deposits...........................         (34)        (86)      (120)        (99)        190         91         170
  Time deposits..............................       1,916        (496)     1,420       1,279       2,621      3,900         388
  Short-term borrowings:
    Securities sold under agreements to
     repurchase, funds purchased, and
     treasury tax deposits...................        (113)         60        (53)         62          86        148        (142)
    Short-term bank borrowings...............         920        (602)       318        (152)         25       (127)       (190)
                                               -----------  ---------  ---------  -----------  ---------  ---------  -----------
Total Interest Paid..........................       2,807      (1,493)     1,314       1,179       3,056      4,235         211
                                               -----------  ---------  ---------  -----------  ---------  ---------  -----------
Net Interest Income..........................   $      82   $     (81) $       1   $   1,513   $    (916) $     597   $   1,719
                                               -----------  ---------  ---------  -----------  ---------  ---------  -----------
                                               -----------  ---------  ---------  -----------  ---------  ---------  -----------


                                                 RATE        NET
                                               ---------  ---------

INTEREST EARNED ON:
Investment securities:
  Taxable....................................  $     223  $    (287)
  Tax-exempt.................................       (170)       344
  Funds sold.................................         59         51
  Total loans................................       (167)     1,767
                                               ---------  ---------
  Total Interest Earned......................        (55)     1,875
                                               ---------  ---------
INTEREST PAID ON:
  Interest bearing demand deposits...........        132        117
  Savings deposits...........................       (293)      (123)
  Time deposits..............................         52        440
  Short-term borrowings:
    Securities sold under agreements to
     repurchase, funds purchased, and
     treasury tax deposits...................         23       (119)
    Short-term bank borrowings...............         19       (171)
                                               ---------  ---------
Total Interest Paid..........................        (67)       144
                                               ---------  ---------
Net Interest Income..........................  $      12  $   1,731
                                               ---------  ---------
                                               ---------  ---------


OTHER INCOME

    The Company's total other income for the six months ended June 30, 1996 increased $387,000 to $4.1 million from $3.8 million for the six months ended June 30, 1995. The Company's total other income decreased $147,000 to $7.9 million in 1995 from $8.0 million in 1994 and decreased $1.8 million in 1994 from $9.8 million in 1993. The following table sets forth the Company's other income for the indicated periods.

                                                                               FOR THE SIX MONTHS         FOR THE YEARS ENDED
                                                                                 ENDED JUNE 30,              DECEMBER 31,
                                                                              --------------------  -------------------------------
                                                                                1996       1995       1995       1994       1993
                                                                              ---------  ---------  ---------  ---------  ---------
                                                                                                 (IN THOUSANDS)
Income from fiduciary activities............................................  $     998  $     954  $   1,927  $   1,872  $   1,764
Service charges on deposit accounts.........................................      2,172      1,988      4,078      4,256      4,123
Net gains on sales of investment securities.................................         35         33         49        207      1,421
Mortgage origination fees...................................................        202        246        555        336      1,266
Securities sales............................................................        123         55        132        174        117
Insurance activities........................................................        132        111        207        218        183
Loan servicing fees.........................................................        110         97        206        196        198
Other.......................................................................        377        278        716        758        748
                                                                              ---------  ---------  ---------  ---------  ---------
    Total other income......................................................  $   4,149  $   3,762  $   7,870  $   8,017  $   9,820
                                                                              ---------  ---------  ---------  ---------  ---------
                                                                              ---------  ---------  ---------  ---------  ---------


    The $387,000 increase in total other income for the six months ended June 30, 1996 over the six months ended June 30, 1995 is primarily due to a $184,000 increase in service charges on deposit accounts, additional fees from securities sales of $68,000 and modest increases in most other income categories, which offset the decrease in mortgage origination fees. The $147,000 decrease in 1995 from 1994 is primarily attributable to a $178,000 decrease in service charges on deposit accounts and a reduction of $158,000 in net gains on sales of investment securities, offset by increases in mortgage origination fees of $219,000. The $1.8 million decrease in total other income in 1994 from 1993 is attributable to a $930,000 decrease in mortgage origination fees due to an unusually high level of refinancings in 1993 and decreases in net gains on sales of investment securities.

OPERATING EXPENSES

    The Company's total operating expenses increased $152,000 to $10.9 million from $10.7 million for the six months ended June 30, 1996 compared to the six months ended June 30, 1995. The Company's total operating expenses increased $541,000 to $21.4 million in 1995 from $20.9 million in 1994 and decreased $1.3 million in 1994 from $22.2 million in 1993. The following table sets forth the Company's operating expenses for the indicated periods.

                                                                      FOR THE SIX MONTHS    FOR THE YEARS ENDED DECEMBER
                                                                        ENDED JUNE 30,                   31,
                                                                     --------------------  -------------------------------
                                                                       1996       1995       1995       1994       1993
                                                                     ---------  ---------  ---------  ---------  ---------
                                                                                        (IN THOUSANDS)
Salaries and employee benefits.....................................  $   5,372  $   5,382  $  10,730  $  10,496  $  10,486
Occupancy..........................................................      1,188      1,068      2,134      2,003      2,102
Equipment..........................................................        797      1,111      1,918      2,155      2,156
FDIC insurance.....................................................          4        551        570      1,035        999
Marketing and promotion............................................        427        413        952        647        854
Computer system and services.......................................        515         56        492        124        158
Supplies...........................................................        456        341        724        717        782
Loan, legal and collection fees....................................        184        136        257        143        443
Other real estate..................................................         13     --             53         50        388
Other..............................................................      1,923      1,669      3,586      3,505      3,801
                                                                     ---------  ---------  ---------  ---------  ---------
    Total operating expenses.......................................  $  10,879  $  10,727  $  21,416  $  20,875  $  22,169
                                                                     ---------  ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------  ---------

    The increase in total operating expenses for the six months ended June 30, 1996 is primarily due to the following factors. Occupancy expense increased $120,000 for the six months ended June 30, 1996 compared to the six months ended June 30, 1995 due to the addition of the Will-Cook branch and additional depreciation due to expansion and remodeling of other facilities. The remaining operating expenses increased $32,000 for the six months ended June 30, 1996 compared to the six months ended June 30, 1995 due primarily to an increase of $459,000 for computer system and services which were outsourced in mid-1995 and an increase in other expenses of $254,000, offset by decreases of $547,000 for FDIC insurance and a decrease in equipment cost of $314,000 primarily due to the outsourcing of data processing. The increase of $541,000 in total operating expenses in 1995 from 1994 is attributable to increases in salaries and employee benefits, occupancy, marketing and promotion and other operating expenses. The $1.3 million decrease in total operating expenses in 1994 compared to 1993 is primarily attributable to a decrease in other operating expenses resulting from a reduction in collection and repossessed asset costs.

FEDERAL INCOME TAX

    The Company's consolidated income tax rate varies from statutory rates principally due to interest income from tax-exempt securities and loans. The Company recorded income tax expenses totaling $2.9 million in 1995, $2.7 million in 1994, and $2.1 million in 1993, reflecting changes in income. The provision for income taxes was constant at $1.3 million for the six months ended June 30, 1996 and 1995.

FINANCIAL CONDITION

LOANS


    The Company's loan portfolio largely reflects the profile of the communities in which it operates. The following table sets forth the composition of the Company's loan portfolio as of the indicated dates.

                                                           JUNE 30,                       DECEMBER 31,
                                                          -----------  --------------------------------------------------
                                                             1996         1995         1994         1993         1992
                                                          -----------  -----------  -----------  -----------  -----------
                                                                                  (IN THOUSANDS)
Commercial and industrial...............................  $    54,414  $    50,258  $    50,339  $    51,162  $    53,970
Residential real estate.................................      128,755      119,153      110,045       80,172       50,746
Home equity lines of credit.............................       29,053       31,152       32,256       37,684       42,848
Commercial real estate..................................       73,630       74,199       64,789       56,774       54,308
Other consumer..........................................       38,721       37,398       33,613       41,725       49,190
                                                          -----------  -----------  -----------  -----------  -----------
    Total loans.........................................      324,573      312,160      291,042      267,517      251,062
Allowance for loan losses...............................       (3,943)      (3,524)      (3,995)      (4,026)      (4,484)
                                                          -----------  -----------  -----------  -----------  -----------
    Net loans...........................................  $   320,630  $   308,636  $   287,047  $   263,491  $   246,578
                                                          -----------  -----------  -----------  -----------  -----------
                                                          -----------  -----------  -----------  -----------  -----------


                                                             1991
                                                          -----------

Commercial and industrial...............................  $    58,372
Residential real estate.................................       51,949
Home equity lines of credit.............................       48,293
Commercial real estate..................................       54,236
Other consumer..........................................       66,661
                                                          -----------
    Total loans.........................................      279,511
Allowance for loan losses...............................       (4,230)
                                                          -----------
    Net loans...........................................  $   275,281
                                                          -----------
                                                          -----------


    Total loans increased $12.4 million as of June 30, 1996 from December 31, 1995. This increase is primarily attributable to an increase in commercial and industrial loans and residential real estate loans. Total loans increased $21.1 million to $312.2 million as of December 31, 1995 from $291.0 million as of December 31, 1994. This increase in total loans was principally due to increased residential and commercial real estate loans.



    Commercial and industrial loans increased $4.1 million to $54.4 million as of June 30, 1996 from $50.3 million as of December 31, 1995. The net increase in 1996 is attributable to purchases of short-term commercial leases aggregating $5.6 million. Commercial and industrial loans remained relatively constant at $50.3 million at December 31, 1995 and December 31, 1994.


    Residential real estate loans increased $9.6 million to $128.8 million as of June 30, 1996 from $119.2 million as of December 31, 1995 due to increased origination of adjustable rate mortgages. The Company originates fixed-rate residential loans for the secondary market, retaining the servicing rights. See "Business -- Services." As of December 31, 1995, residential real estate loans increased $9.1 million from December 31, 1994. As of December 31, 1995, residential real estate loans increased $67.2 million from December 31, 1991. The increase in this category since 1991 is due to the Company's mortgage origination operation and emphasis on residential real estate lending.

    Home equity lines of credit decreased $2.1 million to $29.1 million as of June 30, 1996 from $31.2 million as of December 31, 1995. As of December 31, 1995, home equity lines of credit decreased $1.1 million from December 31, 1994. As of December 31, 1995, home equity lines of credit decreased $17.1 million from December 31, 1991. Management believes this trend is due to mortgage refinancings which include the home equity lines, and aggressive competition within the banking industry for home equity lines of credit.

    Commercial real estate loans decreased $569,000 to $73.6 million as of June 30, 1996 from $74.2 million as of December 31, 1995. As of December 31, 1995, commercial real estate loans increased $9.4 million from December 31, 1994. As of December 31, 1995, commercial real estate loans increased $20.0 million from December 31, 1991. This increase in commercial real estate loans reflects the overall improvement in the commercial real estate market during this period.


    Other consumer loans increased $1.3 million to $38.7 million as of June 30, 1996 from $37.4 million as of December 31, 1995. As of December 31, 1995, other consumer loans increased $3.8 million from December 31, 1994. As of December 31, 1995, other consumer loans decreased $29.3 million from December 31, 1991. The significant decreases in consumer loans were due to the sale of the credit card portfolio in 1992 and the run-off of other installment loans, including indirect auto loans in 1993 and 1994. The Company's recent increase in consumer loans is due primarily to the moderate re-entry into the indirect auto loan market. As of June 30, 1996, the Company's consumer loan portfolio included $8.7 million of indirect auto loans. These loans generally carry a slightly higher risk than direct loans because they are originated through auto dealers to individuals who do not have other banking relationships with the Company. However, the same underwriting criteria are applied to indirect auto loans as are applied to other consumer loans.

    Although the risk of non-payment for any reason exists with respect to all loans, certain other more specific risks are associated with each type of loan. The primary risks associated with commercial loans are quality of the borrower's management and the impact of local economic factors. Risks associated with real estate loans include concentrations of loans in a loan type such as commercial or residential and fluctuating land values. Consumer loans also have risks associated with concentrations of loans in a single type of loan. Consumer loans additionally face the risk of a borrower's unemployment as a result of deteriorating economic conditions.

    The Company attempts to balance the types of loans in its portfolio with the objective of reducing risk. While the Company has a sizable portion of its loan portfolio secured by real estate in one form or another, almost all of those loans have adjustable or floating interest rates. The Company believes that its philosophy in extending credit is relatively conservative in nature, with a presumption that most credit should have both a primary and a secondary source of repayment, and that the primary source should generally be operating cash flows, while the secondary source should generally be disposition of collateral. The Company engages in very little unsecured lending, and generally requires personal guarantees of principals for business obligations. The Company practices a system of concurrence in the approval of commercial credit whereby the documented concurrence of a higher-ranking officer (or approval by the board or a board committee, where applicable) is obtained in addition to that of the recommending officer. This system is intended to assure that commercial credit is subjected to the independent objective review of at least two lending officers.

LOAN MATURITIES

    The following table sets forth the remaining maturities, based upon contractual dates, for selected loan categories as of June 30, 1996.

                                     ONE YEAR
                                     OR LESS                                                               TOTAL
                                     --------                                                             --------
                                                       OVER 1 YEAR
                                                     THROUGH 5 YEARS                OVER 5 YEARS
                                                --------------------------   --------------------------
                                                FIXED RATE   FLOATING RATE   FIXED RATE   FLOATING RATE
                                                ----------   -------------   ----------   -------------
                                                                    (IN THOUSANDS)
Commercial and industrial..........  $ 16,753    $17,099        $ 8,617       $ 6,340       $  5,605      $ 54,414
Residential real estate............     7,313     15,840            241         4,816        100,545       128,755
Home equity lines of credit........     5,037      --            17,743         --             6,273        29,053
Commercial real estate.............    11,894     33,178          7,087         1,099         20,372        73,630
Other consumer.....................     4,139     30,393          1,652         2,537         --            38,721
                                     --------   ----------   -------------   ----------   -------------   --------
    Total..........................  $ 45,136    $96,510        $35,340       $14,792       $132,795      $324,573
                                     --------   ----------   -------------   ----------   -------------   --------
                                     --------   ----------   -------------   ----------   -------------   --------

NON-PERFORMING LOANS

    The Company discontinues the accrual of interest income on any loan when, in the opinion of management, there is reasonable doubt as to the timely collectibility of interest or principal. Generally, the Company discontinues the accrual of interest on a loan once it becomes 90 days past due. All accrued and uncollected interest is charged against income at the time a loan is placed on nonaccrual status. Nonaccrual loans are returned to an accrual status when, in the opinion of management, the financial position of the borrower indicates that there is no longer any reasonable doubt as to the timely payment of principal and interest. There are no potential problem loans as to which management has serious doubts as to collectibility that are not included in the following table.


    The following table sets forth information on the Company's non-performing loans and other assets as of the indicated dates.



                                                     JUNE 30,                       DECEMBER 31,
                                                     ---------  -----------------------------------------------------
                                                       1996       1995       1994       1993       1992       1991
                                                     ---------  ---------  ---------  ---------  ---------  ---------
                                                                          (DOLLARS IN THOUSANDS)
Nonaccrual loans...................................  $   1,639  $   1,606  $   2,221  $   2,599  $   3,006  $   4,571
Other loans 90 days past due.......................        159        177        167        227      1,416      2,964
Other real estate..................................        988        858      1,081      1,401      3,238      2,344
                                                     ---------  ---------  ---------  ---------  ---------  ---------
  Total nonperforming assets.......................  $   2,786  $   2,641  $   3,469  $   4,227  $   7,660  $   9,879
                                                     ---------  ---------  ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------  ---------  ---------
Nonaccrual and other loans 90 days past due to
 total loans.......................................        .55%       .57%       .82%      1.05%      1.76%      2.70%
Nonperforming assets to total loans plus other real
 estate............................................        .86        .84       1.19       1.57       3.01       3.50
Nonperforming assets to total assets...............        .45        .45        .62        .81       1.50       2.11


    For the six month period ended June 30, 1996, gross interest income that would have been recorded if the nonaccrual loans had been current in accordance with their original terms and had been outstanding throughout the period was $65,000. During the six months ended June 30, 1996, the Company recognized interest income on such nonaccrual loans of $42,000.

    Nonperforming assets have decreased in each of the last five years and constitute .45% of total assets as of June 30, 1996, down from 2.11% as of December 31, 1991. Management believes that the significant improvement in the level of nonperforming assets is due to the Company's conservative lending philosophy and increased collection efforts, along with improved economic conditions. See "Business -- History."

ANALYSIS OF ALLOWANCE FOR LOAN LOSSES


    An allowance for loan losses has been established to provide for those loans that may not be repaid in their entirety. The allowance for loan losses is maintained at a level considered by management to be adequate to provide for potential loan losses. The allowance is increased by provisions charged to earnings and is reduced by charge-offs, net of recoveries. The provision for loan losses is based on past loan loss experience and management's evaluation of the loan portfolio under current economic conditions. Loans are charged to the allowance for loan losses when, and to the extent, they are deemed by management to be uncollectible. The allowance for loan losses is composed of specific reserves for impaired loans and general reserves for all other loans.

    The following table sets forth loans charged-off and recovered by type of loan and an analysis of the allowance for loan losses for the indicated periods.


                                                  FOR THE SIX
                                                 MONTHS ENDED
                                                   JUNE 30,                  FOR THE YEARS ENDED DECEMBER 31,
                                                 -------------  ----------------------------------------------------------
                                                     1996          1995        1994        1993        1992        1991
                                                 -------------  ----------  ----------  ----------  ----------  ----------
                                                                          (DOLLARS IN THOUSANDS)
Average total loans............................   $   312,449   $  307,197  $  272,930  $  249,627  $  270,113  $  285,895
                                                 -------------  ----------  ----------  ----------  ----------  ----------
                                                 -------------  ----------  ----------  ----------  ----------  ----------
Total loans at end of period...................   $   324,573   $  312,160  $  291,042  $  267,517  $  251,062  $  279,511
                                                 -------------  ----------  ----------  ----------  ----------  ----------
                                                 -------------  ----------  ----------  ----------  ----------  ----------
Allowance at beginning of year.................   $     3,524   $    3,995  $    4,026  $    4,484  $    4,230  $    7,083
Charge offs:
  Commercial and industrial....................            58          269         125         329       1,440         951
  Residential real estate......................            29          344          45         124         101           3
  Home equity lines of credit..................       --            --              43         180      --               3
  Commercial real estate.......................           108          200          28         309         403         858
  Other consumer...............................            66          288         727       1,161       1,890       4,910
                                                 -------------  ----------  ----------  ----------  ----------  ----------
    Total charge-offs..........................           261        1,101         968       2,103       3,834       6,725
                                                 -------------  ----------  ----------  ----------  ----------  ----------
Recoveries:
  Commercial and industrial....................             2           73         263          87         143         466
  Residential real estate......................             1           18          39           5      --          --
  Home equity lines of credit..................       --            --               1          12      --          --
  Commercial real estate.......................           490            7           2          33           5          10
  Other consumer...............................           112          373         321         209         363         473
                                                 -------------  ----------  ----------  ----------  ----------  ----------
    Total recoveries...........................           605          471         626         346         511         949
                                                 -------------  ----------  ----------  ----------  ----------  ----------
Net charge-offs (recoveries)...................          (344)         630         342       1,757       3,323       5,776
                                                 -------------  ----------  ----------  ----------  ----------  ----------
Provision for loan losses......................            75          159         311       1,299       3,577       2,923
                                                 -------------  ----------  ----------  ----------  ----------  ----------
Allowance at end of period.....................   $     3,943   $    3,524  $    3,995  $    4,026  $    4,484  $    4,230
                                                 -------------  ----------  ----------  ----------  ----------  ----------
                                                 -------------  ----------  ----------  ----------  ----------  ----------
Net charge-offs (recoveries) to average total
 loans.........................................          (.11)%        .21%        .13%        .70%       1.23%       2.02%
Allowance to total loans at end of period......          1.21         1.13        1.37        1.51        1.79        1.51
Allowance to nonperforming loans...............        219.30       197.64      167.29      142.46      101.40       56.14


    The allowance for loan losses was $3.9 million as of June 30, 1996, $3.5 million as of December 31, 1995 and $4.0 million as of December 31, 1994. For the six months ended June 30, 1996, net recoveries on loans previously charged-off were $344,000, due primarily to payment from a former customer's bankruptcy proceeding. Net charge-offs increased $288,000 to $630,000 or 0.21% of average loans in 1995 from $342,000 or 0.13% of average loans in 1994. Management considers the allowance for loan losses to be adequate to meet potential losses in the loan portfolio as of June 30, 1996. See "-- Non-Performing Loans."

ALLOCATION OF ALLOWANCE FOR LOAN LOSS

    The following table sets forth the Company's allocation of the allowance for loan losses by types of loans as of the indicated dates.

                                               JUNE 30,                                   DECEMBER 31,
                                       ------------------------  ---------------------------------------------------------------
                                                 1996                      1995                      1994               1993
                                       ------------------------  ------------------------  ------------------------  -----------
                                                       LOAN                      LOAN                      LOAN
                                                    CATEGORY TO               CATEGORY TO               CATEGORY TO
                                         AMOUNT     GROSS LOANS    AMOUNT     GROSS LOANS    AMOUNT     GROSS LOANS    AMOUNT
                                       -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                                                        (DOLLARS IN THOUSANDS)
Allocated:
  Commercial and industrial..........   $     686        16.76%   $     702        16.10%   $     642        17.30%   $     469
  Residential real estate............         749        39.67          676        38.17          510        37.81          318
  Home equity line of credit.........         131         8.95          129         9.98          164        11.08          135
  Commercial real estate.............         634        22.69          652        23.77          588        22.26          636
  Other consumer.....................         379        11.93          421        11.98          562        11.55        1,634
Unallocated:.........................       1,364       --              944       --            1,529       --              834
                                       -----------  -----------  -----------  -----------  -----------  -----------  -----------
    Total allowance for loan
     losses..........................   $   3,943       100.00%   $   3,524       100.00%   $   3,995       100.00%   $   4,026
                                       -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                       -----------  -----------  -----------  -----------  -----------  -----------  -----------


                                                              1992                      1991
                                                    ------------------------  ------------------------
                                          LOAN                      LOAN                      LOAN
                                       CATEGORY TO               CATEGORY TO               CATEGORY TO
                                       GROSS LOANS    AMOUNT     GROSS LOANS    AMOUNT     GROSS LOANS
                                       -----------  -----------  -----------  -----------  -----------

Allocated:
  Commercial and industrial..........       19.12%   $     300        21.50%   $   1,297        20.88%
  Residential real estate............       29.97          451        20.21          101        18.59
  Home equity line of credit.........       14.09          210        17.07       --            17.28
  Commercial real estate.............       21.22          494        21.63          398        19.40
  Other consumer.....................       15.60        1,273        19.59        1,527        23.85
Unallocated:.........................      --            1,756       --              907       --
                                       -----------  -----------  -----------  -----------  -----------
    Total allowance for loan
     losses..........................      100.00%   $   4,484       100.00%   $   4,230       100.00%
                                       -----------  -----------  -----------  -----------  -----------
                                       -----------  -----------  -----------  -----------  -----------

INVESTMENT SECURITIES

    The Company manages its investment portfolio to provide both a source of liquidity and earnings. To assist in the process, the Company utilizes a firm specializing in portfolio management consultation with commercial banks in the Midwest. The Company follows an investment policy which generally requires the securities in its investment portfolio to be rated, at the date of purchase, investment grade by a nationally recognized rating agency. In accordance with the Company's investment policy, no derivative securities may be purchased, other than collateralized mortgage obligations, without the prior approval of the Board of Directors. As of June 30, 1996, the Company owned short-tranche Fannie Mae and FHLMC collateralized mortgage obligations with an amortized cost totaling $46.3 million, short-term U.S. Treasury and agency strips with an amortized cost totaling $14.9 million and short-term structured notes with an amortized cost totaling $4.5 million. As of June 30, 1996, the Company did not hold any off-balance sheet derivative financial instruments such as futures, forwards, swaps or option contracts. As of June 30, 1996, the Company held no securities with a book value exceeding 10% of stockholders' equity of a single issuer other than the U.S. Treasury or other U.S. government agencies.

    Adjustable rate mortgage pools and collateralized mortgage obligations are mortgage backed obligations of Fannie Mae and FHLMC. These obligations have contractual maturities ranging from less than four years to 25 years and have an anticipated average life to maturity ranging from less than one year to 5.1 years. All adjustable rate mortgage pools and collateralized mortgage obligations contain a certain amount of risk related to the uncertainty of prepayments of the underlying mortgages. Interest rate changes have a direct impact upon prepayment rates. The Company uses computer simulation models to test the average life and yield volatility of adjustable rate mortgage pools and collateralized mortgage obligations under various interest rate assumptions to monitor volatility. At June 30, 1996, the Company owned no high risk collateralized mortgage obligations as defined by the Federal Financial Institutions Examination Council's Supervisory Policy Statement on Securities Activities. U. S. Treasury strips are direct obligations of the United States government which have had the coupons removed. These securities are sold at a discount to par similar to U.S. Treasury bills and pay no interest until maturity. The market value fluctuation of these securities is greater than the fluctuation on similar maturity full coupon U.S. Treasury securities because these types of securities are more sensitive to changes in interest rates. U.S. government agency strips held by the Company pay no interest until late 1996, are callable at par beginning in late 1996 and, if not called, begin making coupon interest payments ranging from 7.56% to 8.04% thereafter until maturity. The market value fluctuation of these securities is greater than the fluctuation on similar maturity full coupon U.S. government agency securities due to the uncertainty of the redemption date. The interest rates on the structured notes reprice based on formulas applied to various indices. The maturities on the structured notes range from one to four years.

    Effective January 1, 1994, the Company adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"). SFAS No. 115 requires that all debt and equity securities be classified either as held-to-maturity, available-for-sale or trading. Held-to-maturity securities are classified as such only when the Company determines it has the ability and intent to hold these securities to maturity. Held-to-maturity securities are carried at cost, adjusted for amortization of premiums and accretion of discounts. Available-for-sale securities and trading securities are carried at market value. Net unrealized gains and losses on available-for-sale securities are excluded from earnings and reported as a separate component of stockholders' equity, net of tax. Unrealized gains and losses on trading securities are included in earnings. The Company has not classified any securities as trading. Gains or losses on the sale of investment securities are determined based on the amortized cost of the specific securities sold.

    The following tables set forth the composition of the Company's investment portfolio by major category as of the indicated dates. The investment securities portfolio as of June 30, 1996, December 31, 1995 and December 31, 1994 have been categorized as either available-for-sale or held-to-maturity in accordance with SFAS No. 115. Because SFAS No. 115 was adopted by the Company effective January 1, 1994, the investment securities portfolio as of December 31, 1993 has not been categorized.


                                                                      JUNE 30, 1996
                               -------------------------------------------------------------------------------------------
                                  AVAILABLE-FOR-SALE         HELD-TO-MATURITY                       TOTAL
                               ------------------------  ------------------------  ---------------------------------------
                                AMORTIZED    ESTIMATED    AMORTIZED    ESTIMATED    AMORTIZED    ESTIMATED       % OF
                                  COST      FAIR VALUE      COST      FAIR VALUE      COST      FAIR VALUE   PORTFOLIO (1)
                               -----------  -----------  -----------  -----------  -----------  -----------  -------------
                                                                 (DOLLARS IN THOUSANDS)
U.S. Treasury................   $  46,657    $  45,672    $   2,176    $   2,072    $  48,833    $  47,744         20.38%
U.S. Treasury strips.........       1,817        1,810       --           --            1,817        1,810           .76
U.S. government agencies.....      55,601       54,480       --           --           55,601       54,480         23.21
U.S. government agency
 strips......................      13,105       13,077       --           --           13,105       13,077          5.47
Obligations of state and
 political subdivisions......      30,660       29,947       16,726       16,595       47,386       46,542         19.78
Corporate debt securities....      19,962       19,059       --           --           19,962       19,059          8.33
Adjustable rate mortgage
 pools.......................       5,840        5,943       --           --            5,840        5,943          2.44
Collateralized mortgage
 obligations.................      31,104       30,581       15,201       14,888       46,305       45,469         19.33
Federal reserve stock and
 other securities............         714          695           10           10          724          705           .30
                               -----------  -----------  -----------  -----------  -----------  -----------  -------------
    Total....................   $ 205,460    $ 201,264    $  34,113    $  33,565    $ 239,573    $ 234,829        100.00%
                               -----------  -----------  -----------  -----------  -----------  -----------  -------------
                               -----------  -----------  -----------  -----------  -----------  -----------  -------------


- ------------------------------

(1) Based on amortized cost.

                                                                    DECEMBER 31, 1995
                               -------------------------------------------------------------------------------------------
                                  AVAILABLE-FOR-SALE         HELD-TO-MATURITY                       TOTAL
                               ------------------------  ------------------------  ---------------------------------------
                                AMORTIZED    ESTIMATED    AMORTIZED    ESTIMATED    AMORTIZED    ESTIMATED       % OF
                                  COST      FAIR VALUE      COST      FAIR VALUE      COST      FAIR VALUE   PORTFOLIO (1)
                               -----------  -----------  -----------  -----------  -----------  -----------  -------------
                                                                 (DOLLARS IN THOUSANDS)
U.S. Treasury................   $  69,576    $  69,825    $   2,196    $   2,173    $  71,772    $  71,998         34.73%
U.S. Treasury strips.........       1,661        1,679       --           --            1,661        1,679           .80
U.S. government agencies.....      49,452       49,759       --           --           49,452       49,759         23.93
U.S. government agency
 strips......................      12,719       12,687       --           --           12,719       12,687          6.15
Obligations of state and
 political subdivisions......      15,692       15,974       14,984       15,130       30,676       31,104         14.84
Corporate debt securities....      17,556       17,539       --           --           17,556       17,539          8.50
Adjustable rate mortgage
 pools.......................       7,266        7,393       --               20        7,266        7,413          3.51
Collateralized mortgage
 obligations.................      --           --           15,449       15,301       15,449       15,301          7.48
Federal reserve stock and
 other securities............         107          107           15           15          122          122           .06
                               -----------  -----------  -----------  -----------  -----------  -----------  -------------
    Total....................   $ 174,029    $ 174,963    $  32,644    $  32,639    $ 206,673    $ 207,602        100.00%
                               -----------  -----------  -----------  -----------  -----------  -----------  -------------
                               -----------  -----------  -----------  -----------  -----------  -----------  -------------


- ------------------------------

(1) Based on amortized cost.


                                                                    DECEMBER 31, 1994
                               -------------------------------------------------------------------------------------------
                                  AVAILABLE-FOR-SALE         HELD-TO-MATURITY                       TOTAL
                               ------------------------  ------------------------  ---------------------------------------
                                AMORTIZED    ESTIMATED    AMORTIZED    ESTIMATED    AMORTIZED    ESTIMATED       % OF
                                  COST      FAIR VALUE      COST      FAIR VALUE      COST      FAIR VALUE   PORTFOLIO (1)
                               -----------  -----------  -----------  -----------  -----------  -----------  -------------
                                                                 (DOLLARS IN THOUSANDS)
U.S. Treasury................   $  76,722    $  73,192    $   6,991    $   6,417    $  83,763    $  79,609         37.80%
U.S. Treasury strips.........      --           --            1,557        1,499        1,557        1,499           .70
U.S. government agencies.....      39,707       38,337        9,523        8,718       49,230       47,055         22.21
U.S. government agency
 strips......................      --           --           11,979       11,383       11,979       11,383          5.41
Obligations of state and
 political subdivisions......      --           --           30,537       29,507       30,537       29,507         13.78
Corporate debt securities....      17,653       14,762       --           --           17,653       14,762          7.97
Adjustable rate mortgage
 pools.......................      --           --           10,045        9,884       10,045        9,884          4.53
Collateralized mortgage
 obligations.................      --           --           16,715       15,675       16,715       15,675          7.54
Federal reserve stock and
 other securities............         102          102           25           25          127          127           .06
                               -----------  -----------  -----------  -----------  -----------  -----------  -------------
    Total....................   $ 134,234    $ 126,393    $  87,372    $  83,108    $ 221,606    $ 209,501        100.00%
                               -----------  -----------  -----------  -----------  -----------  -----------  -------------
                               -----------  -----------  -----------  -----------  -----------  -----------  -------------


- ------------------------------

(1) Based on amortized cost.


                                                                                          DECEMBER 31, 1993
                                                                               ---------------------------------------
                                                                                                TOTAL
                                                                               ---------------------------------------
                                                                                AMORTIZED    ESTIMATED       % OF
                                                                                  COST      FAIR VALUE   PORTFOLIO (1)
                                                                               -----------  -----------  -------------
                                                                                       (DOLLARS IN THOUSANDS)
U.S. Treasury................................................................   $  84,266    $  86,034         40.48%
U.S. Treasury strips.........................................................       1,373        1,373           .66
U.S. government agencies.....................................................      49,495       50,268         23.77
U.S. government agency strips................................................      11,284       11,649          5.42
Obligations of state and political subdivisions..............................      24,231       25,391         11.64
Corporate debt securities ...................................................      17,742       16,748          8.52
Collateralized mortgage obligations..........................................      19,651       19,533          9.44
Federal reserve stock and other securities...................................         137          137           .07
                                                                               -----------  -----------  -------------
    Total....................................................................   $ 208,179    $ 211,133        100.00%
                                                                               -----------  -----------  -------------
                                                                               -----------  -----------  -------------


- ------------------------------

(1) Based on amortized cost.

    The Company's total investment securities portfolio increased $32.9 million as of June 30, 1996 from December 31, 1995, decreased $14.9 million as of December 31, 1995 from December 31, 1994 and increased $13.4 million as of December 31, 1994 from December 31, 1993. The increase as of June 30, 1996 is primarily the result of the investment of the influx of deposits in the Will-Cook and Oak Lawn branches resulting from promotional activities, as well as the investment of $13.6 million from a reduction in the funds sold position. The investments purchased were primarily collateralized mortgage obligations and tax exempt obligations. The decline in the investment securities portfolio in the year ended December 31, 1995 reflects the use of proceeds from maturing securities to fund higher loan levels. The increase in the investment securities portfolio in the year ended December 31, 1994 is primarily the result of the investment of increased deposits.

INVESTMENT MATURITIES AND YIELDS

    The following table sets forth the contractual maturities of investment securities as of June 30, 1996, and the weighted average yields of such securities on a tax-equivalent basis assuming a 34% tax rate.

                                                                                   MATURING
                                          ------------------------------------------------------------------------------------------
                                                                 AFTER ONE BUT WITHIN   AFTER FIVE BUT WITHIN
                                             WITHIN ONE YEAR
                                                                      FIVE YEARS              TEN YEARS           AFTER TEN YEARS
                                          ---------------------  ---------------------  ---------------------  ---------------------
                                           AMOUNT      YIELD      AMOUNT      YIELD      AMOUNT      YIELD      AMOUNT      YIELD
                                          ---------  ----------  ---------  ----------  ---------  ----------  ---------  ----------
                                                                            (DOLLARS IN THOUSANDS)
Available-For-Sale Securities (1):
U.S. Treasury...........................  $  11,757       5.55%  $  33,915       5.58%  $  --             --%  $  --             --%
U.S. Treasury strips....................        944       6.31         866       5.94      --          --         --          --
U.S. government agencies................      8,046       6.16      40,717       5.96       5,717       6.12      --          --
U.S. government agency strips...........     --          --         --          --         13,077       6.09      --          --
Obligations of state and political
 subdivisions (2).......................      2,634       9.09       8,264       7.08      12,783       7.23       6,266       7.91
Corporate debt securities...............     --          --         --          --          1,015       7.26      18,044       7.59
Adjustable rate mortgage pools (3)......     --          --          5,943       7.51      --          --         --          --
Collateralized mortgage obligations
 (3)....................................     --          --         30,581       6.65      --          --         --          --
Federal reserve stock and other
 securities.............................     --          --            695       6.00      --          --         --          --
                                          ---------              ---------              ---------              ---------
    Total available-for-sale............  $  23,381              $ 120,981              $  32,592              $  24,310
                                          ---------              ---------              ---------              ---------
                                          ---------              ---------              ---------              ---------
Weighted average yield (4)..............                  6.16%                  6.18%                  6.58%                  7.67%
                                                           ---                    ---                    ---                    ---
                                                           ---                    ---                    ---                    ---
Held-to-Maturity Securities (5):
U.S. Treasury...........................  $  --          --   %  $  --          --   %  $   2,176       5.68%  $  --          --   %
U.S. government agencies................     --          --         --          --         --          --         --          --
Obligations of state and political
 subdivisions (2).......................      2,772       6.84      10,861       6.96       1,962       7.49       1,131       8.10
Corporate debt securities...............     --          --         --          --         --          --         --          --
Adjustable rate mortgage pools (3)......     --          --         --          --         --          --         --          --
Collateralized mortgage obligations
 (3)....................................      2,999       6.34      12,202       5.80      --          --         --          --
Federal reserve stock and other
 securities.............................         10       5.50      --          --         --          --         --          --
                                          ---------              ---------              ---------              ---------
    Total held-to-maturity..............  $   5,781              $  23,063              $   4,138              $   1,131
                                          ---------              ---------              ---------              ---------
                                          ---------              ---------              ---------              ---------
Weighted average yield (4)..............                  6.58%                  6.35%                  6.54%                  8.10%
                                                           ---                    ---                    ---                    ---
                                                           ---                    ---                    ---                    ---


                                                  TOTAL
                                          ---------------------
                                           AMOUNT      YIELD
                                          ---------  ----------

Available-For-Sale Securities (1):
U.S. Treasury...........................  $  45,672       5.57%
U.S. Treasury strips....................      1,810       6.13
U.S. government agencies................     54,480       6.00
U.S. government agency strips...........     13,077       6.09
Obligations of state and political
 subdivisions (2).......................     29,947       7.49
Corporate debt securities...............     19,059       7.57
Adjustable rate mortgage pools (3)......      5,943       7.51
Collateralized mortgage obligations
 (3)....................................     30,581       6.65
Federal reserve stock and other
 securities.............................        695       6.00
                                          ---------
    Total available-for-sale............  $ 201,264
                                          ---------
                                          ---------
Weighted average yield (4)..............                  6.42%
                                                           ---
                                                           ---
Held-to-Maturity Securities (5):
U.S. Treasury...........................  $   2,176       5.68%
U.S. government agencies................     --          --
Obligations of state and political
 subdivisions (2).......................     16,726       7.08
Corporate debt securities...............     --          --
Adjustable rate mortgage pools (3)......     --          --
Collateralized mortgage obligations
 (3)....................................     15,201       5.86
Federal reserve stock and other
 securities.............................         10       5.50
                                          ---------
    Total held-to-maturity..............  $  34,113
                                          ---------
                                          ---------
Weighted average yield (4)..............                  6.45%
                                                           ---
                                                           ---


- ------------------------------

(1) Based on estimated fair value.
(2) Rates on obligations of states and political subdivisions have been adjusted to tax-equivalent yields using a 34% tax rate.
(3) Maturities on adjustable rate mortgage pools and collateralized mortgage obligations are based on anticipated lives of the underlying mortgages, not contractual maturities.
(4) The weighted average was computed using estimated fair value for securities available-for-sale and amortized cost for securities held-to-maturity as set forth in the table.
(5) Based on amortized cost.

DEPOSITS

    The Company has experienced growth in total deposits in recent years. Average total deposits were $541.4 million for the six months ended June 30, 1996, $509.0 million for the year ended December 31, 1995 and $481.1 million for the year ended December 31, 1994. These increases in deposits are the result of increased marketing activity in 1995 and 1996 in connection with the opening of the Will-Cook branch and a special promotion in 1996 in connection with the renovation of the Oak Lawn branch, as well as normal growth in the Company's core market area.

    The following table sets forth the average amount of and the average rate paid on deposits by category for the indicated periods.

                                FOR THE SIX MONTHS ENDED
                                        JUNE 30,                              FOR THE YEARS ENDED DECEMBER 31,
                           -----------------------------------  ------------------------------------------------------------
                                          1996                                 1995                           1994
                           -----------------------------------  -----------------------------------  -----------------------
                            AVERAGE    PERCENT OF                AVERAGE    PERCENT OF                AVERAGE    PERCENT OF
                            BALANCE     DEPOSITS       RATE      BALANCE     DEPOSITS       RATE      BALANCE     DEPOSITS
                           ---------  ------------  ----------  ---------  ------------  ----------  ---------  ------------
                                                                (DOLLARS IN THOUSANDS)
Non-interest bearing
 demand..................  $  85,894       15.86%       --   %  $  88,009       17.29%       --   %  $  91,474       19.01%
Interest bearing demand..    112,377       20.76         2.18     108,487       21.31         2.52     104,784       21.78
Savings..................    108,207       19.99         2.68     108,656       21.35         2.83     112,397       23.36
Time:
  Certificates of
   deposit, under
   $100,000 (1)..........    182,227       33.66         5.50     156,589       30.76         5.26     141,620       29.44
  Certificates of
   deposit, over $100,000
   (1)...................     36,972        6.83         5.70      28,613        5.62         5.55      15,899        3.30
  Public funds...........     15,685        2.90         5.43      18,672        3.67         5.78      14,934        3.11
    Total time...........    234,884       43.39         5.52     203,874       40.05         5.35     172,453       35.85
                           ---------  ------------        ---   ---------  ------------        ---   ---------  ------------
      Total..............  $ 541,362      100.00%        3.39%  $ 509,026      100.00%        3.28%  $ 481,108      100.00%
                           ---------  ------------        ---   ---------  ------------        ---   ---------  ------------
                           ---------  ------------        ---   ---------  ------------        ---   ---------  ------------


                                                      1993
                                       -----------------------------------
                                        AVERAGE    PERCENT OF
                              RATE      BALANCE     DEPOSITS       RATE
                           ----------  ---------  ------------  ----------

Non-interest bearing
 demand..................      --   %  $  81,274       17.82%       --   %
Interest bearing demand..       2.40     105,441       23.11         2.27
Savings..................       2.65     106,539       23.36         2.91
Time:
  Certificates of
   deposit, under
   $100,000 (1)..........       4.02     143,495       31.46         4.00
  Certificates of
   deposit, over $100,000
   (1)...................       4.22       7,750        1.70         3.70
  Public funds...........       4.33      11,615        2.55         3.83
    Total time...........       4.07     162,860       35.71         4.04
                                 ---   ---------  ------------        ---
      Total..............       2.60%  $ 456,114      100.00%        2.65%
                                 ---   ---------  ------------        ---
                                 ---   ---------  ------------        ---


- ------------------------------

(1) Certificates of deposit exclusive of public funds.

    The following table summarizes as of June 30, 1996 the maturity distribution of deposits in amounts of $100,000 or more. These deposits have been made by individuals, businesses and public and other not-for-profit entities, most of which are located within the Company's market area.

                                                                                 JUNE 30, 1996
                                                                                 -------------
                                                                                      (IN
                                                                                  THOUSANDS)
Three months or less...........................................................   $    18,920
Over three months through six months...........................................        16,279
Over six months through twelve months..........................................        15,227
Over twelve months.............................................................         6,570
                                                                                 -------------
    Total......................................................................   $    56,996
                                                                                 -------------
                                                                                 -------------

SHORT-TERM BORROWINGS

    The Company uses short-term borrowings on a limited basis. These borrowings include overnight funds purchased and securities sold under agreements to repurchase. The following table sets forth categories of short-term borrowings of the Company as of the indicated dates or for the indicated periods.

                                                                     AT OR FOR
                                                                      THE SIX
                                                                      MONTHS
                                                                       ENDED       AT OR FOR THE YEARS ENDED
                                                                     JUNE 30,            DECEMBER 31,
                                                                     ---------  -------------------------------
                                                                       1996       1995       1994       1993
                                                                     ---------  ---------  ---------  ---------
                                                                               (DOLLARS IN THOUSANDS)
Funds Purchased and Securities
 Sold Under Repurchase Agreements:
  Balance at end of period.........................................  $   5,770  $   6,292  $   9,614  $   8,646
  Weighted average interest rate at end of period (1)..............       4.84%      5.20%      4.77%      4.42%
  Maximum amount outstanding (2)...................................  $  10,578  $  31,400  $  23,402  $  35,071
  Average amount outstanding.......................................      5,113      7,211      5,680      9,547
  Weighted average interest rate during period (1).................       5.57%      5.26%      4.07%      3.67%

- ------------------------

(1) Interim period annualized.

(2) Based on amount outstanding at month-end during each period.

SHORT-TERM BANK BORROWINGS

    The Company's short-term bank borrowings at December 31, 1995 consisted of a demand note in the principal amount of $11.0 million payable to the Company's principal correspondent bank. The Company incurred the indebtedness to fund the repurchase of 881,340 shares of Common Stock from the estate of its late chairman in December 1995 for $11.5 million. The indebtedness was reduced to $9.0 million as of June 30, 1996. The note is due on demand, requires quarterly interest payments at a rate pegged to LIBOR (generally less than prime), and is collateralized by the common stock of the Banks. The Company intends to repay this indebtedness with the proceeds from this offering. See "Use of Proceeds."

    The following table sets forth categories of short-term bank borrowings of the Company as of the indicated dates or for the indicated periods.


                                                                     AT OR FOR
                                                                      THE SIX
                                                                      MONTHS
                                                                       ENDED       AT OR FOR THE YEARS ENDED
                                                                     JUNE 30,            DECEMBER 31,
                                                                     ---------  -------------------------------
                                                                       1996       1995       1994       1993
                                                                     ---------  ---------  ---------  ---------
                                                                               (DOLLARS IN THOUSANDS)
Short-Term Bank Borrowings:
  Balance at end of period.........................................  $   9,000  $  11,000  $   1,800  $   4,700
  Weighted average interest rate at end of period (1)..............       7.49%      8.20%      8.50%      5.50%
  Maximum amount outstanding (2)...................................  $  11,000  $  11,000  $   4,700  $   7,550
  Average amount outstanding.......................................      9,678        781      2,971      6,000
  Weighted average interest rate during period (1).................       7.65%     10.12%      6.93%      6.28%


- ------------------------

(1) Interim period annualized.

(2) Based on amount outstanding at month-end during each period.

CAPITAL RESOURCES

    The Company monitors compliance with bank and bank-holding company regulatory capital requirements, focusing primarily on risk-based capital guidelines. Under the risk-based capital method of capital measurement, the ratio computed is dependent upon the amount and composition of assets recorded on the balance sheet, and the amount and composition of off-balance sheet items, in addition to the level of capital. Included in the risk-based capital method are two measures of capital adequacy, Tier 1 or core capital, and Total capital, which consists of Tier 1 plus Tier 2 capital. See "Supervision and Regulation -- Regulation of Bank Holding Companies and Their Non-Bank Subsidiaries -- Capital Requirements" for definitions of Tier 1 and Tier 2 capital.


    The following tables set forth the Company's capital ratios as of the indicated dates.

                           RISK-BASED CAPITAL RATIOS


                                             JUNE 30,                                      DECEMBER 31,
                                      ----------------------  ----------------------------------------------------------------------
                                               1996                    1995                    1994                    1993
                                      ----------------------  ----------------------  ----------------------  ----------------------
                                                                          (DOLLARS IN THOUSANDS)
                                        AMOUNT      RATIO       AMOUNT      RATIO       AMOUNT      RATIO       AMOUNT      RATIO
                                      ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
Tier 1 capital......................  $   42,001      11.50%  $   39,442      12.25%  $   44,938      14.78%  $   38,867      13.15%
Tier 1 capital minimum requirement
 (1)................................      14,595       4.00       12,884       4.00       12,165       4.00       11,822       4.00
                                      ----------      -----   ----------      -----   ----------      -----   ----------      -----
Excess..............................  $   27,406       7.50%  $   26,558       8.25%  $   32,773      10.78%  $   27,045       9.15%
                                      ----------      -----   ----------      -----   ----------      -----   ----------      -----
                                      ----------      -----   ----------      -----   ----------      -----   ----------      -----
Total capital.......................  $   45,945      12.58%  $   42,966      13.34%  $   48,933      16.09%  $   42,893      14.51%
Total capital minimum requirement
 (1)................................      29,190       8.00       25,768       8.00       24,330       8.00       23,644       8.00
                                      ----------      -----   ----------      -----   ----------      -----   ----------      -----
Excess..............................  $   16,755       4.58%  $   17,198       5.34%  $   24,603       8.09%  $   19,249       6.51%
                                      ----------      -----   ----------      -----   ----------      -----   ----------      -----
                                      ----------      -----   ----------      -----   ----------      -----   ----------      -----
Total risk adjusted assets..........  $  364,870              $  322,097              $  304,127              $  295,545
                                      ----------              ----------              ----------              ----------
                                      ----------              ----------              ----------              ----------


- ------------------------

(1) Based on risk-based capital guidelines of the Federal Reserve Bank, a bank holding company is required to maintain a Tier 1 capital to risk-adjusted assets ratio of 4% and a total capital to risk-adjusted assets ratio of 8%. See "Supervision and Regulation -- Regulation of Banks -- Capital Requirements."

                                LEVERAGE RATIOS

                                             JUNE 30,                                      DECEMBER 31,
                                      ----------------------  ----------------------------------------------------------------------
                                               1996                    1995                    1994                    1993
                                      ----------------------  ----------------------  ----------------------  ----------------------
                                                                          (DOLLARS IN THOUSANDS)
                                        AMOUNT      RATIO       AMOUNT      RATIO       AMOUNT      RATIO       AMOUNT      RATIO
                                      ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
Tier 1 capital......................  $   42,001       6.97%  $   39,442       6.94%  $   44,938       8.42%  $   38,867       7.56%
Minimum requirement (1).............      18,077       3.00       17,046       3.00       16,019       3.00       15,418       3.00
                                      ----------      -----   ----------      -----   ----------      -----   ----------      -----
Excess..............................  $   23,924       3.97%  $   22,396       3.94%  $   28,919       5.42%  $   23,449       4.56%
                                      ----------      -----   ----------      -----   ----------      -----   ----------      -----
                                      ----------      -----   ----------      -----   ----------      -----   ----------      -----
Average total assets................  $  602,581              $  568,203              $  533,982              $  513,921
                                      ----------              ----------              ----------              ----------
                                      ----------              ----------              ----------              ----------

- ------------------------

(1) The leverage ratio is defined as the ratio of Tier 1 capital to average total assets. Based on Federal Reserve Bank guidelines, a bank holding company generally is required to maintain a leverage ratio of 3%. See "Supervision and Regulation -- Regulation of Banks -- Capital Requirements."

LIQUIDITY

    The Company manages its liquidity position with the objective of maintaining sufficient funds to respond to the needs of depositors and borrowers and to take advantage of earnings enhancement opportunities. In addition to the normal inflow of funds from core-deposit growth, together with repayments and maturities of loans and investments, the Company utilizes other short-term funding sources such as securities sold under agreements to repurchase, overnight funds purchased from correspondent banks and the acceptance of short-term deposits from public entities.

    The Company monitors and manages its liquidity position on several bases, which vary depending upon the time period. As the time period is expanded, other data is factored in, including estimated loan funding requirements, estimated loan payoffs, investment portfolio maturities or calls, and anticipated depository buildups or runoffs.

    The Company classifies the majority of its investment securities as available-for-sale, thereby maintaining significant liquidity. The Company's liquidity position is further enhanced by structuring the majority of its loan portfolio interest payments as monthly, and also by the significant representation of retail credit and residential mortgage loans in the Company's loan portfolio, resulting in a steady stream of pre-payments. In managing its investment portfolio, the Company provides for staggered maturities so that cash flows are provided as such investments mature.

    The Company's cash flows are composed of three classifications: cash flows from operating activities, cash flows from investing activities, and cash flows from financing activities. Net cash provided by operating activities, consisting primarily of earnings, was $4.5 million for the six months ended June 30, 1996, $4.5 million for the year ended December 31, 1995 and $19.1 million for the year ended December 31, 1994. Net cash used in operating activities for the six months ended June 30, 1995 was $441,000. A significant component in the fluctuation of net cash provided by or used in operating activities is the timing of the transfer of loans held for sale to permanent investors. Net cash used in investing activities, consisting primarily of loan and investment funding, was $48.6 million and $7.3 million for the six months ended June 30, 1996 and 1995, respectively, and $3.6 million and $51.2 million for the years ended December 31, 1995 and 1994, respectively. Net cash provided by financing activities, consisting principally of deposit growth, was $24.5 million for the six months ended June 30, 1996 and $16.7 million and $42.9 million for the years ended December 31, 1995 and 1994, respectively. Net cash used in financing activities for the six months ended June 30, 1995 was primarily due to the net decrease in short-term borrowings made possible by the net increase in deposits. During the year ended December 31, 1995, the Company borrowed $11.0 million from the Company's principal correspondent bank to finance the repurchase of 881,340 shares of Common Stock from the estate of its late chairman for $11.5 million pursuant to an agreement dated July 3, 1995, which gave the Company the right to purchase the shares following his death.

ASSET/LIABILITY MANAGEMENT

    A principal function of asset/liability management is to coordinate the levels of interest-sensitive assets and liabilities to minimize net interest income fluctuations in times of fluctuating market interest rates. Interest-sensitive assets and liabilities are those that are subject to repricing in the near term, including both variable-rate instruments and those fixed-rate instruments which are approaching maturity. Changes in net yield on interest-sensitive assets arise when interest rates on those assets (e.g. loans and investment securities) change in a different time period from that of interest rates on liabilities (e.g. time deposits). Changes in net yield on interest-sensitive assets also arise from changes in the mix and volumes of earning assets and interest-bearing liabilities.

    The Company's strategy with respect to asset/liability management is to maximize net interest income while limiting exposure to risks associated with volatile interest rates. This strategy is implemented by the Company's ongoing analysis and management of its interest rate risk, utilizing duration modeling applied to the actual assets and liabilities comprising the Company's statement of condition. The model uses cash flows and repricing information from each individual loan and certificate of deposit, plus repricing assumptions on products without specific repricing dates (e.g. savings and interest-bearing demand deposits) to calculate the durations of the Company's assets and liabilities. The model also projects the effect on the Company's earnings and theoretical value for a change in interest rates.

    The following table sets forth the interest rate sensitivity of the Company's assets and liabilities as of June 30, 1996, and sets forth the repricing dates of the Company's interest-earning assets and interest-bearing liabilities as of that date, as well as the Company's interest rate sensitivity gap percentages for the periods presented. The table is based upon assumptions as to when assets and liabilities will reprice in a changing interest rate environment, and since such assumptions can be no more than estimates, certain assets and liabilities indicated as maturing or otherwise repricing within a stated period may, in fact, mature or reprice at different times and at different volumes than those estimated. Also, the renewal or repricing of certain assets and liabilities can be discretionary and subject to competitive and other pressures. Therefore, the following table does not and cannot necessarily indicate the actual future impact of general interest rate movements on the Company's net interest income.


                                                                   4-12          1-5        OVER 5
                                                  0-3 MONTHS      MONTHS        YEARS        YEARS        TOTAL
                                                  -----------  ------------  -----------  -----------  -----------
                                                                       (DOLLARS IN THOUSANDS)
Interest Earning Assets:
  Funds sold....................................   $   6,475    $   --       $   --        $  --       $     6,475
  Investment securities.........................       5,014        24,148       144,044      62,171       235,377
                                                  -----------  ------------  -----------  -----------  -----------
    Total loans.................................      86,500        50,010       171,028      17,035       324,573
                                                  -----------  ------------  -----------  -----------  -----------
      Total earning assets......................   $  97,989    $   74,158   $   315,072   $  79,206   $   566,425
                                                  -----------  ------------  -----------  -----------  -----------
                                                  -----------  ------------  -----------  -----------  -----------
Interest Bearing Liabilities:
  Interest bearing demand deposits..............   $  --        $   16,168   $    78,959   $  15,698   $   110,825
  Savings deposits..............................      --            --            86,544      21,636       108,180
  Time deposits.................................      71,101       146,323        32,251         200       249,875
                                                  -----------  ------------  -----------  -----------  -----------
      Total interest bearing deposits...........      71,101       162,491       197,754      37,534       468,880
                                                  -----------  ------------  -----------  -----------  -----------
Short-term borrowings:
  Securities sold under agreements to
   repurchase, funds purchased, and treasury tax
   deposits.....................................       5,770        --           --           --             5,770
  Short-term bank borrowings....................       9,000        --           --           --             9,000
                                                  -----------  ------------  -----------  -----------  -----------
      Total borrowings..........................      14,770        --           --           --            14,770
                                                  -----------  ------------  -----------  -----------  -----------
Total interest bearing liabilities..............      85,871       162,491       197,754      37,534       483,650
                                                  -----------  ------------  -----------  -----------  -----------
Interest sensitivity gap........................   $  12,118    $  (88,333)  $   117,318   $  41,672   $    82,775
                                                  -----------  ------------  -----------  -----------  -----------
                                                  -----------  ------------  -----------  -----------  -----------
Cumulative gap..................................   $  12,118    $  (76,215)  $    41,103   $  82,775   $    82,775
Interest sensitivity gap to total assets........        1.97%       (14.37)%       19.09%       6.78%        13.47%
Cumulative sensitivity gap to total assets......        1.97        (12.40)         6.69       13.47         13.47


    Mortgage backed securities, including adjustable rate mortgage pools and collateralized mortgage obligations, are included in the above table based on their estimated weighted average lives obtained from outside analytical sources. Loans are included in the above table based on contractual maturity or contractual repricing dates. Interest bearing demand and savings deposits are included in the above table based on the proposed policy statement issued by bank regulators on August 4, 1995. The table uses the maximum maturity distribution allowed, which is consistent with the Company's actual historical experience.

    The Company uses a duration model for its internal asset/liability management. This model computes the duration of the Company's rate-sensitive assets and liabilities, a theoretical market value of the Company, and the effects of rate changes on the Company's earnings and market value. The results of the model indicate that the Company is moderately liability sensitive. The rate shock analysis provided by the model shows that the effect of an immediate 200 basis point increase in rates would be to reduce the Company's net interest income for the next 12 months by less than $1.5 million.

EFFECTS OF INFLATION

    Inflation can have a significant effect on the operating results of all industries. However, management believes that inflationary factors are not as critical to the banking industry as they are to other industries, due to the high concentration of relatively short-duration monetary assets in the banking industry. Inflation does, however, have some impact on the Company's growth, earnings and total assets and on its need to closely monitor its equity capital levels.

    Interest rates are significantly affected by inflation, but it is difficult to assess the impact, since neither the timing nor the magnitude of the changes in the various inflation indices coincides with changes in interest rates. Inflation does impact the economic value of longer-term interest-bearing assets and liabilities, but the Company attempts to limit its long-term assets and liabilities, as indicated in the tables set forth under "-- Financial Condition" and "-- Asset/Liability Management."

IMPACT OF NEW ACCOUNTING STANDARDS

    Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS No. 121"), requires that long-lived assets and certain identifiable intangibles that are used in operations be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets might not be recoverable. The adoption of this standard on January 1, 1996 had no material impact on the Company's consolidated financial statements as of and for the period ended June 30, 1996. Management believes the adoption of SFAS No. 121 will not have a material effect on the Company's 1996 financial condition or results of operations.

    Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" ("SFAS No. 122"), was adopted by the Company as of January 1, 1996. As a result of applying SFAS No. 122, the value of retained servicing on loans sold subsequent to January 1, 1996 has been capitalized and amortized over the expected life of the loans. The adoption of this standard on January 1, 1996 had no material impact on the Company's consolidated financial statements as of and for the period ended June 30, 1996. The Company expects that the adoption of SFAS No. 122 will not have a material effect on the reported earnings of the Company in 1996.


    Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), requires entities to disclose the fair value of their employees' stock options, but permits entities to continue to account for employee stock options under APB 25, "Accounting for Stock Issued to Employees." The Company has determined that it will continue to use the method prescribed by APB 25, which recognizes compensation to the extent of the difference between the estimated market value and the exercise price at the grant date. The only effect of the Company's adoption of SFAS No. 123 as of January 1, 1996, will be new disclosure requirements in its 1996 consolidated financial statements.

                                    BUSINESS

THE COMPANY

    The Company is a community-based financial services holding company headquartered in Chicago, Illinois. Through its subsidiaries, the Company provides a full range of banking services and also provides personal and corporate trust services. The Company's principal operating subsidiaries are the Banks and Beverly Trust. The Banks are chartered as Illinois state banks, with the exception of Wilmington, which was federally chartered in 1863 and is the second oldest active national bank in Illinois.

    The Banks are community-oriented, full-service commercial banks, providing a full range of banking services to individuals, small-to-medium-sized businesses, and not-for-profit organizations. The Banks operate out of 12 full-service locations in the south and southwest parts of the Chicago metropolitan area, a business development office located in downtown Chicago and a mortgage origination office located in Naperville, Illinois. Through Wilmington, the Company also operates a full-service insurance agency and a residential mortgage brokerage business and offers a broad range of annuities and mutual funds through a relationship with a securities firm. In 1996, Wilmington formed a joint venture, currently in its initial stages, with a prominent realtor for the purpose of increasing its mortgage origination business. Beverly Trust provides a wide array of trust services for individuals and corporations. As of June 30, 1996, Beverly Trust managed $277.1 million in assets, primarily in the areas of personal living trusts and corporate employee benefit plans, and administered more than 3,000 land trusts. The strategy of the Company is to continue to increase its core banking business and to further develop its mortgage, trust, securities sales and insurance activities in order to provide an array of household financial services encompassing banking and other investment products.

    The Company focuses on establishing and maintaining long-term relationships with customers and is committed to serving the financial services needs of its community. In particular, the Company has and will continue to emphasize its relationship with individuals and small-to-medium-sized businesses. The Company's policy is to respond to all creditworthy segments of its market. Management believes that doing so is basic to good business practice and to the Company's long-term vitality. The Company makes an active effort to determine the credit needs of the community, including those of low- and moderate-income areas and individuals, and to evaluate the products it offers and the design of those products to determine whether the Company's responsiveness to the community can be improved. The markets served by the Company provide a mix of real estate, commercial and consumer lending opportunities, while also providing a stable core deposit base.

    The Company intends to merge Beverly Bank, Beverly Bank Matteson and Beverly Bank Lockport with and into Wilmington by year-end 1996. Pursuant to the merger, Wilmington will be renamed Beverly National Bank and will remain a nationally chartered bank. The anticipated result of the merger, assuming all regulatory approvals are received, will be to consolidate the operations of the Banks and to reduce the administrative costs under which the Banks presently operate.

HISTORY

    The Company was formed in the late 1960's as a one-bank holding company, with its principal asset being Beverly Bank. Beverly Bank has served the Beverly community on Chicago's south side since 1923, providing individuals and businesses with a variety of deposit and loan products in a traditional banking environment. Beverly Bank and the Company were on the leading edge of the banking industry in data processing and marketing during the late 1960's and early 1970's, and the Company provided data processing, marketing, investment and other services on a fee basis for several years to approximately twelve community bank holding companies in the Chicago metropolitan area. In the mid-1970's, the affiliation of the Beverly-serviced bank holding companies ended, and the Company's activities and influence diminished accordingly. Over the late 1970's and the 1980's,

Beverly Bank opened three branches, in Oak Lawn, in Orland Hills and at 112th Street and Western Avenue in Chicago, and continued to provide traditional banking services to an increasingly diverse customer and market base.

    In the mid to late 1980's, the Company acquired the Matteson-Richton Bank and renamed it Beverly Bank Matteson, acquired Wilmington, and acquired an inactive bank charter which it used to organize Beverly Bank Lockport. During that period, the Company also separated its longstanding trust business from the banking business by creating Beverly Trust in 1987.

    Although the acquisitions of the late 1980's increased the size of the organization, the Company experienced weakened internal controls and a number of poor quality loans were made. The Company also incurred losses in its credit card business and a significant charge-off for loans to a single borrower.


    As a result of these problems, major changes were made in the management of the Company. The Board of Directors was reconstituted and new management, including the Company's current Chief Executive Officer and Chief Financial Officer, was hired. During the next several years, this new management team strengthened internal controls, identified and resolved problems within the Company and took steps to improve the Company's asset quality. See "Management's Discussion and Analysis of Results of Operations and Financial Condition -- Financial Condition -- Non-Performing Loans" and "-- Analysis of Allowance for Loan Losses."


    Because of the problems the Company experienced, bank regulatory agencies imposed restrictions on the Company and its subsidiaries. Between June 1990 and January 1993, the Federal Reserve Board ("FRB") did not permit the Company to pay dividends on its stock without the FRB's prior consent or notification. In January 1993, because of the Company's improved financial condition, the FRB informed the Company that it could resume paying dividends without restriction. Additionally, in February 1991, Memoranda of Understanding were issued by the FDIC for Beverly Bank and Beverly Bank Matteson, which prohibited these banks from paying dividends without prior FDIC approval and which required these banks to lessen their respective risk positions, increase capital, revise loan, liquidity and other operating policies, improve internal controls and manage growth within specified limitations. Because of operational improvements, the Memoranda of Understanding were terminated in March 1993.

STRATEGY

    The Company's strategy is to continue to increase its core banking business through its commercial community banking presence and its retail product sales and distribution system. The Company will also pursue an increased market share in personal and corporate trust services and intends to further develop its securities sales and insurance activities. Where opportunities arise, the Company may seek to augment its internal growth through the establishment of additional branches and offices, as well as acquisitions or joint ventures in both banking and non-banking areas.

    Management believes the key to its community banking strategy is having high level officers of the Company direct business development in each of its local geographic markets, presenting the Company as highly autonomous within those markets, while at the same time managing all of the markets through a centralized control and delivery system. Management believes that this strategy differentiates the Company from its competition and will result in increased competitiveness of the Company.

    Following the planned consolidation of the Banks by year-end 1996, the Company intends to fully retain the separate market autonomy it has established through its existing organization, but will under the new structure be able to take advantage of the economies of a consolidated charter. This reorganization, combined with a consultant-assisted program of identifying other efficiencies throughout the organization, is intended to enhance the Company's operating performance.

    The Company's competition includes other commercial banks, savings banks, savings and loan associations, mutual funds, money market funds, finance companies, credit unions, mortgage companies, private issuers of debt obligations and suppliers of other investment alternatives, such as securities firms. Competition is intense and increasing. The Company attempts to aggressively address these competitive challenges by creating market differentiation and by maintaining a relatively autonomous presence within its markets. The Company competes for talented people by offering competitive levels of compensation, and by augmenting compensation with stock options pursuant to its stock option plan. Attracting and retaining high quality employees is important in enabling the Company to compete effectively for market share with both the Company's large and small competitors.

    The Company serves in excess of 35,000 customers with more than 90,000 accounts. Additional business from existing customers is a key element of the Company's strategy, since the Company believes that it holds only a portion of its customers' total bankable resources. With more than 80% of the Company's economic activity emanating from roughly 20% of its customer base, the Company intends to focus marketing attention on this segment.

SERVICES

LENDING ACTIVITIES

    The Company aggressively seeks quality loan relationships. The Company's loan portfolio consists of real estate (including residential and commercial), commercial and industrial, home equity lines of credit and consumer loans. The Company's management emphasizes sound credit analysis and loan documentation. Management also seeks to avoid undue concentrations of loans to a single industry or based on a single class of collateral. The Company has concentrated its efforts on building its lending business in the following areas:

        (i) COMMERCIAL AND INDUSTRIAL LOANS. These loans are made to small-to-medium-sized businesses that are sole proprietorships, partnerships, and corporations. Generally, these loans are secured with collateral including accounts receivable, inventory and equipment, and generally require personal guarantees of the principals.

        (ii) COMMERCIAL REAL ESTATE LOANS. These are construction and development loans for acquisition, development, and construction of real estate which are secured by the real estate involved, and other loans secured by farmland, commercial real estate, multi-family residential properties, and other non-farm, nonresidential properties. Loans retained by the Company for its portfolio are short-term balloon loans and adjustable rate mortgages with initial fixed terms of one to five years.

       (iii) RESIDENTIAL REAL ESTATE LOANS. These are loans made to finance residential units that will house from one to four families. While the Company originates both fixed and adjustable rate residential real estate loans, virtually all fixed-rate loans originated pursuant to Fannie Mae and FHLMC guidelines are sold in the secondary market with servicing retained by the Company. In the normal course of business, the Company retains one-to-five year adjustable rate loans. See "Management's Discussion and Analysis of Results of Operations and Financial Condition -- Financial Condition."

       (iv) HOME EQUITY LINES OF CREDIT. These lines of credit are secured by the borrower's home and can be drawn on at the discretion of the borrower. These lines of credit are generally at variable interest rates. When made, home equity lines, combined with the outstanding loan balance of prior mortgage loans, generally do not exceed 80% of the appraised value of the underlying real estate collateral.

        (v) OTHER CONSUMER LOANS. Most of these loans are collateralized loans to individuals for various personal reasons such as automobile financing and home improvements.

    Lending officers are assigned various levels of loan approval authority based upon their respective levels of experience and expertise. Loan approval is also subject to the Company's formal loan policy, as established by each Bank's board of directors, and to concurrence of a higher-ranking officer (or the Bank's board of directors or a committee of the board) in addition to the recommendation of the lending officer. This system is meant to assure that commercial credit is subjected to the independent objective review of at least two lending officers and is believed to be a key element of the Company's low level of loan losses.

    Management believes that the effectiveness of the Company's loan administration is evidenced in its low delinquency rate and its low loss experience in recent periods. See "Management's Discussion and Analysis of Results of Operations and Financial Condition -- Financial Condition -- Analysis of Allowance for Loan Losses."

TRUST ACTIVITIES

    Beverly Trust provides a wide array of trust services for individuals and corporations. As of June 30, 1996, Beverly Trust managed eighteen funds with an aggregate of $277.1 million in assets, primarily in the areas of personal living trusts and corporate employee benefit plans. Beverly Trust also administers more than 3,000 land trusts. Recent PIPER reports cited Beverly Trust's fixed-income funds as among the most consistently high-performing funds among all such funds covered by the PIPER report in each of the past one, five and ten-year periods. The PIPER report is an investment performance report published by Crain Communications, Inc., which records the performance of over 500 financial managers.

OTHER ACTIVITIES

    Through Wilmington, the Company operates a full-service insurance agency and offers investment securities, including a broad range of annuities and mutual funds, through a relationship with a securities firm. Wilmington also provides residential mortgage brokerage services. In 1996, Wilmington formed a joint venture, currently in its initial stages, with a prominent realtor for the purpose of increasing its mortgage origination activities. The Company also services residential real estate loans originated through its mortgage activities. The servicing portfolio as of June 30, 1996 totaled $99.1 million of loans serviced for Fannie Mae, FHLMC and the Illinois Housing Development Authority. The Company believes these services are an important element in its growth strategy.

MARKET

    The Company considers its primary market areas to be those areas immediately surrounding its offices. The Banks operate out of 12 full-service locations in the south and southwest parts of the Chicago metropolitan area, a business development office located in downtown Chicago and a mortgage origination office located in Naperville, Illinois. Accordingly, the Company's business extends throughout the Chicago metropolitan area, but is highly concentrated in the areas in which the Company's offices are located. The communities in which the Company's offices are located have a broad spectrum of demographic characteristics, including a number of densely populated areas as well as rural areas; some extremely high-income areas, as well as many middle-income areas and some low to moderate income areas; and encompass significant diversity in racial, ethnic and other characteristics.

    According to the 1990 census, the Chicago metropolitan area is the third largest metropolitan area in the United States with a population of approximately 7.1 million. With approximately 600,000 manufacturing jobs, 1.1 million service jobs, 1.1 million jobs in retail/wholesale trade, transportation and public utilities, and 300,000 jobs in finance, insurance and real estate, the Chicago metropolitan area followed only the New York and Los Angeles metropolitan areas in total non-agricultural wage and salary employment.

COMPETITION

    The Company competes in the financial services industry through the Banks and Beverly Trust. The financial services business is highly competitive. The Company encounters strong direct competition for deposits, loans and other financial services. The Company's principal competitors include other commercial banks, savings banks, savings and loan associations, mutual funds, money market funds, finance companies, credit unions, mortgage companies, private issuers of debt obligations and suppliers of other investment alternatives, such as securities firms. In addition, in recent years, several major multi-bank holding companies have entered or expanded in the Chicago metropolitan market. Generally, these financial institutions are significantly larger than the Company and have access to greater capital and other resources. Many of the Company's non-bank competitors are not subject to the same degree of regulation as that imposed on bank holding companies, federally insured banks and national or Illinois chartered banks. As a result, such non-bank competitors have advantages over the Company in providing certain services. The Company competes for deposits principally by offering depositors a variety of deposit programs, convenient office locations, hours and other services, and competes for loan originations primarily through the interest rates and loan fees it charges, the efficiency and quality of services it provides to borrowers and the variety of its loan products.

PROPERTIES

    The principal offices of both the Company and Beverly Bank are located at 1357 West 103rd Street, Chicago, Illinois. This two story building is owned by the Company and comprises approximately 40,012 square feet.

    Beverly Bank also maintains five full-service banking facilities in Chicago, Blue Island, Orland Hills, Orland Park (Will-Cook) and Oak Lawn, Illinois and a business development office in Chicago, Illinois. Beverly Bank occupies a total of 42,359 square feet at these locations. All of these facilities are owned by the Company, except the Blue Island and Orland Park banking facilities and the Chicago business development office, which are leased.

    Beverly Bank Matteson is located at 4350 West Lincoln Highway, Matteson, Illinois. This facility is owned by the Company and comprises approximately 15,684 square feet. Beverly Bank Matteson also maintains two full-service banking facilities in Richton Park and Homewood, Illinois. These two facilities, totaling 22,400 square feet, are leased.

    Beverly Bank Lockport is located at 1103 East 9th Street, Lockport, Illinois. This facility is owned by the Company and comprises approximately 4,420 square feet.

    Wilmington maintains its principal office at 417 South Water Street, Wilmington, Illinois and also occupies a full-service banking facility in Braidwood, Illinois and a mortgage origination office in Naperville, Illinois. Wilmington occupies a total of 17,700 square feet at these locations. All of these facilities are owned by the Company, except the Naperville facility, which is leased.

    Beverly Trust is located at 10312 South Cicero Avenue, Oak Lawn, Illinois. This facility is owned by the Company and comprises approximately 6,595 square feet. This facility also houses the Oak Lawn branch of Beverly Bank.

LEGAL PROCEEDINGS

    The Company and its subsidiaries are from time to time parties to various legal actions arising in the normal course of business. Management believes that there is no proceeding threatened or pending against the Company or any of its subsidiaries which, if determined adversely, would have a material adverse effect on the financial condition or results of operations of the Company.

EMPLOYEES

    As of June 30, 1996, the Company had 263 full-time employees and 88 part-time employees. Management considers its relationship with its employees to be good.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The directors and executive officers of the Company are as follows:

              NAME                                                 POSITION                                       AGE
- --------------------------------  --------------------------------------------------------------------------      ---
Anthony R. Pasquinelli            Chairman of the Board and Director                                                  62
John D. Van Winkle                President, Chief Executive Officer and Director                                     50
Christopher M. Cronin             Director                                                                            47
Richard I. Polanek                Director                                                                            64
William C. Waddell                Director                                                                            53
Brent E. Frank                    Executive Vice President, Chief Lending Officer                                     36
James W. Martin, Jr.              Executive Vice President, Manager of Consumer Sales and President of First          56
                                   National Bank of Wilmington
Charles E. Ofenloch               Executive Vice President, Manager of Commercial Sales and President of              54
                                   Beverly Bank Matteson
John T. O'Neill                   Executive Vice President, Chief Financial Officer                                   47
Bruce G. Park                     Executive Vice President, Chief Operations Officer                                  59
Ronald F. Stajkowski              Executive Vice President and Manager of Beverly Trust                               56

    Mr. Pasquinelli has been Chairman of the Board of the Company since November 1995 and a Director of the Company since 1985. Mr. Pasquinelli has been Executive Vice President and Secretary of Pasquinelli Construction Co., a Homewood, Illinois construction company, since 1962. He currently serves on the board of directors of each of the Banks and Beverly Trust.

    Mr. Van Winkle has been President and Chief Executive Officer and a Director of the Company since August 1989, when he joined the Company. He has also served on the board of directors of each of the Banks and Beverly Trust since 1989. Prior to joining the Company, from 1976, Mr. Van Winkle held various management positions at a publicly-held community bank located in Chicago, Illinois.

    Mr. Cronin has been a Director of Beverly Bank since 1985; he was a Director of the Company from 1986 to 1990 and again became a Director of the Company in 1995. Mr. Cronin has been President of Knickerbocker Roofing and Paving Co., a Harvey, Illinois roofing and paving company, since 1986. He currently serves on the board of directors of each of the Banks and Beverly Trust.

    Mr. Polanek has been a Director of the Company since 1989. Mr. Polanek is presently retired. Prior to 1993, Mr. Polanek was Vice President, Finance, and Chief Financial Officer of Interlake Corporation, a metals and materials handling company, for 31 years. He currently serves on the board of directors of each of the Banks and Beverly Trust and also serves as Chairman of the Audit Committee.

    Mr. Waddell has been a Director of the Company since 1989. Mr. Waddell has been First Vice President of Smith Barney Inc., an investment banking firm, and predecessor firms since 1989, and he currently serves on the board of directors of Beverly Bank, Beverly Bank Matteson and Beverly Trust.

    Mr. Frank has been Executive Vice President, Chief Lending Officer of the Company since 1995. From 1990 to 1995, he served as Senior Vice President, Lending, of Beverly Bank Matteson. Mr. Frank joined the Company in 1990.

    Mr. Martin has been Executive Vice President, Manager of Consumer Sales of the Company since January 1996. Mr. Martin has also been President of Wilmington since 1990 and a Director of Wilmington since 1963. He has served in various capacities since joining Wilmington in 1967.

    Mr. Ofenloch has been Executive Vice President, Manager of Commercial Sales of the Company since January 1996. Mr. Ofenloch has also been President and a Director of Beverly Bank Matteson since joining the Company in 1991.

    Mr. O'Neill has been Executive Vice President, Chief Financial Officer of the Company since joining the Company in 1990.

    Mr. Park has been Executive Vice President, Chief Operations Officer of the Company since 1991. From 1964 to 1991, he served in various capacities at Wilmington. Mr. Park joined the Company in 1964.

    Mr. Stajkowski has been Executive Vice President of the Company since 1991. He has served as Manager of Beverly Trust since 1980, and has served in various capacities since joining the Company in 1964.

    All directors of the Company hold office until the next annual meeting of stockholders and until their successors have been elected and qualified. Officers of the Company serve at the discretion of the Board of Directors of the Company.

    The Board of Directors has an Audit Committee consisting of all Directors who are not employees of the Company ("Outside Directors"). The Audit Committee recommends to the Board of Directors the appointment of the independent auditors for the following year. The Audit Committee also reviews the scope of the annual audit of the financial statements of the Company and the auditor's report thereon and the auditor's comments relative to the adequacy of the Company's system of internal controls and accounting systems.

EXECUTIVE COMPENSATION

    The following table sets forth certain information regarding compensation paid or accrued by the Company for services rendered in all capacities with respect to the Company's fiscal year ended December 31, 1995 to the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company.

                                                                          ANNUAL COMPENSATION
                                                                        ------------------------       ALL OTHER
NAME AND PRINCIPAL POSITION                                    YEAR      SALARY($)    BONUS($)    COMPENSATION($)(1)
- -----------------------------------------------------------  ---------  -----------  -----------  -------------------
John D. Van Winkle,                                               1995  $   175,000  $   150,000       $   7,370
 President and Chief Executive Officer.....................
James W. Martin, Jr.,                                             1995      110,000       75,000           6,861
 Executive Vice President, Manager of Retail Sales.........
Charles E. Ofenloch,                                              1995      150,000       85,000           7,175
 Executive Vice President, Manager of Commercial Sales.....
Bruce G. Park,                                                    1995       93,500       25,000           5,338
 Executive Vice President, Chief Operations Officer........
Ronald F. Stajkowski,                                             1995       90,000       45,000           6,177
 Executive Vice President..................................

- ------------------------
(1) Consists of matching contributions made by the Company pursuant to the Company's Employees Retirement and Savings Plan and life insurance premiums paid by the Company on behalf of each executive officer. For 1995, life insurance premiums in the following amounts were paid by the Company: Mr. Van Winkle, $1,370; Mr. Martin, $861; Mr. Ofenloch, $1,175; Mr. Park, $732; and Mr. Stajkowski, $705.

EMPLOYEE STOCK OPTIONS

    None of the executive officers of the Company named in the Executive Compensation Table were granted or exercised any options to purchase shares of Common Stock during 1995. The following table sets forth certain information regarding the number and value of unexercised options to purchase shares of Common Stock held at December 31, 1995 by the executive officers of the Company named in the Executive Compensation Table.

                                                                  NUMBER OF SECURITIES
                                                                 UNDERLYING UNEXERCISED    VALUE OF UNEXERCISED
                                                                       OPTIONS AT          IN- THE-MONEY OPTIONS
                                                                    DECEMBER 31, 1995     AT DECEMBER 31, 1995(1)
                                                                 -----------------------  -----------------------
NAME                                                             EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
- ---------------------------------------------------------------  -----------------------  -----------------------
John D. Van Winkle.............................................         8,269/33,075        $    23,897/$95,587
James W. Martin, Jr............................................         5,513/22,050              15,931/63,725
Charles E. Ofenloch............................................         6,615/26,460              19,117/76,469
Bruce G. Park..................................................         4,410/17,640              12,745/50,980
Ronald F. Stajkowski...........................................         4,410/17,640              12,745/50,980

- ------------------------
(1) Value of unexercised in-the-money options is equal to the difference between the bid price per share of Common Stock at December 31, 1995 and the option exercise price per share multiplied by the number of shares subject to options.

DIRECTORS' COMPENSATION

    Directors who are employees of the Company do not receive any compensation for serving as directors of the Company. Outside Directors receive an annual retainer of $13,600, plus an attendance fee for each Outside Director of $600 per regular meeting and $500 per committee meeting. Outside Directors receive their annual retainer in the form of shares of Common Stock valued at 95% of the current bid price of the Common Stock on the date of issuance. The Chairman of the Board receives an annual retainer of $84,000 which is also paid in the form of shares of Common Stock valued at 95% of the current bid price of the Common Stock on the date of issuance. Additionally, all non-employee directors are reimbursed for expenses incurred in attending board meetings.

CERTAIN TRANSACTIONS

    Some of the directors, executive officers and affiliates of the Company are, and have been during the preceding three fiscal years, customers of the Banks, and some of the directors, executive officers and affiliates of the Company are direct or indirect owners of 10% or more of the stock of corporations which are, or have been in the past, customers of the Banks. As such customers, they have had transactions in the ordinary course of business of the Banks, including borrowings, all of which transactions are or were on substantially the same terms (including interest rates and collateral on loans) as those prevailing at the time for comparable transactions with nonaffiliated persons. In the opinion of management of the Company, none of the transactions involved more than the normal risk of collectibility or presented any other unfavorable features. As of June 30, 1996 the Banks had $3,480,593 in loans outstanding to the directors, executive officers and affiliates of the Company, which amount represented 8.6% of total stockholders' equity as of that date. In addition, as of June 30, 1996, the Banks had $3,328,407 in loans outstanding to directors and officers of the Banks who are not also directors or executive officers of the Company.

    The Company purchases architectural services from Archideas, Inc., a corporation in which Joseph A. Pasquinelli is a 20% principal. Under the terms of the agreements between the Company and Archideas, Inc., the Company paid Archideas, Inc. $5,606 in 1994, $57,561 in 1995 and $35,796 through July 31,
1996. Joseph A. Pasquinelli is the son of Anthony R. Pasquinelli and the nephew of Bruno A. Pasquinelli.

    The Company leases its Orland Park (Will-Cook) facility from a partnership in which Anthony R. Pasquinelli and Bruno A. Pasquinelli each have a 14.1% partnership interest. Under the terms of the lease, which is a triple net lease that expires in 2016, the Company currently pays annual rent of $100,700, which increases annually as set forth in the lease.

    The Company leases its Homewood facility from a partnership in which Anthony
R. Pasquinelli and Bruno A. Pasquinelli have an indirect, minority partnership interest. Under the terms of the leases, which expire in 2008, the Company currently pays an aggregate annual rent of $101,400, subject to three percent annual increases as provided in the leases.


    During 1996, the Company has purchased approximately $1,000,000 of investment securities through Smith Barney Inc. William C. Waddell, a First Vice President of Smith Barney Inc., has received aggregate commissions of less than $9,000 in connection with these transactions.



    John D. Van Winkle received a loan from the Company in 1994 of $224,640, of which $214,640 was outstanding as of July 31, 1996. The loan is payable in annual principal installments of $10,000 and bears interest at the prime rate.


    The following executive officers of the Company delivered full recourse promissory notes to the Company as consideration for shares of Common Stock:

    John D. Van Winkle purchased 50,000 shares of Common Stock in 1989 and delivered a note in the principal amount of $436,000, of which $436,000 was outstanding as of July 31, 1996. The note is payable on demand and bears interest at a rate which equals the dividend rate on the Common Stock.

    Charles E. Ofenloch purchased 50,000 shares of Common Stock in 1994 and delivered a note in the principal amount of $474,500, of which $474,500 was outstanding as of July 31, 1996. The note is payable on demand and bears interest at the prime rate.

    Ronald F. Stajkowski purchased 1,000 shares of Common Stock in 1987 and delivered a note in the principal amount of $65,000, which was fully repaid in 1995.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of July 31, 1996, and as adjusted to reflect the sale of the Common Stock offered hereby, by (i) each person who is known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock, (ii) each of the Company's directors, (iii) each of the executive officers of the Company named in the Executive Compensation Table and (iv) all directors and executive officers of the Company as a group.

                                                                                                     PERCENTAGE OF
                                                                                    NUMBER OF    OUTSTANDING SHARES (1)
                                                                                     SHARES     ------------------------
                                                                                   BENEFICIALLY  PRIOR TO       AFTER
NAME                                                                                OWNED (1)    OFFERING     OFFERING
- ---------------------------------------------------------------------------------  -----------  -----------  -----------
Heartland Advisors Inc. (2)......................................................     302,625          7.6%         6.1%
Anthony R. Pasquinelli (3)(13)...................................................     288,932          7.3          5.8
Bruno A. Pasquinelli (4).........................................................     272,337          6.8          5.5
John D. Van Winkle (5)(13)(14)...................................................      95,480          2.4          1.9
Christopher M. Cronin (6)(13)....................................................       8,661        *            *
Richard I. Polanek (7)(13).......................................................      75,405          1.9          1.5
William C. Waddell (8)(13).......................................................      64,263          1.6          1.3
James W. Martin, Jr. (9)(13).....................................................      27,929        *            *
Charles E. Ofenloch (10)(13).....................................................      91,792          2.3          1.8
Bruce G. Park (11)(13)(14).......................................................      26,714        *            *
Ronald F. Stajkowski (12)(13)....................................................     108,210          2.7          2.1
All directors and executive officers as a group (11 persons) (13)................     823,418         20.2         16.2

- ------------------------
*Less than one percent.

(1) Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934, as amended. Unless otherwise stated below, each such person has sole voting and investment power with respect to all such shares. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.

(2) Number of shares reported by Heartland Advisors Inc. as of March 31, 1996 in its most recent Schedule 13F filed with the Securities and Exchange Commission. Includes 250,125 shares as to which Heartland Advisors Inc. has sole voting power and 52,500 shares as to which Heartland Advisors Inc. has sole dispositive power. The business address of Heartland Advisors Inc. is 790 N. Milwaukee Street, Milwaukee, Wisconsin 53202.

(3) Includes 11,828 shares held in trust for Anthony R. Pasquinelli's benefit. Anthony R. Pasquinelli's business address is 905 W. 175th Street, Homewood, Illinois 60430.

(4) Includes 11,801 shares held in trust for Bruno A. Pasquinelli's benefit. Bruno A. Pasquinelli's business address is 905 W. 175th Street, Homewood, Illinois 60430.

(5) Includes 64,280 shares beneficially owned by Mr. Van Winkle and his wife and 12 shares beneficially owned by Mr. Van Winkle's daughters.

(6) Includes 3,030 shares in the Knickerbocker Roofing Pension Plan.

(7) Includes 59,680 shares held in trust for Mr. Polanek's benefit and 2,865 shares beneficially owned by Mr. Polanek's wife.

(8) Includes 4,729 shares beneficially owned by Mr. Waddell's wife.

(9) Includes 16,904 shares held in trust for Mr. Martin's benefit.

(10) Includes 11,312 shares beneficially owned by Mr. Ofenloch and his wife.

(11) Includes 10,330 shares held in trust for Mr. Park's benefit.

(12) Includes 99,390 shares beneficially owned by Mr. Stajkowski and his wife.

(13) Includes shares of Common Stock that could be acquired through the exercise of stock options as follows: Mr. A. Pasquinelli, 6,615 shares; Mr. Van Winkle, 16,538 shares; Mr. Cronin, 1,103 shares; Mr. Polanek, 6,615 shares; Mr. Waddell, 6,615 shares; Mr. Martin, 11,026 shares; Mr. Ofenloch, 13,230 shares; Mr. Park, 8,820 shares; Mr. Stajkowski, 8,820 shares; and all directors and executive officers as a group, 94,711 shares.

(14) Excludes 9,146 shares of Common Stock held by the Company's Employees Retirement and Savings Plan (the "Plan"). Messrs. Van Winkle and Park and three other persons are members of the administration committee of the Plan. As such, they are entitled to vote the shares of Common Stock held by the Plan and therefore may be deemed to beneficially own such shares.

                           SUPERVISION AND REGULATION

GENERAL

    Financial institutions and their holding companies are extensively regulated under federal and state laws. As a result, the business, financial condition and prospects of the Company and the Banks can be materially affected not only by management decisions and general economic conditions, but also by applicable statutes and regulations and other regulatory pronouncements and policies promulgated by regulatory agencies with jurisdiction over the Company and the Banks, such as the Board of Governors of the Federal Reserve System ("FRB"), the Office of the Comptroller of the Currency ("OCC"), the Federal Deposit Insurance Corporation ("FDIC") and the Office of the Illinois Commissioner of Banks and Real Estate (the "Commissioner"). The effect of such statutes, regulations and other pronouncements and policies can be significant, cannot be predicted with a high degree of certainty and can change over time. Furthermore, such statutes, regulations and other pronouncements and policies are intended to protect depositors and the FDIC's deposit insurance funds, not to protect stockholders.

    Bank holding companies and banks are subject to enforcement actions by their regulators for regulatory violations. In addition to compliance with statutory and regulatory limitations and requirements concerning financial and operating matters, regulated financial institutions such as the Company and the Banks must file periodic and other reports and information with their regulators and are subject to examination by each of their regulators.

    The statutory requirements applicable to and regulatory supervision of bank holding companies and banks have increased significantly and have undergone substantial change in recent years. To a great extent, these changes are embodied in the Financial Institutions Reform, Recovery and Enforcement Act ("FIRREA"), enacted in August 1989, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), enacted in December 1991, and the regulations promulgated under FIRREA and FDICIA. Many of the regulations promulgated pursuant to FDICIA have only recently been finalized and their impact on the business, financial condition and prospects of the Company and the Banks cannot be predicted with certainty.

    Currently, various initiatives have been proposed that could result in a wide-ranging restructuring of the bank regulatory system in the United States. These include (i) the merger or other combination of the financial institution regulators, including the FRB, the OCC and the FDIC, (ii) the combination of the OCC and FDIC, with the FRB remaining independent, and (iii) the creation of a new federal banking agency to provide comprehensive supervision of financial institutions. There can be no certainty as to the effect, if any, that such restructuring would have on the regulation of the Company or the Banks.

    The following discussion and other references to and descriptions of the regulation of financial institutions contained herein constitute brief summaries thereof. This discussion is not intended to constitute and does not purport to be a complete statement of all legal restrictions and requirements applicable to the Company and the Banks and all such descriptions are qualified in their entirety by reference to applicable statutes, regulations and other regulatory pronouncements.

REGULATION OF BANK HOLDING COMPANIES AND THEIR NON-BANK SUBSIDIARIES

    The Company is a registered bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended ("BHCA"). As such, the Company is subject to regulation, supervision and examination by the FRB. The Company is also subject to the limitations and requirements of the Illinois Bank Holding Company Act ("IBHCA"). These limitations and requirements, however, are no more restrictive in most instances than those imposed by the BHCA and the FRB. The business and affairs of the Company are regulated in a variety of ways, including limitations on acquiring control of other banks and bank holding companies, limitations on activities and investments, limitations on interstate acquisitions, regulatory capital requirements and limitations on payment of dividends. In addition, it is the FRB's policy that a bank holding company is expected to act as a source of financial strength to banks that it owns or controls and, as a result, the FRB could require the Company to commit resources to support the Banks in circumstances in which the Company might not do so absent the FRB's policy. The Company's most recent regulatory examination was conducted by the FRB as of March 31, 1996.

ACQUISITION OF BANKS AND BANK HOLDING COMPANIES

    The BHCA generally prohibits a bank holding company from (i) acquiring, directly or indirectly, more than 5% of the outstanding shares of any class of voting securities of a bank or bank holding company, (ii) acquiring control of a bank or another bank holding company, (iii) acquiring all or substantially all the assets of a bank, or (iv) merging or consolidating with another bank holding company, without first obtaining FRB approval. In considering an application with respect to any such transaction, the FRB is required to consider a variety of factors, including the potential anti-competitive effects of the transaction, the financial condition and future prospects of the combining and resulting institutions, the managerial resources of the resulting institution, the convenience and needs of the communities the combined organization would serve, the record of performance of each combining organization under the Community Reinvestment Act ("CRA"), and the prospective availability to the FRB of information appropriate to determine ongoing regulatory compliance with applicable banking laws.

    In addition, the federal Change in Bank Control Act imposes limitations on the ability of one or more individuals or other entities to acquire control of the Company or the Banks. Further, the Illinois Banking Act ("IBA") also regulates the acquisition of control of Illinois-chartered banks.


    Banking laws and regulations, including the Federal Reserve Act, generally impose certain limitations on extensions of credit and other transactions by and between banks and other banks and non-bank companies in the same holding company system. See "--Regulation of Banks -- Insider and Affiliate Transactions." A bank holding company and its subsidiaries also are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.


    The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act"), which became effective in September 1995, has eliminated many of the historical barriers to the acquisition of banks by out-of-state bank holding companies. The Interstate Act facilitates the interstate expansion and consolidation of banking organizations by permitting: (i) bank holding companies that are adequately capitalized and managed to acquire banks located in states outside their home states regardless of whether such acquisitions are authorized under the law of the host state; (ii) the interstate merger of banks after June 1, 1997, subject to the right of individual states either to pass legislation providing for earlier effectiveness of such mergers or to "opt out" of this authority prior to such date; (iii) banks to establish new branches on an interstate basis provided that such action is specifically authorized by the law of the host state; (iv) foreign banks to establish, with approval of the appropriate regulators in the United States, branches outside their home states to the same extent that national or state banks located in such state would be authorized to do so; and (v) banks to receive deposits, renew time deposits, close loans, service loans and receive payments on loans and other obligations as agent for any bank or thrift affiliate, whether the affiliate is located in the same or different state.

    The IBHCA permits Illinois bank holding companies to acquire control of banks in any state and permits bank holding companies whose principal place of business is in another state to acquire control of Illinois banks or bank holding companies upon satisfactory application to the Commissioner. In reviewing any such application, the Commissioner will review, among other things, compliance by the applicant banks with the requirements of the CRA, and other information designed to determine such banks' abilities to meet community credit needs.

PERMISSIBLE NON-BANKING ACTIVITIES

    The BHCA generally prohibits a bank holding company from engaging in activities or acquiring or controlling, directly or indirectly, voting securities or assets of any company engaged in any activity other than banking, managing or controlling banks or another activity that the FRB has determined, by regulation or otherwise, to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Subject to certain exceptions, before making any such acquisition or engaging in any such activity, a bank holding company must obtain the prior approval of the FRB as provided in applicable regulations.

    In evaluating such applications, the FRB will consider, among other relevant factors, whether permitting the bank holding company to engage in the activity in question can reasonably be expected to produce benefits to the public (such as increased convenience, competition or efficiency) that outweigh any possible adverse effects (such as undue concentration of resources, decreased or unfair competition, conflicts of interest or safety and soundness concerns). Those activities that the FRB has determined by regulation to be closely related to banking include: (i) making, acquiring and servicing loans such as would be made by mortgage companies (for the company's account or the account of others); (ii) trust company functions; (iii) certain investment advisory services; (iv) certain security brokerage services; and (v) certain insurance agency activities.

    Notwithstanding applicable restrictions on both the acquisition of control of banks and companies engaged in permissible non-banking activities, a bank holding company may acquire, without the prior approval of the FRB, 5% or less of the outstanding shares of any class of voting securities of a company, assuming the investment does not otherwise result in control of such company. The BHCA prohibits bank holding companies, with certain exceptions, from acquiring direct or indirect ownership of more than five percent of the voting securities of any company that is not a bank or does not engage in specifically permitted activities such as those described in the preceding paragraph.

    As mentioned above, trust company activities are among those determined by the FRB to be closely related to banking. Beverly Trust is an Illinois-chartered trust company with a Certificate of Authority to perform trust functions from the Commissioner. Beverly Trust is subject to regulation and examination by the Commissioner and, as a direct subsidiary of the Company, by the FRB.

CAPITAL REQUIREMENTS

    Regulatory capital requirements applicable to all regulated financial institutions, including bank holding companies and banks, have increased significantly in recent years and further increases are possible in future periods. The FRB has adopted risk-based capital standards for bank holding companies. The articulated objectives of Congress and the FRB in establishing a risk-based method of measuring capital adequacy are (i) to make regulatory capital requirements applicable to bank holding companies more sensitive to differences in risk profiles among bank holding companies, (ii) to factor off-balance sheet liabilities into the assessment of capital adequacy, (iii) to reduce disincentives for bank holding companies to hold liquid, low risk assets and (iv) to achieve greater consistency in the evaluation of capital adequacy of major banking organizations throughout the world by conforming to the framework developed jointly by supervisory authorities from countries that are parties to the so-called "Basle Accord" adopted by such supervisory authorities in July 1988.

    The FRB requires bank holding companies to maintain a minimum ratio of qualifying total capital to risk-weighted assets. Banking organizations, however, generally are expected to operate well above the minimum risk-based ratios. Risk-weighted assets include a "credit equivalent amount" of off balance sheet items, determined in accordance with conversion formulae set forth in the FRB's regulations. Each asset and off balance sheet item, after certain adjustments, is assigned to one of four risk-weighting categories, 0%, 20%, 50% or 100%, and the risk-adjusted values then are added together to determine risk-weighted assets.

    A bank holding company must meet two risk-based capital standards, a "core" or "Tier 1" capital requirement and a total capital requirement. The current regulations require that a bank holding company maintain Tier 1 capital equal to 4% of risk-weighted assets and qualifying total capital equal to 8% of risk-weighted assets. Tier 1 capital must represent at least 50% of total capital and may consist of those items defined in applicable regulations as core capital elements. Core capital elements include common stockholders' equity; qualifying noncumulative, perpetual preferred stock; qualifying (i.e., up to 25% of total Tier 1 capital) cumulative perpetual preferred stock; and minority interests in the equity accounts of consolidated subsidiaries. Core capital excludes goodwill, deferred tax assets and other intangible assets required to be deducted in accordance with applicable regulations.

    Total capital represents the sum of Tier 1 capital plus "Tier 2" capital, less certain deductions. Tier 2 or "supplementary" capital consists of: allowances for loan and lease losses; perpetual preferred stock (to the extent not included in Tier 1 capital); hybrid capital instruments; perpetual debt; mandatory convertible debt securities; term subordinated debt; and intermediate term preferred stock, in each case subject to applicable regulatory limitations. The maximum amount of Tier 2 capital that may be included in an organization's qualifying total capital cannot exceed 100% of Tier 1 capital. In determining total capital, a bank holding company must deduct from the sum of Tier 1 and Tier 2 capital: its investments in unconsolidated subsidiaries; reciprocal holdings of certain securities of banking organizations; and other deductions required by regulation or determined on a case-by-case basis by the appropriate supervisory authority.

    Another capital measure, the Tier 1 leverage ratio, is defined as Tier 1 capital divided by average total assets (net of allowance for loan and lease losses, goodwill, and other intangible assets). The minimum leverage ratio is 3% for banking organizations that do not anticipate significant growth and that have well-diversified risk (including no undue interest rate risk), excellent asset quality, high liquidity and good earnings. Other banking organizations are expected to have ratios of at least 4%-5%, depending upon their particular condition and growth plans. Higher capital ratios could be required if warranted by the particular circumstances or risk profile of a given banking organization. The FRB has not advised the Company of any specific minimum Tier 1 leverage ratio applicable to it.

    As of June 30, 1996, the Company had Tier 1 and total risk-based capital ratios of 11.50% and 12.58%, respectively, and had a Tier 1 leverage ratio of 6.97%.

    The failure of a bank holding company to meet its required capital ratios may result in supervisory action, as well as inability to obtain approval of any regulatory applications and, potentially, increased frequency of examination. The nature and intensity of the supervisory action will depend upon the level of noncompliance. Under the IBHCA, no bank holding company may acquire control of a bank if, at the time it applies for approval or at the time the transaction is consummated, its ratio of total capital to total assets, as determined in accordance with then applicable FRB regulations, is or will be less than 7%.

    Risk-based capital ratios focus principally on broad categories of credit risk and do not incorporate factors that can affect the Company's financial condition, such as overall interest rate risk exposure, liquidity, funding and market risks, the quality and level of earnings, investment or loan portfolio concentrations, the quality of loans and investments, the effectiveness of loan and investment policies and management's ability to monitor and control financial and operating risks. For this reason, the overall financial health of the Company and the Banks and the assessment of the Company and the Banks by various regulatory agencies may differ from conclusions that might be drawn solely from the level of the Company or the Banks' risk-based capital ratios.

DIVIDENDS

    The FRB has issued a policy statement on the payment of cash dividends by bank holding companies. In the policy statement, the FRB expressed its view that a bank holding company should not pay cash dividends unless net income over the past year was sufficient to fully fund the dividends and the prospective rate of earnings retention appears consistent with capital needs, asset quality and overall financial condition. Further, the FRB stated that it believes it is inappropriate for a banking organization that is experiencing serious financial problems or that has inadequate capital to borrow in order to fund dividends. The FRB also may impose limitations on the payment of dividends as a condition to its approval of certain applications, including applications for approval of mergers and acquisitions. Between June 1990 and January 1993, the FRB did not permit the Company to pay dividends on its stock without the FRB's prior consent or notification. In January 1993, because of the Company's improved financial condition, the FRB informed the Company that it could resume paying dividends without restriction.

REGULATION OF BANKS

    Beverly Bank, Beverly Bank Matteson and Beverly Bank Lockport are Illinois banking corporations (sometimes collectively referred to herein as the "Illinois Banks") organized under the IBA. Wilmington is a national banking association organized under the National Bank Act. As Illinois banks, Beverly Bank, Beverly Bank Matteson and Beverly Bank Lockport are subject to regulation, supervision and examination by the Commissioner, and Wilmington is subject to regulation, supervision and examination by the OCC. Beverly Bank Lockport is a member of the Federal Reserve System and, therefore, is also subject to regulation, supervision and examination by the FRB. The deposit accounts of the Banks are insured up to applicable limits by the FDIC's Bank Insurance Fund ("BIF"). Thus, the Banks also are subject to regulation, supervision and examination by the FDIC. In certain instances, the statutes administered by and regulations promulgated by certain of these agencies are more stringent than those of other agencies with jurisdiction. In these instances, the Banks must comply with the more stringent restrictions, prohibitions or requirements. Beverly Bank's most recent regulatory examinations were conducted by the Commissioner as of July 31, 1995 and by the FDIC as of June 30, 1994. Beverly Bank Matteson's most recent regulatory examinations were conducted by the FDIC as of December 31, 1994 and by the Commissioner as of March 31, 1994. Beverly Bank Lockport's most recent regulatory examinations were conducted by the Commissioner as of April 14, 1994 and by the FRB as of March 12, 1993. Wilmington's most recent regulatory examination was conducted by the OCC as of October 3, 1995.

    The business and affairs of the Banks are regulated in a variety of ways. Regulations apply to, among other things, insurance of deposit accounts, the Banks' capital ratios, payment of dividends, liquidity requirements, the nature and amount of the investments that the Banks may make, transactions with affiliates, community and consumer lending laws, internal policies and controls, reporting by and examination of the Banks and changes in control of the Banks.

DEPOSIT INSURANCE

    As FDIC-insured institutions, the Banks are required to pay deposit insurance premiums to the FDIC. FDICIA authorized the FDIC to implement a risk-based deposit insurance assessment system. Pursuant to this requirement, the FDIC has adopted a risk-based assessment system, under which each insured depository institution is placed into one of nine categories and assessed insurance premiums accordingly. Beginning with the first semi-annual assessment period of 1996, these premiums range from 0% to .27% of deposits included in an institution's "assessment base," depending upon its level of capital and evaluation of other supervisory factors, and subject to an annual minimum payment of $2,000. A bank's assessment base generally includes all of its demand, time and savings deposits, regardless of whether they are FDIC insured.


    Institutions classified as "well-capitalized" (see "--Regulation of Banks -- Capital Requirements") and part of a supervisory subgroup of financially sound institutions with a few minor weaknesses would pay the lowest premium while institutions that are "undercapitalized" (see "-- Regulation of Banks -- Capital Requirements") and considered of substantial supervisory concern would pay the highest premium. Risk classification of all insured institutions is made by the FDIC for each semi-annual assessment period. In the first semi-annual assessment period of 1995, the Banks were assessed at the rate of .23% of deposits and in the second semi-annual period were assessed at the rate of .04% of deposits, which were the rates for "well-capitalized" and financially sound institutions.


    The FDIC may terminate the deposit insurance of any insured depository institution if the FDIC determines, after a hearing, that the institution has engaged or is engaging in unsafe or unsound banking practices, is in a condition that is unsafe or unsound for the continuation of operations or otherwise has violated any applicable law, regulation or order, or any condition imposed in writing by or in a written agreement with the FDIC. The FDIC also may suspend deposit insurance temporarily during the pendency of a proceeding to terminate insurance if the institution has no tangible capital. Management of the Company is not aware of any activity or condition that could result in termination of the deposit insurance of the Banks.

    Legislation also is being considered by Congress that would result in the merger of the Bank Insurance Fund and the Savings Association Insurance Fund ("SAIF"). This legislation could result in banks sharing in the payments for Financing Corp. ("FICO") bonds, which were issued in connection with the savings and loan crisis. FICO bonds currently are supported through the payment of SAIF assessments by savings institutions, and thus adoption of this legislation could result in higher BIF premium payments by banks.

CAPITAL REQUIREMENTS


    The FRB regulations establish the same three minimum capital standards for insured state member banks as are in place for bank holding companies. The OCC and FDIC regulations also establish the same minimum Tier 1 and risk-based capital ratios and Tier 1 leverage ratios for national banks and state nonmember banks. Under the FRB, OCC and FDIC regulations, the Banks' capital ratios are computed in a manner substantially similar to the manner in which bank holding company capital ratios are determined. See "--Regulation of Bank Holding Companies and Their Non-Bank Subsidiaries -- Capital Requirements." These capital requirements are minimum requirements and higher levels of capital will be required if warranted by the particular circumstances or risk profile of an individual bank.


    FDICIA provides the federal banking regulators with broad power to take "prompt corrective action" to resolve the problems of undercapitalized institutions. The extent of the regulators' powers depends on whether the institution in question is "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." Under regulations adopted by the federal banking regulators, a bank would be considered "well capitalized" if it (i) has a total risk-based capital ratio of 10% or greater, (ii) has a Tier 1 risk-based capital ratio of 6% or greater, (iii) has a leverage ratio of 5% or greater and (iv) is not subject to any order or written directive to meet and maintain a specific capital level. An "adequately capitalized" bank is defined under the regulations as one that (i) has a total risk-based capital ratio of 8% or greater, (ii) has a Tier 1 risk-based capital ratio of 4% or greater, (iii) has a leverage ratio of 4% or greater (or 3% or greater in the case of a bank with the highest composite regulatory examination rating that is not experiencing or anticipating significant growth) and (iv) does not meet the definition of a well capitalized bank. A bank would be considered (A) "undercapitalized" if it has (i) a total risk-based capital ratio of less than 8%, (ii) a Tier 1 risk-based capital ratio of less than 4% or (iii) a leverage ratio of less than 4% (or 3% in the case of a bank with the highest composite regulatory examination rating that is not experiencing or anticipating significant growth); (B) "significantly undercapitalized" if the bank has (i) a total risk-based capital ratio of less than 6%, (ii) a Tier 1 risk-based capital ratio of less than 3% or (iii) a leverage ratio of less than 3%; and (C) "critically undercapitalized" if the bank has a ratio of tangible equity to total assets of equal to or less than 2%. The regulations would permit the appropriate federal banking regulator to downgrade a bank to the next lower category if the regulator determines (i) after notice and opportunity for hearing or response, that the bank is in an unsafe or unsound condition or (ii) that the bank has received (and not corrected) a less-than-satisfactory rating for any of the categories of asset quality, management, earnings or liquidity in its most recent exam.


    As of June 30, 1996, Beverly Bank qualified as "well-capitalized," with a total risk-based capital ratio of 14.28%; a Tier 1 risk-based capital ratio of 13.04% and a leverage ratio of 7.49%. As of June 30, 1996, Beverly Bank Matteson qualified as "well-capitalized," with a total risk-based capital ratio of 13.28%; a Tier 1 risk-based capital ratio of 12.44% and a leverage ratio of 7.53%. As of June 30, 1996, Beverly Bank Lockport qualified as "well-capitalized," with a total risk-based capital ratio of 12.85%; a Tier 1 risk-based capital ratio of 11.81% and a leverage ratio of 6.89%. As of June 30, 1996, Wilmington qualified as "well-capitalized," with a total risk-based capital ratio of 13.67%; a Tier 1 risk-based capital ratio of 12.66% and a leverage ratio of 7.57%.


    Depending upon the capital category to which an institution is assigned, the regulators' corrective powers, many of which are mandatory in certain circumstances, include: prohibition on capital distributions; prohibition on payment of management fees to controlling persons; requiring the submission of a capital restoration plan; placing limits on asset growth; limiting acquisitions, branching or new lines of business; requiring the institution to issue additional capital stock (including additional voting stock) or to be acquired; restricting transactions with affiliates; restricting the interest rates that the institution may pay on deposits; ordering a new election of directors of the institution; requiring that senior executive officers or directors be dismissed; prohibiting the institution from accepting deposits from correspondent banks; prohibiting the institution's bank holding company from making any capital distributions; requiring the institution to divest certain subsidiaries; prohibiting the payment of principal or interest on subordinated debt; and, ultimately, appointing a receiver for the institution.

DIVIDENDS

    Under the IBA, each of the Illinois Banks is permitted to declare and pay dividends in amounts up to the amount of its accumulated net profits, provided that it shall retain in its surplus at least one-tenth of its net profits since the date of the declaration of its most recent previous dividend until said additions to surplus, in the aggregate, equal at least the paid-in capital of the Bank. In no event may any Illinois Bank, while it continues its banking business, pay dividends in excess of its net profits then on hand (after deductions for losses and bad debts).


    The FRB permits a state member bank such as Beverly Bank Lockport to pay dividends, while it continues its banking operations, in an amount not greater than its net profits then on hand, after deducting therefrom its losses and bad debts. No state member bank may pay as a dividend a portion of its paid-in capital and no state member bank may pay dividends if its accumulated losses equal or exceed its undivided profits then on hand. The FRB policy statement described above (see "-- Regulation of Bank Holding Companies and Their Non-Bank Subsidiaries -- Dividends") also applies to the payment of dividends by state member banks. Accordingly, it is the FRB's view that a state member bank experiencing earnings weaknesses should not pay cash dividends exceeding current net income or that only can be funded in ways that weaken such bank's financial health, such as by borrowing.


    The payment of dividends by Wilmington is regulated by the OCC under the National Bank Act. Pursuant to the National Bank Act, all dividends must be paid out of the undivided profits of the bank. The National Bank Act further restricts the payment of dividends by prohibiting a national bank from declaring a dividend on its shares of common stock until its surplus fund equals the amount of capital stock or, if the surplus fund does not equal the amount of capital stock, until not less than one-tenth of a bank's net income for the preceding half year in the case of quarterly or semi-annual dividends, or the preceding two half-year periods in the case of annual dividends, are transferred to the surplus fund. The approval of the OCC is required prior to the payment of a dividend if the total of all dividends declared by a national bank in any calendar year would exceed the total of its net income for that year combined with its retained net income for the two preceding years, less any required transfers to surplus or a fund for the retirement of any preferred stock.

    Under FDICIA, none of the Banks may pay a dividend if, after paying the dividend, such Bank would be undercapitalized.

    At June 30, 1996, the amount of retained earnings of the Banks available for dividends, while maintaining the Banks in a well-capitalized status, totaled approximately $14,000,000.

INSIDER AND AFFILIATE TRANSACTIONS

    Each of the Banks is subject to certain restrictions on "covered transactions" between and among the Banks, the Company and other affiliates. "Covered transactions" are defined by the Federal Reserve Act to include a loan or extension of credit to an affiliate, a purchase of securities issued by an affiliate, a purchase of assets from the affiliate (unless otherwise exempted by the FRB), the acceptance of securities issued by an affiliate as collateral for a loan and the issuance of a guarantee, acceptance, or letter of credit for the benefit of an affiliate. The covered transactions that an insured bank and its subsidiaries are permitted to engage in with their nonbank affiliates are limited to the following amounts: (i) in the case of any one such affiliate, the aggregate amount of "covered transactions" of the insured bank and its subsidiaries cannot exceed 10% of the capital stock and the surplus of the insured bank; and (ii) in the case of all affiliates, the aggregate amount of "covered transactions" of the insured bank and its subsidiaries cannot exceed 20% of the capital stock and surplus of the insured bank. Loans and other extensions of credit by insured banks and their affiliates must, in general, also be collateralized at required minimum levels. In addition, covered transactions, as well as certain other transactions between or among an insured bank and its affiliates, must be on terms that are substantially the same as those prevailing for comparable transactions with nonaffiliated entities.

    Certain limitations and reporting requirements also are placed on extensions of credit by the Banks to principal stockholders of the Company, and to directors and certain executive officers of the Company, its non-bank subsidiaries and the Banks and to "related interests" of such principal stockholders, directors and officers. Extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral as, and following credit underwriting procedures that are not less stringent than, those prevailing at the time for comparable transactions with persons not covered above and who are not employees, and (ii) must not involve more than the normal risk of repayment or present other unfavorable features. In addition, any director or officer of the Company or the Banks or principal stockholder of the Company may be limited in his or her ability to obtain credit from banks with which the Banks maintain a correspondent relationship.

COMMUNITY INVESTMENT AND CONSUMER PROTECTION LAWS

    In connection with its lending activities, each of the Banks is subject to a variety of federal laws designed to protect borrowers and promote lending to various sectors of the economy and population. Included among these are the federal Home Mortgage Disclosure Act, Real Estate Settlement Procedures Act, Truth-in-Lending Act, Equal Credit Opportunity Act, Fair Credit Reporting Act and the CRA. The Illinois Banks are subject to similar Illinois laws applicable to, among other things, usury, credit discrimination and business practices.

    The CRA requires banks to define the communities that they serve, identify the credit needs of those communities and adopt and implement a "Community Reinvestment Act Statement" pursuant to which they offer credit products and take other actions that respond to the credit needs of the community. Under FIRREA, the responsible federal banking regulatory agency must conduct annual CRA examinations of insured financial institutions and assign to them a CRA rating of "outstanding," "satisfactory," "needs to improve" or "substantial noncompliance."

    The federal banking regulatory agencies will take into account the CRA ratings of institutions in connection with their consideration of applications filed by the institutions, including applications to establish branch offices or applications of depository institutions to convert to national bank charters. In addition, regulatory agencies will take CRA ratings of combining organizations into account in connection with acquisitions involving the change of control of a financial institution. Based on the institutions' records of performance, the appropriate agency may deny the application on CRA grounds or require corrective action as a condition of its approval. In 1995, Beverly Bank's CRA rating was outstanding, Beverly Bank Matteson's CRA rating was outstanding, Beverly Bank Lockport's CRA rating was satisfactory, and Wilmington's CRA rating was outstanding.

    In September 1994, the Riegle Community Development and Regulatory Improvement Act (the "Community Development Act") was enacted. The Community Development Act includes (i) Subtitle A, the "Community Development and Financial Institutions Act," which establishes the "Community Development Financial Institutions Fund" to promote economic revitalization and community development through investment in "Community Development Financial Institutions," and (ii) Subtitle B, "The Home Ownership and Equity Protection Act of 1994," which seeks to increase the protections afforded to individuals most at risk from abusive lending practices, particularly high-interest mortgages secured by the borrowers' homes.

    The Community Development Act also provides a number of initiatives to lessen the regulatory burden placed upon depository institutions and also affects a number of the consumer compliance laws by allowing streamlined disclosures for radio advertising of consumer leases, providing consumers with information necessary to challenge an "adverse characterization" due to a credit reporting agency report and by clarifying the disclosure requirements under the Real Estate Settlement Procedures Act regarding the transfer of serviced mortgage loans.

    In addition, the Community Development Act reforms currency transaction reports to increase their usefulness to the Federal Government and to various law enforcement agencies in combating money laundering. The measure also calls for improvement in the identification of money laundering schemes, better controls over negotiable instruments drawn on foreign banks by making them subject to reporting, and uniform licensing and registration of check cashing and money transmitting businesses, which are often used to facilitate illegal currency transactions.

ANNUAL AUDIT, REPORTING AND MANAGERIAL CONTROL REQUIREMENTS

    Under FDICIA, the FDIC was required to promulgate regulations requiring FDIC insured financial institutions over a certain size to have an annual independent audit of their financial statements in accordance with generally accepted auditing standards, to have an independent audit committee of outside directors, and to file with the FDIC and their respective primary federal regulators annual reports, attested to by their independent auditors, as to their internal control structure and compliance with certain designated laws and regulations (including laws and regulations governing insider transactions and payment of dividends). The FDIC's regulations apply these requirements to insured depository institutions with total assets of $500 million or more. The requirements can be satisfied by audit procedures adhered to by a parent entity such as the Company that is consolidated with the Banks for financial reporting purposes.

OTHER FDICIA RULES

    Other rules adopted or currently proposed to be adopted pursuant to FDICIA include: (i) real estate lending standards for banks, which provide guidelines concerning loan-to-value ratios for various types of real estate loans; (ii) revisions to the risk-based capital rules to account for interest rate risk, concentration of credit risk and the risks posed by "non-traditional activities"; (iii) rules requiring depository institutions to develop and implement internal procedures to evaluate and control credit and settlement exposure to their correspondent banks; (iv) rules implementing the FDICIA provision prohibiting, with certain exceptions, state banks from making equity investments of types and amounts not permissible for national banks; (v) rules addressing various "safety and soundness" issues, including operations and managerial standards, standards for asset quality, earnings and stock valuations, and compensation standards for the officers, directors, employees and principal shareholders of the depository institution; and (vi) rules restricting the ability of depository institutions, in certain cases, to accept brokered deposits.

CHANGE IN CONTROL

    In addition to the restrictions imposed by the BHCA, the Federal Deposit Insurance Act imposes the requirements of prior notice to the appropriate federal banking agency in the event of the acquisition of control of an insured bank. The appropriate federal banking agency in the case of state nonmember banks is the FDIC, in the case of state member banks and bank holding companies is the FRB, and in the case of national banks is the OCC. In reviewing change-in-control notices, the agencies generally review factors such as: the effect of the transaction upon competition; the convenience and needs of the community to be served; the financial history and condition of the institutions; the existence of insider transactions; the competence of the acquiring person and the impact on the BIF. In addition, each of the Illinois Banks is subject to the rules regarding change in control of Illinois banks contained in the IBA. The Company is also subject to these rules by virtue of its control of the Illinois Banks. Generally, the IBA provides that no person or entity or group of affiliated persons or entities may, without the Commissioner's consent, directly or indirectly, acquire control of an Illinois bank. Such control is presumed if any person owns or controls 20% or more of the outstanding stock of an Illinois bank or such lesser amount as would enable the holder or holders, by applying cumulative voting, to elect one director of the bank.


    In evaluating applications for acquisition of control of an Illinois bank or bank holding company, in addition to the Commissioner's consideration of other factors deemed relevant, the Commissioner must find that the character of the proposed management of the bank after the change in control will assure reasonable promise of successful, safe and sound operation; that the future earnings prospects of the bank after the proposed change in control are favorable; and that any prior involvement that the proposed controlling persons or the proposed management of the institution after the change in control have had with any other financial institution has been conducted in a safe and sound manner. See "--Regulation of Bank Holding Companies and Their Non-Bank Subsidiaries -- Acquisition of Banks and Bank Holding Companies."


                          DESCRIPTION OF CAPITAL STOCK

    As of June 30, 1996, the authorized capital stock of the Company consisted of 8,000,000 shares of Common Stock, par value $.01 per share, of which 3,974,942 shares were outstanding and held of record by 314 stockholders, and 1,000,000 shares of Preferred Stock, par value $.01 per share, none of which was outstanding.

COMMON STOCK

    Each holder of Common Stock is entitled to one vote per share on all matters voted upon by the Company's stockholders. Common stockholders have no preemptive or other rights to subscribe for additional shares or other securities of the Company. There are no cumulative voting rights, and, accordingly, holders of more than fifty percent of the outstanding shares of Common Stock will be able to elect all of the members of the Board of Directors.

    Common stockholders are entitled to dividends in such amounts as may be declared by the Board of Directors from time to time from funds legally available therefor. In the event of liquidation, the common stockholders are entitled to share ratably in any assets of the Company remaining after payment in full of creditors and preferred stockholders to the extent of any liquidation preferences.

    The outstanding shares of Common Stock are, and the shares of Common Stock to be issued in the offering will be (when issued and delivered in accordance with the terms and conditions of the offering), validly issued, fully paid and nonassessable.

PREFERRED STOCK

    The Board of Directors is authorized, pursuant to the Company's Certificate of Incorporation, to issue one or more series of Preferred Stock with respect to which the Board, without stockholder approval, may determine voting, conversion and other rights which could adversely affect the rights of holders of Common Stock. The rights of the holders of the Common Stock would generally be subject to the prior rights of the Preferred Stock with respect to dividends, liquidation preferences and other matters. Among other things, Preferred Stock could be issued by the Company to raise capital or to finance acquisitions. The issuance of Preferred Stock under certain circumstances could have the effect of delaying or preventing a change in control of the Company. The Company has no present plans to issue any shares of Preferred Stock.

CERTAIN ANTI-TAKEOVER PROVISIONS

    The Company's Certificate of Incorporation establishes certain procedures, including advance notice procedures, with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors and the proposal of business to be considered at annual stockholders meetings. In general, notice must be delivered to the Company at its principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. The Company's Certificate of Incorporation also provides that stockholders may not take action by written consent. The Company's Bylaws also provide that special meetings of stockholders may only be called by the Chairman of the Board or the Board of Directors. These provisions could delay or defer a change in control of the Company if the Board determines that such a change in control is not in the best interests of the Company and its stockholders, and could have the effect of making it more difficult to acquire the Company or remove incumbent management.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Common Stock of the Company is Harris Trust and Savings Bank, Chicago, Illinois.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Following completion of the offering, the Company will have 4,974,942 shares of Common Stock issued and outstanding (5,124,942 shares if the Underwriters' over-allotment option is exercised in full). The 1,000,000 shares offered hereby (1,150,000 shares if the over-allotment option is exercised in full) along with 2,815,237 previously issued and outstanding shares will be freely tradeable without restriction under the 1933 Act, except for any shares which are purchased in this offering by affiliates of the Company. The 1,159,705 remaining shares (the "Restricted Shares") were issued and sold by the Company in reliance upon exemptions from registration under the 1933 Act and may not be sold in the absence of registration thereunder unless an exemption from registration is available.


    All of the Restricted Shares will be eligible for sale pursuant to the exemption contained in Rule 144 under the 1933 Act, if the conditions of that rule have been met. In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years is entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of Common Stock (49,749 shares immediately after this offering) or the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about the Company. Approximately 964,600 Restricted Shares, including shares held by affiliates, will be eligible for sale subject to the volume limitations described above, as such shares will have been beneficially owned for at least two years by the holders thereof. However, Rule 144 will not become available to any such two-year holders of the Common Stock until 90 days after the date of this Prospectus.

    As of June 30, 1996, options to purchase 418,040 shares of Common Stock were outstanding under the Company's stock option plan, of which options with respect to 146,610 shares of Common Stock were exercisable. A total of 114,905 shares of Common Stock were also available for future option grants under the Company's stock option plan.

    The Company and all directors and executive officers of the Company have agreed with the Underwriters not to offer, sell or otherwise dispose of any shares of Common Stock (except, in the case of the Company, shares issuable pursuant to outstanding options, reinvestment of dividends and payment of directors' fees) for a period of 180 days after the date of this Prospectus without the prior written consent of the Representative.

    Prior to this offering, there has been a limited public market for the Common Stock, and no predictions can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices.

                                  UNDERWRITING

    The Company has entered into an Underwriting Agreement (the "Underwriting Agreement") with the underwriters listed in the table below (referred to individually as an "Underwriter" and collectively as the "Underwriters"), for whom Howe Barnes Investments, Inc. is acting as representative (the "Representative"). Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters, and each of the Underwriters has severally agreed to purchase from the Company, the number of shares of Common Stock set forth opposite each Underwriter's name in the table below.

UNDERWRITERS                                                                 NUMBER OF SHARES
- ---------------------------------------------------------------------------  -----------------
Howe Barnes Investments, Inc...............................................
                                                                             -----------------
  TOTAL....................................................................        1,000,000
                                                                             -----------------
                                                                             -----------------

    Subject to the terms and conditions of the Underwriting Agreement, the Underwriters have agreed to purchase all of the Common Stock being sold pursuant to the Underwriting Agreement if any is purchased (excluding shares covered by the over-allotment option granted therein). In the event of a default by any Underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

    The Representative has advised the Company that the Underwriters propose to offer the Common Stock to the public initially at the public offering price set forth in the cover page of this Prospectus and to selected dealers at such price
less a concession of not more than $    per share. Additionally, the
Underwriters may allow, and such dealers may reallow, a concession not in excess
of $    per share to certain other dealers. After the initial public offering, the public offering price and other selling terms may be changed by the Underwriters.

    The Company has granted to the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase up to an additional 150,000 shares of Common Stock at the same price per share to be paid by the Underwriters for the other shares offered hereby. If the Underwriters purchase any of such additional shares pursuant to this option, each Underwriter will be committed to purchase such additional shares in approximately the same proportion as set forth in the table above. The Underwriters may exercise the option only for the purpose of covering over-allotments, if any, made in connection with the distribution of the Common Stock offered hereby.

    The Company, and the executive officers and directors of the Company who in the aggregate own 728,707 shares of Common Stock as of the date hereof, have agreed not to offer, sell, contract to sell or otherwise dispose of any capital stock of the Company or any security convertible into or exchangeable for such capital stock (except, in the case of the Company, shares issuable pursuant to outstanding options, reinvestment of dividends and payment of directors' fees) for a period of 180 days after the effective date of the Registration Statement of which this Prospectus is a part without the written consent of the Representative.

    The initial public offering price of the shares of Common Stock will be determined by negotiation between the Company and the Representative. Among the factors to be considered in determining the initial public offering price are prevailing market and economic conditions, revenues and earnings of the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, an assessment of the Company's management and the consideration of the above factors in relation to market valuations of companies in related businesses.

    The Representative has informed the Company that the Underwriters will not, without customer authority, confirm sales to any accounts over which they exercise discretionary authority.

    The Company has agreed to indemnify the Underwriters and their controlling persons against certain liabilities, including civil liabilities under the 1933 Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

                                 LEGAL MATTERS

    Certain legal matters in connection with this offering are being passed upon for the Company by Lord, Bissell & Brook, Chicago, Illinois, and for the Underwriters by Chapman and Cutler, Chicago, Illinois.

                                    EXPERTS

    The consolidated financial statements of the Company as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995 have been included herein in reliance on the report of Grant Thornton LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission"), in Washington, D.C., a Registration Statement on Form S-1 (together with all amendments and exhibits thereto, the "Registration Statement") under the 1933 Act with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the Rules and Regulations of the Commission. Statements made in the Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description thereof, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement, including the exhibits filed therewith, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, Room 1204; 500 West Madison Street, Chicago, Illinois 60661, Suite 1400; and Seven World Trade Center, New York, New York 10048. Copies of such material may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

                          BEVERLY BANCORPORATION, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                               PAGE
                                                                                                             ---------
Report of Independent Certified Public Accountants.........................................................        F-2

Consolidated Financial Statements

  Consolidated Balance Sheets as of June 30, 1996 (unaudited) and as of December 31, 1995 and 1994.........        F-3

  Consolidated Statements of Income for the Six Months Ended June 30, 1996 and 1995 (unaudited) and the
   Years Ended December 31, 1995, 1994 and 1993............................................................        F-4

  Consolidated Statements of Changes in Stockholders' Equity for the Six Months Ended June 30, 1996
   (unaudited) and the Years Ended December 31, 1995, 1994 and 1993........................................        F-5

  Consolidated Statements of Cash Flows for the Six Months Ended June 30, 1996 and 1995 (unaudited) and the
   Years Ended December 31, 1995, 1994 and 1993............................................................        F-6

  Notes to Consolidated Financial Statements...............................................................        F-8

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders
Beverly Bancorporation, Inc.

    We have audited the consolidated balance sheets of Beverly Bancorporation, Inc. and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Beverly Bancorporation, Inc. and Subsidiaries as of December 31, 1995 and 1994, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

    As discussed in the notes to the consolidated financial statements, the Company changed its method of accounting for investment securities in 1994 and income taxes in 1993.

                                          GRANT THORNTON LLP

Chicago, Illinois

February 9, 1996 (except for Note
  17, as to which the date is
  February 27, 1996 and Note 18,
  as to which the date is
  August 16, 1996)

                 BEVERLY BANCORPORATION, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

            JUNE 30, 1996 (UNAUDITED) AND DECEMBER 31, 1995 AND 1994
                             (AMOUNTS IN THOUSANDS)

                                     ASSETS

                                                                             DECEMBER 31,
                                                             JUNE 30,    --------------------
                                                               1996        1995       1994
                                                            -----------  ---------  ---------
                                                            (UNAUDITED)
Cash and due from banks...................................   $  26,708   $  32,635  $  34,572
Funds sold................................................       6,475      20,075        500
Investment securities:
  Available-for-sale, at fair value.......................     201,264     174,963    126,393
  Held-to-maturity, at amortized cost (fair value $33,565,
   $32,639, and $83,108, respectively)....................      34,113      32,644     87,372
Loans.....................................................     324,573     312,160    291,042
  Less allowance for possible loan losses.................       3,943       3,524      3,995
                                                            -----------  ---------  ---------
    Net loans.............................................     320,630     308,636    287,047
Premises and equipment, net...............................      14,507      13,204     13,944
Accrued interest receivable...............................       5,111       4,826      4,571
Other real estate.........................................         988         858      1,081
Intangible assets, net....................................       1,161       1,301      1,606
Other assets..............................................       3,612       2,061      4,253
                                                            -----------  ---------  ---------
      TOTAL ASSETS........................................   $ 614,569   $ 591,203  $ 561,339
                                                            -----------  ---------  ---------
                                                            -----------  ---------  ---------

                            LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Interest bearing........................................   $ 468,880   $ 439,020  $ 403,771
  Non-interest bearing....................................      84,912      88,111    100,674
                                                            -----------  ---------  ---------
    Total deposits........................................     553,792     527,131    504,445
Securities sold under agreements to repurchase, funds
 purchased, and treasury tax deposits.....................       5,770       6,292      9,614
Bank notes payable........................................       9,000      11,000      1,800
Accrued expenses and other liabilities....................       5,420       5,819      4,672
                                                            -----------  ---------  ---------
    Total liabilities.....................................     573,982     550,242    520,531

STOCKHOLDERS' EQUITY:
  Preferred stock, par value $.01 per share; authorized
   1,000,000 shares; no shares issued and outstanding.....      --          --         --
  Common stock, $.01 par value; authorized 8,000,000
   shares; issued and outstanding 3,974,942, 3,769,815 and
   4,383,690, respectively................................          40          38         44
  Additional paid-in capital..............................      11,410       9,005     17,792
  Retained earnings.......................................      33,392      33,011     29,886
  Net unrealized gains (losses) on available-for-sale
   securities.............................................      (2,575)        617     (5,175)
  Note receivable -- officer stockholders.................      (1,680)     (1,710)    (1,739)
                                                            -----------  ---------  ---------
    Total stockholders' equity............................      40,587      40,961     40,808
                                                            -----------  ---------  ---------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..........   $ 614,569   $ 591,203  $ 561,339
                                                            -----------  ---------  ---------
                                                            -----------  ---------  ---------

        The accompanying notes are an integral part of these statements.

                 BEVERLY BANCORPORATION, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

            SIX MONTHS ENDED JUNE 30, 1996 AND 1995 (UNAUDITED) AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                SIX MONTHS ENDED JUNE
                                                         30,                   YEARS ENDED DECEMBER 31,
                                               ------------------------  -------------------------------------
                                                  1996         1995         1995         1994         1993
                                               -----------  -----------  -----------  -----------  -----------
                                                     (UNAUDITED)
Interest income:
  Interest and fees on loans.................   $  13,531    $  12,997    $  26,972    $  22,343    $  20,596
  Interest on investment securities:
    Taxable..................................       5,983        5,673       11,168       11,393       11,680
    Tax-exempt...............................         801          683        1,352        1,242        1,015
  Funds sold.................................         463          159          478          228          177
                                               -----------  -----------  -----------  -----------  -----------
      Total interest income..................      20,778       19,512       39,970       35,206       33,468
Interest expense:
  Deposits...................................       9,138        8,089       16,726       12,512       12,078
  Securities sold under agreements to
   repurchase, funds purchased, and treasury
   tax deposits..............................         142          195          379          231          350
  Notes payable..............................         369           51           79          206          377
                                               -----------  -----------  -----------  -----------  -----------
      Total interest expense.................       9,649        8,335       17,184       12,949       12,805
                                               -----------  -----------  -----------  -----------  -----------
      Net interest income....................      11,129       11,177       22,786       22,257       20,663
Provision for loan losses....................          75          103          159          311        1,299
                                               -----------  -----------  -----------  -----------  -----------
      Net interest income after provision for
       loan losses...........................      11,054       11,074       22,627       21,946       19,364
Other income:
  Income from fiduciary activities...........         998          954        1,927        1,872        1,764
  Service charges on deposit accounts........       2,172        1,988        4,078        4,256        4,123
  Net gains on sales of investment
   securities................................          35           33           49          207        1,421
  Mortgage origination and servicing fees....         312          343          761          532        1,464
  Other......................................         632          444        1,055        1,150        1,048
                                               -----------  -----------  -----------  -----------  -----------
      Total other income.....................       4,149        3,762        7,870        8,017        9,820
Operating expenses:
  Salaries and employee benefits.............       5,372        5,382       10,730       10,496       10,486
  Occupancy..................................       1,188        1,068        2,134        2,003        2,102
  Equipment..................................         797        1,111        1,918        2,155        2,156
  FDIC insurance.............................           4          551          570        1,035          999
  Marketing and promotion....................         427          413          952          647          854
  Computer system and services...............         515           56          492          124          158
  Supplies...................................         456          341          724          717          782
  Loan legal and collection..................         184          136          257          143          443
  Other real estate..........................          13       --               53           50          388
  Other......................................       1,923        1,669        3,586        3,505        3,801
                                               -----------  -----------  -----------  -----------  -----------
      Total operating expenses...............      10,879       10,727       21,416       20,875       22,169
                                               -----------  -----------  -----------  -----------  -----------
      Income before income taxes and
       cumulative effect of change in
       accounting principle..................       4,324        4,109        9,081        9,088        7,015
Income tax expense...........................       1,317        1,257        2,877        2,672        2,143
                                               -----------  -----------  -----------  -----------  -----------
      Income before cumulative effect of
       change in accounting principle........       3,007        2,852        6,204        6,416        4,872
Cumulative effect of change in accounting for
 income taxes................................      --           --           --           --              374
                                               -----------  -----------  -----------  -----------  -----------
      NET INCOME.............................   $   3,007    $   2,852    $   6,204    $   6,416    $   5,246
                                               -----------  -----------  -----------  -----------  -----------
                                               -----------  -----------  -----------  -----------  -----------
Income per share:
  Income before cumulative effect of change
   in accounting principle...................   $     .74    $     .58    $    1.26    $    1.34    $    1.05
  Cumulative effect of change in accounting
   for income taxes..........................      --           --           --           --              .08
                                               -----------  -----------  -----------  -----------  -----------
Net income per share.........................   $     .74    $     .58    $    1.26    $    1.34    $    1.13
                                               -----------  -----------  -----------  -----------  -----------
                                               -----------  -----------  -----------  -----------  -----------
Common and common equivalent shares..........   4,088,950     4,912,430    4,908,930    4,782,460    4,655,975
                                               -----------  -----------  -----------  -----------  -----------
                                               -----------  -----------  -----------  -----------  -----------


        The accompanying notes are an integral part of these statements.

                 BEVERLY BANCORPORATION, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
           FOR THE SIX MONTHS ENDED JUNE 30, 1996 (UNAUDITED) AND THE
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                                        NET
                                                                                                                    UNREALIZED
                                                                                                                       GAINS
                                                                                                                    (LOSSES) ON
                                                     PREFERRED                             ADDITIONAL              AVAILABLE-FOR-
                                                       STOCK      PREFERRED     COMMON       PAID-IN    RETAINED       SALE
                                                     SERIES B       STOCK        STOCK       CAPITAL    EARNINGS    SECURITIES
                                                    -----------  -----------  -----------  -----------  ---------  -------------
Balance at January 1, 1993........................   $     226    $  --        $      37    $  13,218   $  22,562    $  --
Net income........................................      --           --           --           --           5,246       --
Common stock cash dividend declared ($.17 per
 share)...........................................      --           --           --           --            (800)      --
Preferred stock Series B dividends declared ($8.55
 per share).......................................          20       --           --           --             (20)      --
Conversion of 2,590 shares of preferred stock
 Series B into 33,980 shares of common stock......        (246)      --           --              246      --           --
Issuance of 52,780 shares of common stock.........      --           --                1          326      --           --
5% common stock dividend (188,115 shares).........      --           --                2        1,182      (1,184)      --
Note paydown......................................      --           --           --           --          --           --
                                                    -----------       -----        -----   -----------  ---------  -------------
Balance December 31, 1993.........................      --           --               40       14,972      25,804       --
Net income........................................      --           --           --           --           6,416       --
Cumulative effect of change in accounting for
 investment securities available-for-sale at
 January 1, 1994..................................      --           --           --           --          --              947
Common stock cash dividend declared ($.18 per
 share)...........................................      --           --           --           --            (870)      --
5% common stock dividend (201,770 shares).........      --           --                2        1,462      (1,464)      --
Issuance of 149,455 shares of common stock........      --           --                2        1,361      --           --
Cancellation of 500 shares of Treasury Stock......      --           --           --               (3)     --           --
Note paydowns.....................................      --           --           --           --          --           --
Change in net unrealized losses on
 available-for-sale securities....................      --           --           --           --          --           (6,122)
                                                    -----------       -----        -----   -----------  ---------  -------------
Balance at December 31, 1994......................      --           --               44       17,792      29,886       (5,175)
Net income........................................      --           --           --           --           6,204       --
Common stock cash dividend declared ($.19 per
 share)...........................................      --           --           --           --            (887)      --
5% common stock dividend (219,175 shares).........      --           --                2        2,190      (2,192)      --
Issuance of 48,290 shares of common stock.........      --           --                1          471      --           --
Repurchase and cancellation of 881,340 shares of
 common stock.....................................      --           --               (9)     (11,448)     --           --
Note paydowns.....................................      --           --           --           --          --           --
Change in net unrealized gains on
 available-for-sale securities....................      --           --           --           --          --            5,792
                                                    -----------       -----        -----   -----------  ---------  -------------
Balance at December 31, 1995......................      --           --               38        9,005      33,011          617
Net income (unaudited)............................      --           --           --           --           3,007       --
Common stock cash dividend ($.10 per share)
 (unaudited)......................................      --           --           --           --            (403)      --
5% common stock dividend (188,473 shares)
 (unaudited)......................................      --           --                2        2,221      (2,223)      --
Issuance of 8,195 shares of common stock
 (unaudited)......................................      --           --           --              184      --           --
Note paydowns (unaudited).........................      --           --           --           --          --           --
Change in net unrealized losses on
 available-for-sale securities (unaudited)........      --           --           --           --          --           (3,192)
                                                    -----------       -----        -----   -----------  ---------  -------------
Balance at June 30, 1996 (unaudited)..............   $  --        $  --        $      40    $  11,410   $  33,392    $  (2,575)
                                                    -----------       -----        -----   -----------  ---------  -------------
                                                    -----------       -----        -----   -----------  ---------  -------------


                                                        NOTE
                                                     RECEIVABLE-                    TOTAL
                                                       OFFICER      TREASURY    STOCKHOLDERS'
                                                    STOCKHOLDERS      STOCK        EQUITY
                                                    -------------  -----------  -------------
Balance at January 1, 1993........................    $    (787)    $      (3)   $    35,253
Net income........................................       --            --              5,246
Common stock cash dividend declared ($.17 per
 share)...........................................       --            --               (800)
Preferred stock Series B dividends declared ($8.55
 per share).......................................       --            --            --
Conversion of 2,590 shares of preferred stock
 Series B into 33,980 shares of common stock......       --            --            --
Issuance of 52,780 shares of common stock.........       --            --                327
5% common stock dividend (188,115 shares).........       --            --            --
Note paydown......................................           29        --                 29
                                                    -------------  -----------  -------------
Balance December 31, 1993.........................         (758)           (3)        40,055
Net income........................................       --            --              6,416
Cumulative effect of change in accounting for
 investment securities available-for-sale at
 January 1, 1994..................................       --            --                947
Common stock cash dividend declared ($.18 per
 share)...........................................       --            --               (870)
5% common stock dividend (201,770 shares).........       --            --            --
Issuance of 149,455 shares of common stock........       (1,221)       --                142
Cancellation of 500 shares of Treasury Stock......       --                 3        --
Note paydowns.....................................          240        --                240
Change in net unrealized losses on
 available-for-sale securities....................       --            --             (6,122)
                                                    -------------  -----------  -------------
Balance at December 31, 1994......................       (1,739)       --             40,808
Net income........................................       --            --              6,204
Common stock cash dividend declared ($.19 per
 share)...........................................       --            --               (887)
5% common stock dividend (219,175 shares).........       --            --            --
Issuance of 48,290 shares of common stock.........       --            --                472
Repurchase and cancellation of 881,340 shares of
 common stock.....................................       --            --            (11,457)
Note paydowns.....................................           29        --                 29
Change in net unrealized gains on
 available-for-sale securities....................       --            --              5,792
                                                    -------------  -----------  -------------
Balance at December 31, 1995......................       (1,710)       --             40,961
Net income (unaudited)............................       --            --              3,007
Common stock cash dividend ($.10 per share)
 (unaudited)......................................       --            --               (403)
5% common stock dividend (188,473 shares)
 (unaudited)......................................       --            --            --
Issuance of 8,195 shares of common stock
 (unaudited)......................................       --            --                184
Note paydowns (unaudited).........................           30        --                 30
Change in net unrealized losses on
 available-for-sale securities (unaudited)........       --            --             (3,192)
                                                    -------------  -----------  -------------
Balance at June 30, 1996 (unaudited)..............    $  (1,680)    $  --        $    40,587
                                                    -------------  -----------  -------------
                                                    -------------  -----------  -------------


        The accompanying notes are an integral part of these statements.

                 BEVERLY BANCORPORATION, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
            SIX MONTHS ENDED JUNE 30, 1996 AND 1995 (UNAUDITED) AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                             (AMOUNTS IN THOUSANDS)


                                                       SIX MONTHS ENDED
                                                           JUNE 30,              YEARS ENDED DECEMBER 31,
                                                    ----------------------  -----------------------------------
                                                       1996        1995        1995        1994        1993
                                                    ----------  ----------  ----------  ----------  -----------
                                                         (UNAUDITED)
Cash flows from operating activities:
  Net income......................................  $    3,007  $    2,852  $    6,204  $    6,416  $     5,246
  Adjustments to reconcile net income to net cash
   provided by operating activities
    Provision for credit losses...................          75         103         159         311        1,299
    Provision for depreciation and amortization...         788         857       1,560       1,813        1,823
    Investment security accretion and amortization
     -- net.......................................         391         381         673         825        1,204
    Deferred tax expense (benefit)................        (258)        (88)        189        (155)         635
    Cumulative effect of change in accounting
     principle....................................      --          --          --          --             (374)
    Amortization of intangible assets.............         135         162         320         464          467
    Realized investment security gains, net.......         (35)        (33)        (49)       (207)      (1,421)
    Realized gain on credit card and lease sale...      --          --          --          --             (215)
    Gain on sale of other real estate.............      --             (25)        (79)       (180)        (228)
    (Increase) decrease in accrued interest
     receivable...................................        (285)       (358)       (255)       (492)         574
    Decrease (increase) in loans held for sale....       1,033      (3,275)     (4,374)     10,390       (6,527)
    Decrease (increase) in other assets...........         346         (82)       (243)       (399)       2,098
    (Decrease) increase in accrued expense and
     other liabilities............................        (672)       (935)        408         280         (563)
                                                    ----------  ----------  ----------  ----------  -----------
        Net cash provided by (used in)
         operating activities.....................       4,525        (441)      4,513      19,066        4,018

Cash flows from investment activities:
  Investment securities available-for-sale:
    Proceeds from maturities and call of
     securities...................................      20,099      14,378      13,646       2,044      --
    Proceeds from sales of securities.............      19,305       1,444      15,394      32,900      --
    Purchases of securities.......................     (70,836)     (3,030)    (20,206)    (50,826)     --
  Investment securities held-to-maturity:
    Proceeds from maturities and calls of
     securities...................................         890       2,792      11,059      10,783       40,784
    Proceeds from sales of investment
     securities...................................      --          --          --          --           61,559
    Purchases of securities.......................      (2,710)     (1,926)     (5,582)     (9,152)    (102,332)
  Net increase in loans...........................     (13,379)    (20,879)    (17,975)    (36,617)     (15,192)
  Purchases of premises and equipment.............      (2,110)       (379)       (936)       (926)      (1,227)
  Proceeds from sale of other real estate and
   equipment......................................         148         301       1,004         610        2,065
                                                    ----------  ----------  ----------  ----------  -----------
        Net cash used in investment activities....     (48,593)     (7,299)     (3,596)    (51,184)     (14,343)

                 BEVERLY BANCORPORATION, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
            SIX MONTHS ENDED JUNE 30, 1996 AND 1995 (UNAUDITED) AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                             (AMOUNTS IN THOUSANDS)


                                                         SIX MONTHS ENDED
                                                             JUNE 30,              YEARS ENDED DECEMBER 31,
                                                      ----------------------  ----------------------------------
                                                         1996        1995        1995        1994        1993
                                                      ----------  ----------  ----------  ----------  ----------
                                                           (UNAUDITED)
Cash flow from financing activities:
  Net increase in deposits..........................  $   26,661  $    3,501  $   22,686  $   45,313  $    4,215
  Net increase (decrease) in securities sold under
   agreements to repurchase, funds purchased and
   treasury tax deposits............................          74      (2,436)     (3,322)        968       5,005
  Proceeds from notes payable.......................      --          --          11,000      --          --
  Principal reductions on notes payable.............      (2,000)     (1,300)     (1,800)     (2,900)     (2,850)
  Capital lease payments............................          (5)     --          --          --          --
  Cash dividends....................................        (403)       (467)       (887)       (870)       (800)
  Proceeds from issuance of common stock............         184         234         472         142         298
  Repurchase of common stock........................      --          --         (11,457)     --          --
  Proceeds from notes receivable -- officer
   stockholders.....................................          30          29          29         240          29
                                                      ----------  ----------  ----------  ----------  ----------
        Net cash provided by financing activities...      24,541        (439)     16,721      42,893       5,897
                                                      ----------  ----------  ----------  ----------  ----------
        (Decrease) increase in cash and cash
         equivalents................................     (19,527)     (8,179)     17,638      10,775      (4,428)

Cash and cash equivalents, beginning of period......      52,710      35,072      35,072      24,297      28,725
                                                      ----------  ----------  ----------  ----------  ----------
Cash and cash equivalents, end of period............  $   33,183  $   26,893  $   52,710  $   35,072  $   24,297
                                                      ----------  ----------  ----------  ----------  ----------
                                                      ----------  ----------  ----------  ----------  ----------
Supplemental disclosures of cash flow information:
  Cash paid during the period for:
    Interest........................................  $    9,483  $    7,960  $   16,641  $   12,811  $   13,002
    Income taxes....................................       1,300       1,400       2,900       2,775       2,000
  Non-cash investing and financing activities:
    Unrealized gain (loss) on available-for-sale
     securities.....................................      (5,125)      6,807       8,775      (7,841)     --
    Transfer of held-to-maturity securities to
     available-for-sale.............................      --          --          49,472      --          --
    Net change in loans transferred to other real
     estate.........................................         278         430         472         110       1,071
    Decrease in recourse obligations................      --          --          --           2,710       1,749
    Common stock issued for notes receivable........      --          --          --           1,221      --
    Common stock dividends..........................       2,223       2,192       2,192       1,464       1,184
    Capital lease obligations.......................         601      --          --          --          --

        The accompanying notes are an integral part of these statements.

                 BEVERLY BANCORPORATION, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    Beverly Bancorporation, Inc. (the "Company"), and its wholly-owned subsidiaries (the "Banks"), Beverly Bank, Beverly Bank Matteson, Beverly Trust Company, Beverly Bank Lockport, and First Wilmington Corporation and its wholly-owned subsidiary, First National Bank of Wilmington, follow generally accepted accounting principles including, where applicable, general practices within the banking industry.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

BASIS OF PRESENTATION

    The consolidated financial statements of the Company include the accounts of its respective subsidiaries. All significant intercompany accounts and transactions have been eliminated. Certain amounts in the 1993 and 1994 financial statements have been reclassified to conform to the 1995 presentation.

INTERIM FINANCIAL INFORMATION (UNAUDITED)

    The unaudited interim financial statements have been prepared in conformity with generally accepted accounting principles and include all adjustments which are, in the opinion of management, normal and recurring in nature and necessary to a fair presentation of the interim periods presented. Results of operations for the six months ended June 30, 1996 are not necessarily indicative of the results to be expected for the full year.

INVESTMENT SECURITIES

    Effective January 1, 1994, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires that all debt and equity securities be classified either as held-to-maturity, available-for-sale or trading. Held-to-maturity securities are classified as such only when the Company determines it has the ability and intent to hold these securities to maturity. Held-to-maturity securities are carried at cost, adjusted for amortization of premiums and accretion of discounts. Available-for-sale securities and trading securities are carried at market value. Net unrealized gains and losses on available-for-sale securities are excluded from earnings and reported as a separate component of stockholders' equity, net of tax. Unrealized gains and losses on trading securities are included in earnings. The Company has not classified any securities as trading. Gains or losses on the sale of investment securities are determined based on the amortized cost of the specific securities sold.

    On adoption of this standard, the Company classified debt securities with a market value of $120,835,000 as available-for-sale and recorded a $947,000 increase in stockholders' equity.

LOANS

    Loans are stated at the principal amount outstanding, net of allowance for loan losses, unearned discount and deferred loan fees. Interest income is accrued daily as earned. Loan origination fees in excess of incremental direct costs are deferred and recognized to approximate a level yield. The accrual of interest income is discontinued when management determines that there is doubt as to future collectibility and the loan is impaired.

                 BEVERLY BANCORPORATION, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures," as of January 1, 1995. SFAS No. 114 requires that certain impaired loans be measured based on the present value of expected future cash flows discounted at the loans' original effective interest rate. As a practical expedient, impairment may be measured based on the loan's observable market price of the fair value of the collateral if the loan is collateral dependent. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance. Payments received on impaired loans are recorded as reductions of principal. As a result of adopting these statements, no specific allowance for possible loan losses was required as of January 1, 1995.


    Loan balances less than $10,000 in each loan category are considered as small balance homogeneous loan pools for purposes of impairment. All other loans are specifically evaluated for impairment. The Company considers a loan impaired when it is probable that all amounts of principal and interest due, according to the contractual terms of the loan agreement, will not be collected, which is also the criteria the Company uses for the transfer of loans to nonaccrual. Therefore, the total of impaired loans generally equal nonaccrual loans. For collateralized impaired loans, loan balances in excess of net realizable value, are deemed impaired. In the determination of the valuation, the major risk classifications such as historical net charge-offs over the last three calendar years for each category of loans, local economic trends, the source of loans and concentrations of credit in specific industries, if any, are considered.


ALLOWANCE FOR LOAN LOSSES

    The allowance for loan losses is maintained at a level considered adequate to provide for potential loan losses. The allowance is increased by provisions charged to operations and by recoveries, and decreased by charge-offs. The provision for loan losses is based on past loan loss experience and management's evaluation of the loan portfolio under current economic conditions. Loans are charged to the allowance for loan losses when, and to the extent, they are deemed by management to be uncollectible. The allowance for loan loss is composed of specific reserves for impaired loans and general reserves for all other loans.

OTHER REAL ESTATE

    Other real estate represents properties acquired through foreclosure or other proceedings and is recorded at the lower of the amount of the loan satisfied or the net realizable value of the property acquired. Any write-down at the time of foreclosure is charged to the allowance for loan losses.

MORTGAGE SERVICING RIGHTS

    Effective January 1, 1996, the Company adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights," for all residential mortgage loans originated for sale to permanent investors, but with the servicing rights retained.

    The Company allocates the total cost of the mortgage loans to the mortgage servicing rights and the loans based on their relative fair values at the date of origination. The allocation is based on the assumption that a normal servicing fee will be received and that the rights to remaining cash flows from the underlying mortgages will be sold. The Company only originates loans for resale within permanent investor guidelines, with commitments from these permanent investors to purchase the mortgage loans.

    For the purpose of evaluating and measuring impairment of capitalized mortgage servicing rights, the Company stratifies those rights based on the predominant risk characteristics of the underlying loans, including the loan type, size, interest rate, date of origination and term.

                 BEVERLY BANCORPORATION, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Impairment is recognized through a valuation allowance for each individual stratum. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value. The fair value of mortgage servicing rights, if any, that have not been capitalized are not used in the evaluation of impairment. Subsequent to the initial measurement of impairment, the Company periodically adjusts the valuation allowance to reflect changes in the measurement of impairment. However, fair value in excess of the amount capitalized as mortgage servicing rights, net of amortization, is not recognized.

PREMISES AND EQUIPMENT

    Premises, equipment and leasehold improvements are carried at cost, less accumulated depreciation and amortization. Depreciation is charged to expense on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the lease terms.

TRUST ASSETS

    Assets held in fiduciary or agency capacities are not included in the consolidated balance sheet, since such items are not assets of the Company.

INTANGIBLE ASSETS

    The excess of cost over fair value of net assets acquired, resulting from the acquisitions of Beverly Bank Matteson and First Wilmington Corporation, is being amortized on a straight-line basis over periods of 10 and 15 years, respectively.

INCOME TAXES


    The Company and its subsidiaries file consolidated Federal and state income tax returns. The Banks determine their income taxes on the separate return method. Under this method, the Banks pay to or receive from the parent the amount of income taxes which would have been calculated had each of the Banks filed a separate return.


    Amounts provided for income tax expense are based on income reported for financial statement purposes, rather than amounts currently payable under tax laws. Deferred taxes, which arise from temporary differences between the period in which certain income and expenses are recognized for financial accounting purposes and the period in which they affect taxable income, are included in the amounts provided for income tax.

CASH FLOWS

    For the purposes of the consolidated statement of cash flows, the Company considers amounts due from banks and Federal funds sold to be cash equivalents.

PER SHARE COMPUTATIONS


    Net income per share is based upon the weighted average number of common shares and common share equivalents outstanding during each year. All per share financial information has been adjusted to reflect the 5% stock dividends paid to stockholders and the merger and conversion of shares (Note 18). The calculation of net income per share reflects shares issuable upon exercise of stock options under the treasury stock method for the years ended December 31, 1995, 1994 and 1993 and periods ended June 30, 1996 and 1995.


NEW ACCOUNTING PRONOUNCEMENTS

    In March, 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which is effective for financial statements issued for fiscal years beginning after December 15, 1995.

                 BEVERLY BANCORPORATION, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
SFAS No. 121 requires that long-lived assets and certain identifiable intangibles that are used in operations be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets might not be recoverable. On January 1, 1996, the Company adopted this standard. There was no material effect on the Company's consolidated financial condition or consolidated results of operations as a result of this adoption nor is any anticipated in fiscal 1996.

    The FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights." The Company adopted this statement as of January 1, 1996. As a result of applying the new rules, the value of retained servicing of loans sold subsequent to January 1, 1996, will be capitalized and amortized over the expected life of the loans. On January 1, 1996, the Company adopted this standard. There was no material effect on the Company's consolidated financial condition or consolidated results of operations as a result of this adoption nor is any anticipated in fiscal 1996. Through June 30, 1996, the Company recorded mortgage servicing rights under this new standard of $209,000, and mortgage servicing income for the six months ended June 30, 1996 of $66,000 was recorded. The balance of loans added to the serviced portfolio since January 1, 1996 was $21,366,000, and the total balance of the servicing portfolio as of June 30, 1996 was $99,112,000.

    The FASB issued SFAS No. 123, "Accounting for Stock Based Compensation." The statement requires entities to disclose the fair value of their employee stock options, but permits entities to continue to account for employee stock options under APB 25, "Accounting for Stock Issued to Employees." The Company has determined that it will continue to use the method prescribed by APB 25, which recognizes compensation to the extent of the difference between the estimated market value and the exercise price at the grant date. The only effect of the Company's adoption of SFAS No. 123 on January 1, 1996 will be the new disclosure requirements.

                 BEVERLY BANCORPORATION, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2 -- INVESTMENT SECURITIES AVAILABLE-FOR-SALE
    A comparison of the amortized cost, fair value and unrealized gains and losses of the investment securities available-for-sale is as follows (in thousands):

                                                                                              GROSS        GROSS
                                                                  AMORTIZED      FAIR      UNREALIZED   UNREALIZED
DECEMBER 31, 1995                                                   COST         VALUE        GAIN         LOSS
                                                                 -----------  -----------  -----------  -----------
U.S. Treasury..................................................  $    69,576  $    69,825   $     411    $     162
U.S. Treasury strips...........................................        1,661        1,679          18       --
U.S. government agencies.......................................       49,452       49,759         513          206
U.S. government agency strips..................................       12,719       12,687      --               32
Obligations of state and political subdivisions................       15,692       15,974         325           43
Corporate debt securities......................................       17,556       17,539         281          298
Adjustable rate mortgage pools.................................        7,266        7,393         127       --
Federal Reserve stock and other securities.....................          107          107      --           --
                                                                 -----------  -----------  -----------  -----------
  Total........................................................  $   174,029  $   174,963   $   1,675    $     741
                                                                 -----------  -----------  -----------  -----------
                                                                 -----------  -----------  -----------  -----------
DECEMBER 31, 1994
U.S. Treasury..................................................  $    76,772  $    73,192   $      18    $   3,598
U.S. government agencies and corporations......................       39,707       38,337           4        1,374
Corporate debt securities......................................       17,653       14,762      --            2,891
Federal Reserve stock..........................................          102          102      --           --
                                                                 -----------  -----------  -----------  -----------
  Total........................................................  $   134,234  $   126,393   $      22    $   7,863
                                                                 -----------  -----------  -----------  -----------
                                                                 -----------  -----------  -----------  -----------

    The amortized cost and fair value of debt securities available-for-sale at December 31, 1995, by contractual maturity are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                           AMORTIZED      FAIR
                                                                                             COST         VALUE
                                                                                          -----------  -----------
Due in one year or less.................................................................  $    40,922  $    40,977
Due in one year through five years......................................................       92,802       93,478
Due in five years through ten years.....................................................       14,689       14,790
Due after ten years.....................................................................       18,248       18,223
Federal Reserve stock...................................................................          102          102
Adjustable rate mortgage pools..........................................................        7,266        7,393
                                                                                          -----------  -----------
  Total.................................................................................  $   174,029  $   174,963
                                                                                          -----------  -----------
                                                                                          -----------  -----------

    At December 31, 1995, investment securities with a carrying value of approximately $54,296,000 were pledged as collateral for public funds deposits and other purposes.

    For the year ended December 31, 1995, net realized gains on securities sales were $37,000 comprised of gross realized gains of $73,000 and gross realized losses of $36,000. Proceeds from sales of securities totaled $15,394,000 in 1995.

    For the year ended December 31, 1994, net realized gains on securities sales were $207,000 comprised of gross realized gains of $277,000 and gross realized losses of $70,000. Proceeds from sales of securities totaled $32,900,000 in 1994.

    Adjustable rate mortgage pools and collateralized mortgage obligations are mortgage backed obligations of Fannie Mae and FHLMC. These obligations have contractual maturities ranging from four years to 25 years and have an anticipated average life to maturity ranging from less than one year

                 BEVERLY BANCORPORATION, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2 -- INVESTMENT SECURITIES AVAILABLE-FOR-SALE (CONTINUED) to 5.1 years. All adjustable rate mortgage pools and collateralized mortgage obligations contain a certain amount of risk related to the uncertainty of prepayments of the underlying mortgages. Interest rate changes have a direct impact upon prepayment rates. The Company uses computer simulation models to test the average life and yield volatility of adjustable rate mortgage pools and collateralized mortgage obligations under various interest rate assumptions to monitor volatility. At December 31, 1995 and 1994, the Company owned no high risk collateralized mortgage obligations as defined by the Federal Financial Institutions Examination Council's Supervisory Policy Statement on Securities Activities.

    The Company did not hold any off-balance sheet derivative financial instruments such as futures, forwards, swaps or option contracts during 1995 or 1994. In accordance with the Company's investment policy, derivative securities and derivative financial instruments, other than mortgage backed obligations, may not be purchased without the prior approval of the Board of Directors.


    Included in the investment portfolio are certain securities classified as U.S. Treasury and U.S. government agency strips and structured notes. The U.S. Treasury strips are direct obligations of the United States government which have had the coupons removed. These securities are sold at a discount to par similar to U.S. Treasury bills and pay no interest until maturity. The market value fluctuation of these securities is greater than the fluctuation on similar maturity full coupon U.S. Treasury securities because these types of securities are more sensitive to changes in interest rates. U.S. government agency strips held by the Company pay no interest until late 1996, are callable at par beginning in late 1996 and, if not called, begin making coupon interest payments thereafter until maturity. The market value fluctuation of these securities is greater than the fluctuation on similar maturity full coupon U.S. government agency securities due to the uncertainty of the redemption date. The interest rates on the structured notes reprice based on formulas applied to various indexes. The maturities on these securities range from one to four years.


    The market values and amortized costs of the structured notes in the available-for-sale portfolio are shown below (in thousands):

                                                                                      DECEMBER 31,
                                                                                  --------------------
                                                                                    1995       1994
                                                                                  ---------  ---------
Market value....................................................................  $   5,377  $   5,100
Amortized cost..................................................................      5,503      5,504

    The market values and amortized costs of the U.S. Treasury and U.S. government agency strips in both the available-for-sale and held-to-maturity portfolio are shown below (in thousands):

                                                                                    DECEMBER 31,
                                                                                --------------------
                                                                                  1995       1994
                                                                                ---------  ---------
Market value..................................................................  $  14,366  $  12,882
Amortized cost................................................................     14,380     13,356

                 BEVERLY BANCORPORATION, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 3 -- INVESTMENT SECURITIES HELD-TO-MATURITY
    A comparison of the amortized cost, fair value and unrealized gains and losses of the investment securities held-to-maturity is as follows (in thousands):

                                                                                               GROSS        GROSS
                                                                     AMORTIZED     FAIR     UNREALIZED   UNREALIZED
DECEMBER 31, 1995                                                      COST        VALUE       GAIN         LOSS
                                                                    -----------  ---------  -----------  -----------
U.S. Treasury.....................................................   $   2,196   $   2,173   $  --        $      23
Obligations of state and political subdivisions...................      14,984      15,130         180           34
Adjustable rate mortgage pools....................................      --              20          20       --
Collateralized mortgage obligations...............................      15,449      15,301      --              148
Other securities..................................................          15          15      --           --
                                                                    -----------  ---------       -----   -----------
  Total...........................................................   $  32,644   $  32,639   $     200    $     205
                                                                    -----------  ---------       -----   -----------
                                                                    -----------  ---------       -----   -----------


DECEMBER 31, 1994
U.S. Treasury.....................................................   $   6,991   $   6,417   $  --        $     574
U.S. Treasury strips..............................................       1,557       1,499      --               58
U.S. government agency strips.....................................       9,523       8,718          30          835
U.S. government corporations......................................      11,979      11,383      --              596
Obligations of state and political subdivisions...................      30,537      29,507         219        1,249
Adjustable rate mortgage pools....................................      10,045       9,884      --              161
Collateralized mortgage obligations...............................      16,715      15,675      --            1,040
Other securities..................................................          25          25      --           --
                                                                    -----------  ---------       -----   -----------
  Total...........................................................   $  87,372   $  83,108   $     249    $   4,513
                                                                    -----------  ---------       -----   -----------
                                                                    -----------  ---------       -----   -----------

    The amortized cost and fair value of debt securities held-to-maturity at December 31, 1995, by contractual maturity are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                              AMORTIZED     FAIR
                                                                                                COST        VALUE
                                                                                             -----------  ---------
Due in one year or less....................................................................   $   3,688   $   3,694
Due in one year through five years.........................................................      10,145      10,282
Due in five years through ten years........................................................       2,863       2,844
Due after ten years........................................................................         499         498
Mortgage backed securities.................................................................      15,449      15,321
                                                                                             -----------  ---------
  Total....................................................................................   $  32,644   $  32,639
                                                                                             -----------  ---------
                                                                                             -----------  ---------

    At December 31, 1995, investment securities with an adjusted cost of approximately $8,302,000 were pledged as collateral for public funds deposits and other purposes.

    For the year ended December 31, 1995, a security was called. Gross realized gain was $12,000 and proceeds from this security were $1,000,000. No held-to-maturity securities were sold during 1994. For the year ended December 31, 1993, prior to the adoption of SFAS No. 115, net realized gains on securities sales were $1,421,000. There were no realized losses in 1993. Proceeds from sales of securities totaled $61,559,000 in 1993.

                 BEVERLY BANCORPORATION, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 3 -- INVESTMENT SECURITIES HELD-TO-MATURITY (CONTINUED)
    On November 30, 1995, the Company transferred certain investment securities from held-to-maturity to available-for-sale in accordance with the guidance issued in the SPECIAL REPORT ON STATEMENT NO. 115. At the date of transfer, the amortized cost and unrealized gains on these securities were $49,472,000 and $313,000, respectively.

NOTE 4 -- LOANS
    The components of the loan portfolio are summarized as follows (in thousands):

                                                   DECEMBER 31,
                                                ------------------
                                JUNE 30, 1996     1995      1994
                                -------------   --------  --------
                                 (UNAUDITED)
Commercial and industrial.....    $ 54,414      $ 50,258  $ 50,339
Commercial real estate........      73,630        74,199    64,789
Residential real estate.......     128,755       119,153   110,045
Home equity lines of credit...      29,053        31,152    32,256
Other consumer................      38,721        37,398    33,613
                                -------------   --------  --------
  Total loans.................     324,573       312,160   291,042
Less allowance for loan
 losses.......................       3,943         3,524     3,995
                                -------------   --------  --------
  Loans, net..................    $320,630      $308,636  $287,047
                                -------------   --------  --------
                                -------------   --------  --------

    The Company extends credit to businesses in the Chicago metropolitan area, with minimal exposure in other geographic areas. The Company is primarily a secured lender, with the security depending on the loan type. The Company's opinion as to the ultimate collectibility of its loan portfolio is subject to estimates regarding the future cash flows of its customers' operations, and the value of customers' collateral utilized as security. These estimates are affected by changing economic conditions and the economic prospect of the customers.

    Loans with three or more installment payments past due, and loans past due 90 days or more which are still accruing interest, amounted to $177,000 and $167,000 at December 31, 1995 and 1994, respectively.


    The Company has extended loans to directors and officers of the Company and the Banks and their related interests. The aggregate loans outstanding as reported by the directors and officers of the Company and the Banks and their related interests, which exceeded $60,000, totaled $6,044,000 and $8,526,000 at December 31, 1995 and 1994, respectively. During 1995, new loans totaled $4,166,000 and repayments totaled $6,648,000. In the opinion of management, these loans were made in the normal course of business and on substantially the same terms for comparable transactions with other borrowers and do not involve more than a normal risk of collectibility. The Company relies on its directors and officers for identification of loans to their related interests.

                 BEVERLY BANCORPORATION, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 5 -- ALLOWANCE FOR LOAN LOSSES
    The following summarizes the changes in the allowance for loan losses (in thousands):

                                                               PERIOD ENDED JUNE
                                                                      30,               YEAR ENDED DECEMBER 31,
                                                              --------------------  -------------------------------
                                                                1996       1995       1995       1994       1993
                                                              ---------  ---------  ---------  ---------  ---------
                                                                  (UNAUDITED)
Balance, beginning of period................................  $   3,524  $   3,995  $   3,995  $   4,026  $   4,484
Recoveries..................................................        605        251        471        626        346
Charge-Offs.................................................       (261)      (445)    (1,101)      (968)    (2,103)
Provision for loan losses...................................         75        103        159        311      1,299
                                                              ---------  ---------  ---------  ---------  ---------
  Balance, end of period....................................  $   3,943  $   3,904  $   3,524  $   3,995  $   4,026
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------

    As of December 31, 1995, the Company's recorded investment in impaired loans was $1,606,000. No specific valuation allowance was required for these loans as of December 31, 1995. The average recorded investment in impaired loans for the year ended December 31, 1995 was $1,824,000. The Company recognized $110,000 of interest on impaired loans for the year ended December 31, 1995. There was no significant change in impaired loans as of June 30, 1996 or during the period then ended.

NOTE 6 -- PREMISES AND EQUIPMENT
    Premises and equipment are summarized as follows (in thousands):


                                                                                                 DECEMBER 31,
                                                                                             --------------------
                                                                                               1995       1994
                                                                                             ---------  ---------
Land.......................................................................................  $   2,482  $   2,482
Buildings and improvements (Note 13).......................................................     11,413     10,864
Furniture, equipment and leasehold improvements............................................     12,563     14,312
                                                                                             ---------  ---------
Total cost.................................................................................     26,458     27,658
Less allowance for depreciation and amortization...........................................     13,254     13,714
                                                                                             ---------  ---------
  Premises and equipment, net..............................................................  $  13,204  $  13,944
                                                                                             ---------  ---------
                                                                                             ---------  ---------


    Depreciation and amortization amounted to $1,560,000, $1,813,000 and $1,823,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

NOTE 7 -- DEPOSITS
    Certificates of deposit, including public funds, greater than $100,000 totaled $50,635,000 and $41,315,000, at December 31, 1995 and 1994,
respectively.

NOTE 8 -- NOTES PAYABLE
    At December 31, 1995, the $11,000,000 note payable bears interest at 30 basis points less than the prime rate of the lending bank (8.5% at December 31, 1995), is due on demand, requires quarterly interest payments and is collateralized by shares of common stock of the Company's banking subsidiaries, having book values of approximately $46,375,000 at December 31, 1995. In January, 1996, the Company exercised its option under the note agreement to split the note into two separate components: $7,000,000 bearing interest at 6-month LIBOR plus 200 basis points and $4,000,000 bearing interest at 30-day LIBOR plus 200 basis points. The Company may repay principal for each component on the interest repricing date. At June 30, 1996, the principal balance of the 30-day LIBOR component had been reduced to $2,000,000 resulting in a total note payable balance at June 30, 1996 of $9,000,000.

                 BEVERLY BANCORPORATION, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8 -- NOTES PAYABLE (CONTINUED)
    The note payable at December 31, 1994 was a demand note, bearing interest at the lending bank's prime rate, and was collateralized by the shares of common stock of the Company's banking subsidiaries. This loan was repaid in 1995.

    The Company has a $500,000 demand line of credit, bearing interest on advances at the lending bank's prime rate plus 30 basis points. At June 30, 1996, the Company had no borrowings outstanding under this line.

NOTE 9 -- EMPLOYEE BENEFIT PLANS

    The Company's 401(k) plan covers all full-time and certain part-time employees after completion of one year of service as defined. Contributions from participants are voluntary and are limited to the Internal Revenue Code maximum contribution.



    The plan requires the Company to match 50% of the first 4% of a participant's contributions. In addition, the Company contributes another 2% of gross salaries of all participants. Total contributions to the plan for 1995, 1994 and 1993 were $290,000, $272,000 and $383,000, respectively.


NOTE 10 -- STOCK OPTIONS
    The stockholders approved the adoption of an Incentive Stock Option Plan in 1994. The plan is administered by the Stock Option Plan Committee of the Board of Directors. Directors and key officers of the Company are eligible to participate in the plan. Under the plan, 532,945 shares of common stock are available for distribution. The options allow for the purchase of common stock at a price not less than fair market value on the date the option is granted. The options vest ratably over a five year period and are exercisable no later than ten years after the date of grant. In addition, the plan provides that all options become fully vested upon a change of control of the Company as defined in the plan. As of December 31, 1995 and June 30, 1996, 146,610 of the issued options are vested and exercisable.

    The following table summarizes the changes in the number of common shares granted under the stock option plan:

                                                                                        PRICE RANGE OF
                                                                              SHARES        OPTIONS
                                                                            ----------  ---------------
Options outstanding at January 1, 1993....................................      42,500  $          9.49
  Granted.................................................................      62,500             9.49
                                                                            ----------
Options outstanding at December 31, 1993..................................     105,000             9.49
  Granted.................................................................     416,195             8.16
  Exercised...............................................................    (105,000)            9.49
                                                                            ----------
Options outstanding at December 31, 1994..................................     416,195             8.16
  Granted.................................................................      36,750     9.90 - 10.00
  Exercised...............................................................      (5,855)            8.16
  Canceled or terminated..................................................     (24,465)            8.16
                                                                            ----------
Options outstanding at December 31, 1995..................................     422,625     8.16 - 10.00
  Granted (unaudited).....................................................      13,125            11.43
  Exercised (unaudited)...................................................      (2,205)            8.16
  Canceled or terminated (unaudited)......................................     (15,505)            8.16
                                                                            ----------
Options outstanding at June 30, 1996 (unaudited)..........................     418,040     8.16 - 11.43
                                                                            ----------
                                                                            ----------

                 BEVERLY BANCORPORATION, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 11 -- INCOME TAXES
    The components of income tax expense for the periods indicated were as follows (in thousands):

                                                                              YEARS ENDED DECEMBER 31,
                                                                           -------------------------------
                                                                             1995       1994       1993
                                                                           ---------  ---------  ---------
Currently payable
  Federal................................................................  $   2,475  $   2,827  $   1,508
  State..................................................................        213     --         --
                                                                           ---------  ---------  ---------
                                                                               2,688      2,827      1,508
Deferred expense (benefit)
  Federal................................................................        153       (155)       635
  State..................................................................         36     --         --
                                                                           ---------  ---------  ---------
                                                                                 189       (155)       635
                                                                           ---------  ---------  ---------
  Total..................................................................  $   2,877  $   2,672  $   2,143
                                                                           ---------  ---------  ---------
                                                                           ---------  ---------  ---------

Deferred tax assets (liabilities) consist of the following (in thousands):


                                                                         DECEMBER 31,
                                                                     --------------------
Deferred tax assets                                                    1995       1994
                                                                     ---------  ---------
 Allowance for loan loss...........................................  $     887  $     622
  Deferred loan fees and other.....................................        163        160
  Unrealized loss on available-for-sale securities.................     --          2,666
                                                                     ---------  ---------
  Total deferred tax assets........................................      1,050      3,448
Deferred tax liabilities
  Premises and equipment...........................................       (409)      (453)
  Deferred loan costs and other....................................       (370)      (290)
  Unrealized gain on available-for-sale securities.................       (317)    --
                                                                     ---------  ---------
  Total deferred tax liabilities...................................     (1,096)      (743)
                                                                     ---------  ---------
  Net deferred tax (liability) asset...............................  $     (46) $   2,705
                                                                     ---------  ---------
                                                                     ---------  ---------


    There was no valuation allowance for deferred tax assets as of December 31, 1995 or 1994. Management believes that it is more likely than not that the deferred tax assets will be recoverable from available income tax carrybacks or future taxable income.

    The total income tax expense for the years ended December 31, 1995, 1994 and 1993 reflect effective tax rates of 31.7%, 29.4% and 30.5%, respectively. The differences between the U.S. Federal income tax rate of 34% and the effective rates derive from the following (in thousands):

                                                                               YEAR ENDED DECEMBER 31,
                                                                           -------------------------------
                                                                             1995       1994       1993
                                                                           ---------  ---------  ---------
Provision computed at statutory rate.....................................  $   3,088  $   3,090  $   2,385
Tax-exempt interest, net of cost to carry................................       (498)      (470)      (407)
State income taxes, net of Federal tax benefit...........................        164     --         --
Non-deductible amortization of intangible assets.........................        109        158        159
Other....................................................................         14       (106)         6
                                                                           ---------  ---------  ---------
    Total................................................................  $   2,877  $   2,672  $   2,143
                                                                           ---------  ---------  ---------
                                                                           ---------  ---------  ---------

                 BEVERLY BANCORPORATION, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 12 -- FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
    During the normal course of meeting the needs of its customers, the Company is a party to financial instruments with off-balance sheet risk. These financial instruments include commitments to extend credit and letters of credit, and they involve elements of credit risk in excess of the amount recognized in the balance sheet. The contractual amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments. The Company's exposure to credit loss in the event of non-performance by the debtor for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The Company requires collateral or other security to support financial instruments with off-balance sheet credit risk. The approximate amount of such commitments and conditional obligations is as follows:

                                                                                  DECEMBER 31,
                                                                         ------------------------------
                                                                              1995            1994
                                                                         --------------  --------------
Stand-by letters of credit.............................................  $    2,729,000  $    3,741,000
Unused home equity lines...............................................      18,150,000      19,554,000
Unused credit card lines...............................................       5,523,000       5,047,000
Other unused commitments...............................................      30,607,000      30,718,000

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

    Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Such instruments are generally issued for one year or less. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The majority of the standby letters of credit are collateralized by deposits.

NOTE 13 -- COMMITMENTS AND CONTINGENT LIABILITIES

LEASES

    Rental expense related to facilities and equipment leases was $158,000 in 1995, $153,000 in 1994 and $150,000 in 1993. One of these facilities agreements is with an entity in which a stockholder and director of the Company has an interest. Future minimum rental commitments under these leases at December 31, 1995 are as follows (in thousands):

YEAR ENDING DECEMBER 31,                                                            RELATED PARTY      OTHER
                                                                                   ---------------  -----------
  1996...........................................................................     $      97      $      19
  1997...........................................................................            99             21
  1998...........................................................................           102             11
  1999...........................................................................           104              6
  2000...........................................................................            71              6
                                                                                          -----            ---
  Total Future Minimum Lease Payments............................................     $     473      $      63
                                                                                          -----            ---
                                                                                          -----            ---

    In February, 1996, the Company entered into a 20-year lease agreement for ground and building leases with an entity in which a stockholder and director of the Company has an interest. Currently, the lease provisions are being finalized. The Company will account for the ground lease as an operating lease and the building lease as a capital lease. The Company has the option to purchase the building in years 11, 16, and 20 of the lease for approximately $931,000, $1,112,000, and $1,289,000,

                 BEVERLY BANCORPORATION, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 13 -- COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED) respectively. The Company also has an option to renew the leases for another 10-year term at the expiration of the original 20-year lease term. At June 30, 1996, the Company capitalized building costs (included in premises and equipment) and the obligation under capital lease (included in accrued expenses and other liabilities) in the amount of $596,000. Estimated minimum future lease payments, including interest, are as follows (in thousands):

                                                                                      GROUND    BUILDING
                                                                                       LEASE      LEASE
                                                                                     ---------  ---------
YEAR ENDING DECEMBER 31,
  1996.............................................................................  $      23  $      54
  1997.............................................................................         30         72
  1998.............................................................................         30         72
  1999.............................................................................         31         74
  2000.............................................................................         33         76
  Thereafter.......................................................................        873      1,473
                                                                                     ---------  ---------
                                                                                     $   1,020      1,821
                                                                                     ---------
                                                                                     ---------
Amount representing interest.......................................................                (1,225)
                                                                                                ---------
Obligation under capital lease.....................................................             $     596
                                                                                                ---------
                                                                                                ---------

LEGAL PROCEEDINGS

    The Company and its subsidiaries are from time to time parties to various legal actions arising in the normal course of business. Management believes that there is no proceeding threatened or pending against the Company or any of its subsidiaries which, if determined adversely, would have a material adverse effect on the financial condition or results of operations of the Company.


NOTE 14 -- STOCKHOLDERS' EQUITY AND REGULATORY RESTRICTIONS

    In July 1995, the Company entered into Stock Repurchase Agreements with certain of its shareholders. The agreements grant the Company the option to repurchase common shares held by those shareholders upon the shareholders' deaths. Pursuant to one of the agreements, the Company repurchased 881,340 common shares of stock from the estate of its late chairman in December, 1995. The purchase price of $13.00 per share was based on a valuation by an independent investment banking firm. As of December 31, 1995, agreements cover 772,335 shares of the Company's common stock.


    Cash dividends paid to the parent Company by the Banks amounted to $4,000,000, $3,424,000 and $4,000,000 for the years ended December 31, 1995,
1994 and 1993, respectively. The payment of dividends to the Company by the Banks is subject to various state and Federal regulatory limitations. At December 31, 1995, the total amount of subsidiary-retained earnings available for dividends, while maintaining the subsidiaries in a well-capitalized status, amounted to approximately $16,000,000.



    The Company is required to maintain consolidated minimum levels of "risk-based capital" and "leverage capital" as defined by banking regulations as a "well-capitalized" institution. At December 31, 1995, the minimum Tier 1 and total risk-based capital ratios required to be maintained to be considered "well-capitalized," were 6% and 10%, respectively. Consolidated ratios were approximately 12.25% and 13.34%, respectively. The Company's leverage ratio at December 31, 1995 was 6.94% which is in excess of the minimum requirement of 5% to be considered "well-capitalized." The subsidiary banks maintained capital ratios in excess of the requirements to be considered "well-capitalized."


    The Company has provided financing for certain officers to purchase common stock of the Company. The notes are recourse, demand notes, secured by the common stock, and require annual or

                 BEVERLY BANCORPORATION, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 14 -- STOCKHOLDERS' EQUITY AND REGULATORY RESTRICTIONS (CONTINUED)


quarterly interest payments at either the prime rate (8.5% at December 31, 1995) or the Company's dividend rate with an interest cap of 9.0%. The balance of these notes as of June 30, 1996 was $1,680,000, and is shown as a reduction of stockholders' equity.


    The Banks are required to maintain average reserve balances with the Federal Reserve Bank. The average amount of reserve balances for the years ended December 31, 1995 and 1994 were approximately $6,777,000 and $6,086,000, respectively.

NOTE 15 -- FAIR VALUE OF FINANCIAL INSTRUMENTS
    SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about those financial instruments for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates, using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate, and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The statement excludes certain financial instruments, and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

    The following table provides summary information on the carrying amounts and fair values of the Company's financial instruments at December 31, 1995 and 1994 (in thousands):

                                                                DECEMBER 31, 1995           DECEMBER 31, 1994
                                                            --------------------------  --------------------------
                                                              CARRYING     ESTIMATED      CARRYING     ESTIMATED
                                                               AMOUNT      FAIR VALUE      AMOUNT      FAIR VALUE
                                                             OF ASSETS     OF ASSETS     OF ASSETS     OF ASSETS
                                                            (LIABILITIES) (LIABILITIES) (LIABILITIES) (LIABILITIES)
                                                            ------------  ------------  ------------  ------------
Cash and equivalents......................................  $     52,710  $     52,710  $     35,072  $     35,072
Investment securities.....................................       207,607       207,603       213,765       209,501
Loans and notes receivable................................       310,346       320,917       288,786       285,699
Non-Interest Bearing Demand Deposits......................       (88,111)      (88,111)     (100,674)     (100,674)
Money Market, NOW and Savings Accounts....................      (218,943)     (218,943)     (215,124)     (215,124)
Certificates of Deposit...................................      (220,077)     (221,962)     (188,647)     (188,432)
Short-Term Borrowings.....................................       (17,292)      (17,292)      (11,514)      (11,514)

    The following notes summarize the major methods and assumptions used in estimating the fair values of financial instruments.

CASH AND CASH EQUIVALENTS


    Fair value of cash, cash equivalents and Federal funds sold approximate their carrying amounts. The Company places its cash and funds with various financial institutions and, by policy, limits its credit exposure to only well-capitalized institutions. The Company performs periodic evaluations on the capital adequacy of the financial institutions.


INVESTMENT SECURITIES

    Fair values of investments are based on quoted market prices.

                 BEVERLY BANCORPORATION, INC. AND SUBSIDIARIES

NOTE 15 -- FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

LOANS AND NOTES RECEIVABLE

    For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. The fair values for other loans are estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The fair values do not include any potential value from the bulk sale of loans.

DEPOSITS

    The fair values disclosed for deposits payable on demand, interest and non-interest bearing checking, savings accounts and money market accounts are, by definition, equal to their carrying amounts. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

    The value derived from retaining demand and savings deposits, commonly referred to as core deposit intangibles, is not considered in the above fair value amounts.

SHORT-TERM BORROWINGS

    The carrying amounts of securities sold under repurchase agreements, funds purchased, treasury tax deposits, bank notes payable and other short-term borrowings approximate their fair values.

OFF-BALANCE-SHEET ITEMS

    There is no material difference between the notional amount and the estimated fair value of off-balance-sheet items, primarily comprised of unfunded loan commitments, which are generally priced at the time of funding.

NOTE 16 -- CONDENSED FINANCIAL STATEMENTS -- PARENT COMPANY ONLY
    The following presents the condensed Balance Sheets as of December 31, 1995 and 1994 and June 30, 1996 (unaudited), and Statements of Income and of Cash Flows for each of the three years ended December 31, 1995 and the six months ended June 30, 1996 and 1995 (unaudited), for Beverly Bancorporation, Inc. (in thousands):

                                                                                                 DECEMBER 31,
                                                                                             --------------------
                                                                              JUNE 30, 1996    1995       1994
                                                                              -------------  ---------  ---------
                                                                               (UNAUDITED)
 BALANCE SHEETS
Cash in non-interest-bearing deposits with subsidiaries.....................   $       266   $     734  $     270
Investment in subsidiaries..................................................        45,868      50,856     41,955
Other assets, net...........................................................         3,670       1,030      1,003
                                                                              -------------  ---------  ---------
    Total assets............................................................   $    49,804   $  52,620  $  43,228
                                                                              -------------  ---------  ---------
                                                                              -------------  ---------  ---------
Bank notes payable..........................................................   $     9,000   $  11,000  $   1,800
Accrued interest, taxes and other liabilities...............................           217         659        620
Stockholders' equity........................................................        40,587      40,961     40,808
                                                                              -------------  ---------  ---------
    Total liabilities and stockholders' equity..............................   $    49,804   $  52,620  $  43,228
                                                                              -------------  ---------  ---------
                                                                              -------------  ---------  ---------

                 BEVERLY BANCORPORATION, INC. AND SUBSIDIARIES

NOTE 16 -- CONDENSED FINANCIAL STATEMENTS -- PARENT COMPANY ONLY (CONTINUED)

                                                                  SIX MONTHS ENDED
                                                                      JUNE 30,           YEARS ENDED DECEMBER 31,
                                                                --------------------  -------------------------------
                                                                  1996       1995       1995       1994       1993
                                                                ---------  ---------  ---------  ---------  ---------
                                                                    (UNAUDITED)
STATEMENTS OF INCOME
Income:
  Dividends from subsidiaries.................................  $   3,226  $   2,700  $   4,000  $   3,424  $   4,000
  Interest....................................................         59         65        126         76         41
  Intercompany fees...........................................      2,346      1,962      3,770      3,478      3,063
                                                                ---------  ---------  ---------  ---------  ---------
    Total income..............................................      5,631      4,727      7,896      6,978      7,104
Expenses:
  Interest....................................................        369         51         79        206        377
  Salaries and benefits.......................................      1,912      1,570      3,263      2,810      2,261
  Amortization of intangibles.................................        135        162        320        464        467
  Other.......................................................        811        885      1,607      1,545      1,603
                                                                ---------  ---------  ---------  ---------  ---------
    Total expenses............................................      3,227      2,668      5,269      5,025      4,708
                                                                ---------  ---------  ---------  ---------  ---------
Income before income taxes and equity in undistributed net
 income of subsidiaries.......................................      2,404      2,059      2,627      1,953      2,396
Income tax benefit............................................        220        161        352        400        745
Equity in undistributed net income of subsidiaries............        383        632      3,225      4,063      2,105
                                                                ---------  ---------  ---------  ---------  ---------
    Net income................................................  $   3,007  $   2,852  $   6,204  $   6,416  $   5,246
                                                                ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------


                                                               SIX MONTHS ENDED
                                                                   JUNE 30,           YEARS ENDED DECEMBER 31,
                                                             --------------------  -------------------------------
                                                               1996       1995       1995       1994       1993
                                                             ---------  ---------  ---------  ---------  ---------
                                                                 (UNAUDITED)
STATEMENTS OF CASH FLOWS
Cash flows from operating activities:
  Net income...............................................  $   3,007  $   2,852  $   6,204  $   6,416  $   5,246
  Adjustments to reconcile net income to net cash provided
   by operating activities
    Amortization of intangible assets......................        135        162        320        464        467
    Provision for depreciation.............................         60        186        255        388        407
    Equity in undistributed net income of subsidiaries.....       (383)      (632)    (3,225)    (4,063)    (2,105)
    (Increase) decrease in other assets....................        (49)      (230)      (286)      (268)      (166)
    Increase (decrease) in accrued expense and other
     liabilities...........................................       (442)      (542)        39        (65)      (143)
                                                             ---------  ---------  ---------  ---------  ---------
      Net cash provided by operating activities............      2,328      1,796      3,307      2,872      3,706

                 BEVERLY BANCORPORATION, INC. AND SUBSIDIARIES

NOTE 16 -- CONDENSED FINANCIAL STATEMENTS -- PARENT COMPANY ONLY (CONTINUED)

                                                            SIX MONTHS ENDED
                                                                JUNE 30,            YEARS ENDED DECEMBER 31,
                                                          --------------------  --------------------------------
                                                            1996       1995        1995       1994       1993
                                                          ---------  ---------  ----------  ---------  ---------
                                                              (UNAUDITED)
STATEMENTS OF CASH FLOWS (CONTINUED)
Cash flows from investing activities:
  Investment in subsidiaries............................  $    (607) $  --      $     (200) $  --      $  --
                                                          ---------  ---------  ----------  ---------  ---------
    Net cash used in investment activities..............       (607)    --            (200)    --         --
Cash flows from financing activities:
  Cash dividends........................................       (403)      (467)       (887)      (870)      (800)
  Proceeds from issuance of stock.......................        184        234         472        142        298
  Proceeds from note payable............................     --         --          11,000     --         --
  Repayments of note payable............................     (2,000)    (1,300)     (1,800)    (2,900)    (2,850)
  Repurchase of common stock............................     --         --         (11,457)    --         --
  Proceeds from note receivable -- officer
   stockholders.........................................         30         29          29        240         29
                                                          ---------  ---------  ----------  ---------  ---------
    Net cash used in financing activities...............     (2,189)    (1,504)     (2,643)    (3,388)    (3,323)
                                                          ---------  ---------  ----------  ---------  ---------
    Net (decrease) increase in cash.....................       (468)       292         464       (516)       383
Cash, beginning of period...............................        734        270         270        786        403
                                                          ---------  ---------  ----------  ---------  ---------
Cash, end of period.....................................  $     266  $     562  $      734  $     270  $     786
                                                          ---------  ---------  ----------  ---------  ---------
                                                          ---------  ---------  ----------  ---------  ---------

NOTE 17 -- SUBSEQUENT EVENTS
    On February 27, 1996, the Board of Directors declared a 5% stock dividend on the Company's common stock. The record date for the foregoing stock dividend is April 5, 1996. The 5% stock dividend has been given retroactive effect in the consolidated financial statements and notes thereto.

NOTE 18 -- PROPOSED INITIAL PUBLIC OFFERING, REINCORPORATION AND MERGER

    The Company was incorporated in Delaware on June 13, 1996 as a wholly-owned subsidiary of Beverly Bancorporation, Inc., an Illinois company ("Beverly Illinois"). The Company has authorized 8,000,000 common shares with a par value of $.01 per common share. The Company has filed a Registration Statement on Form S-1 with the Securities and Exchange Commission for an offering of its common stock and intends to sell 1,000,000 common shares with an additional 150,000 shares subject to the Underwriters' over-allotment option.


    The Board of Directors is authorized to issue one or more series of preferred stock. The Board, without stockholder approval, may determine voting, conversion and other rights. Under the certificate of incorporation, the Board of Directors has authorized 1,000,000 shares of preferred stock.


    On August 16, 1996, Beverly Illinois was merged with and into the Company and the Company is the surviving corporation. Each outstanding share of common stock of Beverly Illinois was converted into five shares of common stock of the Company.


    The consolidated financial statements have been restated to reflect the reincorporation and merger.

                      [MAP]

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE AS OF WHICH INFORMATION IS SET FORTH HEREIN. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Prospectus Summary.............................           3
Risk Factors...................................           6
Use of Proceeds................................           8
Market for Common Stock and Dividends..........           9
Capitalization.................................          10
Dilution.......................................          11
Selected Consolidated Financial Data...........          12
Management's Discussion and Analysis of Results
 of Operations and Financial Condition.........          14
Business.......................................          34
Management.....................................          39
Principal Stockholders.........................          43
Supervision and Regulation.....................          44
Description of Capital Stock...................          53
Shares Eligible for Future Sale................          54
Underwriting...................................          56
Legal Matters..................................          57
Experts........................................          57
Available Information..........................          57
Index to Consolidated Financial Statements.....         F-1

                         ------------------------------

    UNTIL           , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                1,000,000 SHARES


                                     [LOGO]

                                  COMMON STOCK


                             ---------------------

                                   PROSPECTUS

                             ---------------------

                         HOWE BARNES INVESTMENTS, INC.

                                AUGUST   , 1996

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

SEC registration fee.....................................................  $   6,345
NASD filing fee..........................................................      2,340
Nasdaq listing fee.......................................................     29,875
Printing and engraving expenses..........................................     55,000
Fees and expenses of counsel.............................................    150,000
Fees and expenses of accountants.........................................    150,000
Transfer agent and registrar fees........................................      5,000
Blue sky fees and expenses...............................................     15,000
Miscellaneous............................................................     36,440
                                                                           ---------
    Total................................................................  $ 450,000
                                                                           ---------
                                                                           ---------

    Except for the SEC registration, NASD filing and Nasdaq listing fees, all of the foregoing expenses have been estimated. All expenses will be paid by the Company.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.


    Pursuant to the Reincorporation, which took place on August 16, 1996, Beverly Illinois was merged with and into the Company and the Company is the surviving corporation. As a result of the Reincorporation, the Company owns all of the outstanding capital stock of the Banks and Beverly Trust. In connection with the Reincorporation, each outstanding share of common stock of Beverly Illinois was converted into five shares of Common Stock of the Company.


    The only other securities sold by the Company within the past three years and not registered under the 1933 Act have been in connection with either the exercise of employee stock options granted to certain key employees of the Company pursuant to the Company's stock option plan; with the purchase of Common Stock through the Company's Dividend Reinvestment Plan; or with the issuance of Common Stock as Director's compensation.

    During fiscal year 1994, four employees of the Company exercised stock options for the purchase of a total of 105,000 shares of Common Stock at an average exercise price of $9.49 per share. During fiscal year 1995, three employees of the Company exercised stock options for the purchase of a total of 5,575 shares of Common Stock at an average exercise price of $8.57 per share. As of July 31, 1996, in fiscal year 1996, one employee of the Company has exercised stock options for the purchase of a total of 2,150 shares of Common Stock at an average exercise price of $8.36 per share.

    During fiscal year 1993, 91 stockholders of the Company acquired a total of 52,780 shares of Common Stock through the Dividend Reinvestment Plan at an average price of $6.23 per share. During fiscal year 1994, 103 stockholders of the Company acquired a total of 44,905 shares of Common Stock through the Dividend Reinvestment Plan at an average price of $8.49 per share. During fiscal year 1995, 114 stockholders of the Company acquired a total of 38,633 shares of Common Stock through the Dividend Reinvestment Plan at an average price of $9.96 per share. As of July 31, 1996, in fiscal year 1996, 114 stockholders of the Company acquired a total of 16,372 shares of Common Stock through the Dividend Reinvestment Plan at an average price of $11.73 per share. Only stockholders who are Illinois residents could participate in the Dividend Reinvestment Plan.

    During fiscal year 1995, four directors of the Company were issued a total of 3,060 shares of Common Stock as compensation for their services at an average price of $9.52 per share. As of July 31, 1996, in fiscal year 1996, four directors of the Company were issued a total of 7,846 shares of Common Stock as compensation for their services at an average price of $11.70 per share.

    Such issuances have not involved an underwriter, and no discount or commission has been paid in connection therewith. Exemption from registration is provided under Rule 145 regarding transactions the sole purpose of which is to change an issuer's domicile solely within the United States, Section 4(2) of the 1933 Act for transactions by an issuer not involving any public offering, and
Section 3(a)(11) of the 1933 Act for securities offered and sold only to persons resident within a single state.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits:


EXHIBIT
NUMBER            DESCRIPTION OF EXHIBIT
- ------ ---------------------------------------------
  1    Form of Underwriting Agreement (filed
        herewith).
  2    Agreement and Plan of Merger between Beverly
        Bancorporation, Inc., an Illinois
        corporation, and Beverly Bancorporation,
        Inc., a Delaware corporation.
  3(a) Certificate of Incorporation of the
        Registrant.
  3(b) By-Laws of the Registrant.
  4(a) Form of Common Stock certificate (filed
        herewith).
  5    Opinion of Lord, Bissell & Brook (filed
        herewith).
 10(a) Promissory Note by Beverly Bancorporation,
        Inc. to Harris Trust & Savings Bank dated
        December 22, 1995 for $11,000,000.
 10(b) Pledge and Security Agreement between Beverly
        Bancorporation, Inc. and Harris Trust &
        Savings Bank dated December 22, 1995.
 10(c) Letter approving $500,000 revolving credit
        facility from Harris Trust & Savings Bank to
        Beverly Bancorporation, Inc. dated January
        31, 1996.
 10(d) Floating Rate Loan -- Procedures letter
        between Beverly Bancorporation and Harris
        Trust & Savings Bank dated January 31, 1996.
 10(e) Beverly Bancorporation, Inc. Stock Option
        Plan.
 10(f) Architecture service proposals from
        Archideas, Inc. to Beverly Bancorporation,
        Inc. and First National Bank of Wilmington
        dated February 5, 1996, February 8, 1996 and
        April 25, 1996.
 10(g) Leases between Halstead Investment Group and
        Matteson-Richton Bank, as amended, relating
        to facility in Homewood, Illinois.
 10(h) Lease between Beverly Bank and LaSalle
        National Trust, as Trustee, relating to a
        facility in Orland Park, Illinois.
 21    Subsidiaries of the Registrant.
 23(a) Consent of Grant Thornton LLP (filed
        herewith).
 23(b) Consent of Lord, Bissell & Brook (included in
        Exhibit 5).
 24    Powers of Attorney.
 27    Financial Data Schedule.


    (b) Financial Statement Schedules:

    All schedules have been omitted either as inapplicable or because the required information is included in the financial statements or notes thereto.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago and State of Illinois on August 20, 1996.


                                          BEVERLY BANCORPORATION, INC.

                                          By:     /s/ ANTHONY R. PASQUINELLI

                                             -----------------------------------
                                                   Anthony R. Pasquinelli
                                                    CHAIRMAN OF THE BOARD


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement has been signed below on August 20, 1996 by the following persons in the capacities indicated.


                         NAME                                                     TITLE
- ------------------------------------------------------  ---------------------------------------------------------

              /s/ ANTHONY R. PASQUINELLI
     -------------------------------------------        Chairman of the Board
                Anthony R. Pasquinelli

                /s/ JOHN D. VAN WINKLE
     -------------------------------------------        President, Chief Executive Officer and Director
                  John D. Van Winkle

                 /s/ JOHN T. O'NEILL
     -------------------------------------------        Executive Vice President, Chief Financial Officer and
                   John T. O'Neill                       Principal Accounting Officer

              /s/ CHRISTOPHER M. CRONIN*
     -------------------------------------------        Director
                Christopher M. Cronin

               /s/ RICHARD I. POLANEK*
     -------------------------------------------        Director
                  Richard I. Polanek

               /s/ WILLIAM C. WADDELL*
     -------------------------------------------        Director
                  William C. Waddell

* By /s/ JOHN D. VAN WINKLE
- ----------------------------------------
     John D. Van Winkle, Attorney-in-fact
     Pursuant to a power of attorney

                                 EXHIBIT INDEX


EXHIBIT
NUMBER            DESCRIPTION OF EXHIBIT              PAGE
- ------ ---------------------------------------------  ----
  1    Form of Underwriting Agreement (filed
        herewith)...................................
  2    Agreement and Plan of Merger between Beverly
        Bancorporation, Inc., an Illinois
        corporation, and Beverly Bancorporation,
        Inc., a Delaware corporation................
  3(a) Certificate of Incorporation of the
        Registrant..................................
  3(b) By-Laws of the Registrant....................
  4(a) Form of Common Stock certificate (filed
        herewith)...................................
  5    Opinion of Lord, Bissell & Brook (filed
        herewith)...................................
 10(a) Promissory Note by Beverly Bancorporation,
        Inc. to Harris Trust & Savings Bank dated
        December 22, 1995 for $11,000,000...........
 10(b) Pledge and Security Agreement between Beverly
        Bancorporation, Inc. and Harris Trust &
        Savings Bank dated December 22, 1995........
 10(c) Letter approving $500,000 revolving credit
        facility from Harris Trust & Savings Bank to
        Beverly Bancorporation, Inc. dated January
        31, 1996....................................
 10(d) Floating Rate Loan -- Procedures letter
        between Beverly Bancorporation and Harris
        Trust & Savings Bank dated January 31,
        1996........................................
 10(e) Beverly Bancorporation, Inc. Stock Option
        Plan........................................
 10(f) Architecture service proposals from
        Archideas, Inc. to Beverly Bancorporation,
        Inc. and First National Bank of Wilmington
        dated February 5, 1996, February 8, 1996 and
        April 25, 1996..............................
 10(g) Leases between Halstead Investment Group and
        Matteson-Richton Bank, as amended, relating
        to facility in Homewood, Illinois...........
 10(h) Lease between Beverly Bank and LaSalle
        National Trust, as Trustee, relating to a
        facility in Orland Park, Illinois...........
 21    Subsidiaries of the Registrant...............
 23(a) Consent of Grant Thornton LLP (filed
        herewith)...................................
 23(b) Consent of Lord, Bissell & Brook (included in
        Exhibit 5)..................................
 24    Powers of Attorney
 27    Financial Data Schedule......................